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Exhibit 1.1

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, stockbroker, trust company, manager, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are the subject of this offer and it is an offence to claim otherwise. This offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

December 15, 2008

OFFER TO PURCHASE

all of the outstanding Gold Reserve Equity of

GOLD RESERVE INC.

on the basis of three Rusoro Shares
for each Class A common share or equity unit of Gold Reserve Inc.

Rusoro Mining Ltd. ("Rusoro" or the "Offeror") hereby offers (the "Offer") to purchase, upon the terms and subject to the conditions described herein, all of the issued and outstanding Class A common shares (the "Gold Reserve Shares") of Gold Reserve Inc. ("Gold Reserve") and all of the issued and outstanding equity units (the "Gold Reserve Equity Units" and together with the Gold Reserve Shares, the "Gold Reserve Equity") of Gold Reserve, and including any Gold Reserve Equity that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Gold Reserve (other than SRP Rights, as hereinafter defined) that are convertible into or exchangeable or exercisable for Gold Reserve Equity, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Gold Reserve described under "Shareholder Rights Plan" in the accompanying Circular.

Each holder of Gold Reserve Equity will receive three Rusoro Shares for each Gold Reserve Share or Gold Reserve Equity Unit tendered under the Offer (the "Offered Consideration") in respect of all of the holder's Gold Reserve Equity properly deposited under the Offer, subject to adjustments for fractional shares. See Section 1 of the Offer, "The Offer".

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 12:00 MIDNIGHT EASTERN TIME, AT THE END OF JANUARY 21, 2009, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN BY RUSORO (THE "EXPIRY TIME").

The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time, such number of Gold Reserve Shares as constitutes at least 66 2/3% of the issued and outstanding Gold Reserve Shares and such number of Gold Reserve Equity Units as constitutes at least 66 2/3% of the issued and outstanding Gold Reserve Equity Units at the Expiry Time (in each case calculated on a fully-diluted basis including any Gold Reserve Shares that are issuable upon exercise of Gold Reserve Options and upon conversion of the Gold Reserve Notes). Each of the conditions of the Offer is set forth in Section 2 of the Offer, "Conditions of the Offer".

As of the date hereof, neither Rusoro nor any of its affiliates beneficially owns, directly or indirectly, any Gold Reserve Equity. The common shares of Rusoro (the "Rusoro Shares") are listed on the TSX Venture Exchange ("TSXV") under the symbol "RML". The Gold Reserve Shares are listed on the Toronto Stock Exchange ("TSX") and the New York Stock Exchange Alternext US LLC ("NYSE Alternext") under the symbol "GRZ". On December 12, 2008, the last trading day prior to the Offeror's announcement of the Offer, the closing price on the TSXV of the Rusoro Shares was Cdn.$0.36 and the closing prices of the Gold Reserve Shares were Cdn.$0.45 on the TSX and $0.39 on the NYSE Alternext. Based on the closing price of the Rusoro Shares on the TSXV on December 12, 2008, the Offer represents a premium of approximately 140% over the closing price of the Gold Reserve Shares on the TSX for the same date. Based on the volume-weighted average price of the Rusoro Shares on the TSXV for the 30 trading days ended December 12, 2008, the Offer represents a premium of approximately 209% over the volume-weighted average price of the Gold Reserve Shares on the TSX for the same period.

For a discussion of risks and uncertainties you should consider in evaluating the Offer and ownership of Rusoro Shares, see Section 6 of the Circular, "Risk Factors Related to the Offer", as well as the section entitled "Risk Factors" on pages 13 through 23 of Rusoro's Annual Information Form for the year ended December 31, 2007 dated December 12, 2008, incorporated by reference into the Offer and Circular. Rusoro has applied to the TSXV to list the Rusoro Shares to be issued to Gold Reserve Equityholders in connection with the Offer.

 NOTICE TO GOLD RESERVE EQUITYHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Gold Reserve Equityholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Gold Reserve Equityholders in the United States should be aware that the disposition of their Gold Reserve Equity and the acquisition of Rusoro Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Gold Reserve Equityholders are encouraged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 19 of the Circular and "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

The enforcement by Gold Reserve Equityholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

Rusoro has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement on Form F-10, a Tender Offer Statement on Schedule TO and other documents and information, and expects to mail this Offer and Circular to Gold Reserve Equityholders concerning the Offer and the proposed combination of Rusoro and Gold Reserve. GOLD RESERVE EQUITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Gold Reserve Equityholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Rusoro will be available free of charge from Rusoro. You should direct requests for documents to the Corporate Secretary, Rusoro Mining Ltd., Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1, telephone (604) 632-4044. To obtain timely delivery, such documents should be requested not later than January 14, 2009, five business days before the Expiry Date.

THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Gold Reserve Equityholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Rusoro Shares or Gold Reserve Equity, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

 NOTICE TO ALL GOLD RESERVE EQUITYHOLDERS

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Gold Reserve Equityholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Rusoro may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Gold Reserve Equityholders in any such jurisdiction.

Gold Reserve Equityholders who wish to accept the Offer and deposit their Gold Reserve Equity must properly complete and execute the accompanying Letter of Transmittal (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Gold Reserve Equity and all other required documents, at one of the offices of the Depositary in accordance with the instructions in the Letter of Transmittal or request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Alternatively, Gold Reserve Equityholders may (1) accept the Offer by following the procedures for book-entry transfer of Gold Reserve Equity described in Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer"; or (2) accept the Offer where the certificates representing the Gold Reserve Equity are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery", using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a manually signed facsimile thereof. Gold Reserve Equityholders whose Gold Reserve Equity is registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Gold Reserve Equity. Gold Reserve Equityholders will not be required to pay any fee or commission if they accept the Offer by depositing their Gold Reserve Equity directly with the Depositary.

Rusoro has engaged Computershare Investor Services Inc. to act as the depositary (the "Depositary") under the Offer and Georgeson Shareholder Communications Canada Inc. to act as the information agent (the "Information Agent") to provide a resource for information for Gold Reserve Equityholders. Questions and requests for assistance may be directed to the Depositary or Information Agent for the Offer. Contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or Information Agent at its office specified on the back page of this document. Copies of this document and related materials may also be found at www.sedar.com and www.sec.gov.

NOTICE TO HOLDERS OF GOLD RESERVE OPTIONS AND GOLD RESERVE NOTES

The Offer is made only for Gold Reserve Equity and is not made for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares. Any holder of Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise or convert such Gold Reserve Options, Gold Reserve Notes or other rights in order to obtain certificates representing Gold Reserve Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares will have certificates representing the Gold Reserve Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

The tax consequences to holders of Gold Reserve Options or Gold Reserve Notes of exercising or not exercising their Gold Reserve Options or Gold Reserve Notes are not described in the Circular. Holders of Gold Reserve Options or Gold Reserve Notes should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or convert or not exercise or not convert their Gold Reserve Options and Gold Reserve Notes.

 STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The Offer and Circular, including the schedules attached hereto, the pro forma consolidated financial statements of the Offeror, and some of the material incorporated by reference into the Offer and Circular, contain certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to as "forward-looking statements"). Forward-looking statements include possible events, statements with respect to possible events, the proposed transaction, the business, operations and financial performance and condition each of Rusoro and Gold Reserve and the proposed company created by the combination of Rusoro and Gold Reserve, the future price of gold, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration, development and mining activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, and limitations on insurance coverage. The words "plans," "expects," "is expected," "scheduled," "estimates," "forecasts," "intends," "anticipates," or "believes," or variations of such words and phrases or statements that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur" and similar expressions identify forward looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Rusoro as at the date of such statements, are inherently subject to significant business, economic, social, political and competitive uncertainties and contingencies and other factors that could cause actual results or events to differ materially from those projected in the forward-looking statements. The estimates and assumptions of Rusoro contained or incorporated by reference in the Offer and Circular which may prove to be incorrect, include, but are not limited to, (1) that Rusoro will be successful in acquiring 100% of the outstanding Gold Reserve Equity, (2) that all required third party regulatory and governmental approvals to the Offer will be obtained and all other conditions to completion of the transactions will be satisfied or waived, (3) there being no significant disruptions affecting operations, whether due to labour disruptions, supply disruptions, power disruptions, damage to equipment or otherwise; (4) permitting, development, expansion and power supply proceeding on a basis consistent with our current expectations; (5) permitting and development proceeding on a basis consistent with Rusoro's current expectations; (6) the exchange rate between the Canadian dollar, the Venezuelan Bolivar and the U.S. dollar being approximately consistent with current levels; (7) certain price assumptions for gold; (8) prices for and availability of natural gas, fuel oil, electricity, parts and equipment and other key supplies remaining consistent with current levels; (9) production forecasts meeting expectations; (10) the accuracy of Rusoro's current mineral reserve and mineral resource estimates; and (11) labour and materials costs increasing on a basis consistent with Rusoro's current expectations.

Known and unknown factors could cause actual results or events to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to, fluctuations in the currency markets; fluctuations in the spot and forward price of gold or certain other commodities (such as diesel fuel and electricity); changes in interest rates; disruption to the credit markets and delays in obtaining financing; inflationary pressures; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, Venezuela or other countries in which Rusoro does or may carry on business; business opportunities that may be presented to, or pursued by Rusoro; Rusoro's ability to successfully integrate acquisitions; operating or technical difficulties in connection with mining or development activities; actual results of exploration activities; the possibility of cost overruns or unanticipated expenses; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining and renewing necessary licenses and permits; the impact of Venezuelan law on Rusoro's operations; diminishing quantities or grades of reserves; adverse changes in our credit rating; contests over title to properties, particularly title to undeveloped properties; and the occurrence of natural disasters, hostilities, acts of war or terrorism. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). The following factors, amongst others, related to the business combination of Rusoro and Gold Reserve could cause actual results to differ materially from forward-looking statements, including those contained in Section 4 of the Circular, "Rationale & Benefits of the Offer" and Section 5 of the Circular "Purpose of the Offer and Rusoro's Plans for Gold Reserve": the Rusoro Shares issued in connection with the Offer may have a market value lower than expected; the business of Rusoro and Gold Reserve may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected combination benefits from the combination of Rusoro and Gold Reserve may not be fully realized or not realized within the expected time frame. All of the forward-looking statements made in the Offer and Circular are qualified by these cautionary statements and those made in Section 6 of the Circular, "Risk Factors Related to the Offer". These factors are not intended to represent a complete list of the factors that could affect Rusoro and the combination of Rusoro and Gold Reserve. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference. Although Rusoro has attempted to identify important factors that could cause actual results or events to differ materially from those described in forward-looking statements, there may be other factors that could cause results or events not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on forward-looking statements. Rusoro undertakes no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information or future events or otherwise, except as may be required in connection with a material change in the information disclosed in this Offer and Circular or as otherwise required by law.

INFORMATION CONCERNING GOLD RESERVE

Except as otherwise indicated, the information concerning Gold Reserve contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian and United States securities regulatory authorities and other public sources. Gold Reserve has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Gold Reserve contained herein. Although Rusoro has no knowledge that would indicate that any statements contained herein concerning Gold Reserve taken from or based upon such documents and records are untrue or incomplete, neither Rusoro nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Gold Reserve's financial statements or Gold Reserve's mineral resource estimates, or for any failure by Gold Reserve to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Rusoro.

Rusoro has limited means of verifying the accuracy or completeness of any of the information contained herein that is derived from Gold Reserve's publicly available documents or records or whether there has been any failure by Gold Reserve to disclose events that may have occurred or may affect the significance or accuracy of any information.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to "$" or "dollars" in the Offer and Circular refer to United States dollars and all references to "Cdn.$" in this Offer and Circular refer to Canadian dollars. Rusoro's financial statements included herein and incorporated by reference are reported in United States dollars and are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Certain of the financial information in the financial statements is reconciled to United States generally accepted accounting principles ("U.S. GAAP").

v

 CURRENCY EXCHANGE RATE INFORMATION

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of the exchange rate for each period indicted and the exchange rate at the end of each such period, based upon the noon buying rates provided by the Bank of Canada:

	Nine Months Ended September 30		Year Ended December 31
	2008	2007	2007	2006	2005
High	1.0458	1.1853	1.1853	1.1726	1.2704
Low	0.9719	0.9963	0.9170	1.0990	1.1507
Rate at end of period	1.0599	0.9963	0.9881	1.1653	1.1659
Average rate for period	1.0185	1.1054	1.0748	1.1341	1.2116

On December 12, 2008, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was Cdn.$1.2452.

NOTE CONCERNING MINERAL RESOURCE CALCULATIONS

Information in this Offer and Circular, including information incorporated by reference, and disclosure documents of Rusoro that are filed with Canadian securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Without limiting the foregoing, these documents use the terms "measured resources", "indicated resources" and "inferred resources". Gold Reserve Equityholders in the United States are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report "resources" as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which has established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates of Rusoro contained in this Offer and Circular, including information incorporated by reference, have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

 QUESTIONS AND ANSWERS ABOUT THE OFFER

        The following are some of the questions with respect to the Offer that you, as a holder of Gold Reserve Equity, may have and the answers to those questions. These questions and answers are not meant to be a substitute for the more detailed description and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. The information contained in these questions and answers is qualified in its entirety by the more detailed descriptions and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Gold Reserve Equity. We have included cross-references in this question and answer section to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary below.

Who is offering to buy my Gold Reserve Shares or Gold Reserve Equity Units?

        We, Rusoro, are a company principally engaged in the exploration, mining and processing of gold in Venezuela. We are a British Columbia, Canada, company and our Rusoro Shares are listed on the TSXV under the symbol "RML".

        See Section 1 of the Circular, "Rusoro."

What is Rusoro proposing?

        We are offering to purchase all of the issued and outstanding Gold Reserve Shares and Gold Reserve Equity Units, which we refer to collectively, as the "Gold Reserve Equity", subject to the terms and conditions set forth in the following Offer and Circular.

        See Section 1 of the Offer, "The Offer".

What would I receive in exchange for my Gold Reserve Equity?

        For each Gold Reserve Share or Gold Reserve Equity Unit you hold and validly tender in accordance with the terms of the Offer and do not subsequently withdraw, we are offering three Rusoro Shares.

What are some of the significant conditions of the Offer?

        The Offer is subject to several conditions, some of the most important of which are as follows:

  •
  there being validly deposited under the Offer and not withdrawn at the Expiry Time, Gold Reserve Shares representing not less than 66 2/3% of the total outstanding Gold Reserve Shares and Gold Reserve Equity Units representing not less than 66 2/3% of the total outstanding Gold Reserve Equity Units (in each case calculated on a fully-diluted basis);

  •
  the execution, in form and substance satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York); and

  •
  the Shareholder Rights Plan being waived, invalidated or cease traded.

        See Section 2 of the Offer, "Conditions of the Offer", for additional conditions of the Offer.

Why is Rusoro buying Gold Reserve?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Gold Reserve. If we complete the Offer but do not then own 100% of the Gold Reserve Equity, we currently intend to acquire any Gold Reserve Equity not deposited in connection with the Offer in a second-step transaction. This transaction will take the form of a Subsequent Acquisition Transaction. The Offer is not being made for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares.

        See Section 3 of the Circular, "Background to the Offer", and Section 10 of the Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer".

Why should Gold Reserve Equityholders accept Rusoro's offer to buy Gold Reserve?

        We believe that the Offer will deliver superior value to Gold Reserve Equityholders than Gold Reserve as a stand-alone company because:

  •
  We are offering a significant premium to Gold Reserve Equityholders over the market price for Gold Reserve Shares;

  •
  We believe that Gold Reserve Equityholders who tender to our Offer will benefit from the transition of their investment from an exploration stage company to a company with existing gold production;

  •
  We believe the combination of Rusoro and Gold Reserve will produce corporate synergies and create the opportunity to reduce duplicate in-country costs relating to the operation of the company created by the combination of Rusoro and Gold Reserve;

  •
  The company created by the combination of Rusoro and Gold Reserve would have 18.9 million ounces of measured and indicated gold resources inclusive of reserves;

  •
  Rusoro has proven its ability to work with the Venezuelan government by agreeing to form the first mixed enterprise gold mining joint venture of its kind with the Venezuelan government over the Isidora assets recently acquired from Hecla;

  •
  Gold Reserve Equityholders will still enjoy ongoing participation in the Brisas project, combined with exposure to Rusoro's other assets, which include the Choco 10 mine, Increible 6 project, San Rafael/El Placer project and Isidora mine operations;

  •
  Gold Reserve Equityholders will benefit from our proven ability to consolidate Venezuelan gold properties as Rusoro seeks to further consolidate the KM88 region;

  •
  The company created by the combination of Rusoro and Gold Reserve will have none of its production or reserves hedged, thus maintaining 100% of the upside to the gold price for its shareholders;

  •
  The Offer has been structured as an all-share offer that will allow certain Gold Reserve Equityholders who tender to the Offer to do so on a tax efficient basis; and

  •
  Rusoro has proven its ability to obtain necessary permits and deliver results in Venezuela. Since commencing operations in Venezuela, Rusoro has developed an extensive land package, permitted and developed its San Rafael/El Placer project and restarted the Choco 10 and Isidora mines.

What securities are being sought in the Offer?

        We are offering to purchase all of the outstanding Gold Reserve Shares and Gold Reserve Equity Units. As of November 12, 2008, 56,197,055 Gold Reserve Shares and 701,736 Gold Reserve Equity Units were issued and outstanding. Our Offer includes Gold Reserve Shares that may become outstanding after the date of this Offer, but prior to the Expiry Time, upon the exercise of any Gold Reserve Options or Gold Reserve Notes that are exercisable or convertible for Gold Reserve Shares. The Offer is not being made for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares.

        See Section 1 of the Offer, "The Offer".

How will Gold Reserve Options and Gold Reserve Notes be treated in the Offer?

        The Offer is made only for outstanding Gold Reserve Equity and not for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise or convert such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Gold Reserve Shares that may be deposited in accordance with the terms of the Offer.

        If we take up and pay for Gold Reserve Equity under the Offer, we currently intend to implement a Subsequent Acquisition Transaction, or take such other action as may be available, structured in a manner so that the holders of Gold Reserve Options and Gold Reserve Notes will, pursuant to the terms thereof, receive Rusoro Shares upon the proper exercise or conversion of the Gold Reserve Options or Gold Reserve Notes. The number of Rusoro Shares to be issued and the exercise price will reflect the exchange ratio used in our Offer.

Will fractional shares be issued in the offer?

        No. We will not issue fractional Rusoro Shares. Instead, where a Gold Reserve Equityholder is to receive Rusoro Shares as consideration under the Offer and the aggregate number of Rusoro Shares to be issued to such Gold Reserve Equityholder would result in a fraction of a Rusoro Share being issuable, the number of Rusoro Shares to be received by such Gold Reserve Equityholder will either be rounded up (if the fractional interest is 0.5 or more) or rounded down (if the fractional interest is less than 0.5) to the nearest whole number.

How many Rusoro Shares could be issued pursuant to the Offer?

        We expect to issue approximately 170,696,373 million Rusoro Shares based on the number of Gold Reserve Shares and Gold Reserve Equity Units outstanding as at November 12, 2008 and assuming that all of the Gold Reserve Shares and Gold Reserve Equity Units outstanding as at November 12, 2008 are acquired upon completion of the Offer and any Subsequent Acquisition Transaction, and assuming that none of the holders of Gold Reserve Options elect to exercise their Gold Reserve Options and none of the holders of Gold Reserve Notes elect to convert their Gold Reserve Notes in advance of the successful completion of the Offer.

        See Section 1 of the Offer, "The Offer", and Section 5 of the Circular, "Purpose of the Offer and Rusoro's Plans for Gold Reserve — Treatment of Gold Reserve Options".

Will my ownership and voting rights as a shareholder of the company created by the combination of Rusoro and Gold Reserve be the same as my ownership and voting rights as a shareholder of Gold Reserve?

        As noted above, Rusoro expects to issue approximately 170,696,373 million Rusoro Shares in connection with the Offer, which would result in there being a total of approximately 561,474,319 million Rusoro Shares outstanding (based on the number of Rusoro Shares outstanding as at December 12, 2008), with Gold Reserve Equityholders holding approximately 30.4% of the Rusoro Shares on an issued basis. Each Gold Reserve Share and Gold Reserve Equity Unit carries the right to one vote at meetings of Gold Reserve's shareholders. Each Rusoro Share carries the right to one vote at meetings of Rusoro Shareholders.

        See Section 8 of the Circular, "Information about Rusoro — Authorized and Outstanding Share Capital", and Section 6 of the Circular, "Risk Factors Related to the Offer".

If I also hold Gold Reserve Notes, what happens to them?

        The Gold Reserve Notes will remain outstanding without amendment other than an adjustment to the conversion feature to reflect the terms of the Offer. The Gold Reserve Notes are currently convertible at the rate of $7.54 per Gold Reserve Share. As the Offer is based on the ratio of three Rusoro Shares for each Gold Reserve Share, the conversion feature in the Gold Reserve Notes will be amended to $7.54 divided by three, or $2.51 per Rusoro Share.

        It is a condition of Rusoro's obligation to take up and pay for Gold Reserve Equity properly tendered to the Offer that, prior to the Expiry Time, a satisfactory supplemental indenture to the Indenture governing the Gold Reserve Notes be executed and effective. This supplemental indenture would exclude the Offer and any second-step Subsequent Acquisition Transaction from the definition of a "Fundamental Change", as such term is defined in the Indenture.

        For further information, see Section 5 of the Circular, "Purpose of the Offer and Rusoro Plans for Gold Reserve — Treatment of Gold Reserve Notes".

How long do I have to decide whether to tender to the Offer?

        The Offer is open for acceptance until 12:00 midnight, Eastern Time, at the end of January 21, 2009, or until such other time and date as set out in a notice of variation of the Offer as we determine, issued at any time and from time to time at our discretion.

        See Section 4 of the Offer, "Time for Acceptance".

Can the Expiry Time for the Offer be extended?

        Yes. We may, in our sole discretion, elect to extend the Expiry Time for the Offer from the time referenced in the answer to the previous question. Under certain circumstances, we may be required to extend the Expiry Time for the Offer under Canadian and United States securities laws. If we elect to extend, or are required to extend, the Expiry Time for the Offer, we will publicly announce the variation and, if required by applicable law, we will mail you a copy of the notice of variation.

        See Section 6 of the Offer, "Extensions, Variations and Changes to the Offer".

How do I tender my Gold Reserve Equity?

        If you hold Gold Reserve Equity in your own name, you may accept this Offer by depositing certificates representing your Gold Reserve Equity, together with a duly completed and signed Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal. If your Gold Reserve Equity is registered in the name of a nominee (commonly referred to as "in street name" or "street form"), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Gold Reserve Equity to the Offer. You should request your nominee to effect the transaction.

        Gold Reserve Shareholders may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Gold Reserve Shares tendered by your nominee through CDS or DTC, as applicable. Gold Reserve Shareholders are invited to contact the Information Agent for further information regarding how to accept the Offer.

        See Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer".

What if I have lost my Gold Reserve Equity certificate(s) but wish to tender my Gold Reserve Equity to the Offer?

        You should complete your Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will forward a copy to the transfer agent and the transfer agent will advise you of replacement requirements which must be completed and returned before the expiry of the Offer.

        See Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

If I accept the Offer, when will I receive the Rusoro Shares?

        If the conditions of the Offer are satisfied or waived, and if we consummate the Offer and take up your Gold Reserve Equity, you will receive the Rusoro Shares issued as consideration for the Gold Reserve Equity tendered to the Offer promptly after the Expiry Time.

        See "Take up of and Payment for Deposited Gold Reserve Equity" in Section 3 of the Offer.

Who is the Depositary under the Offer?

        Computershare Investor Services Inc. is acting as Depositary under the Offer. The Depositary will be responsible for receiving certificates representing Deposited Equity and accompanying Letters of Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Gold Reserve Equity purchased by us under the terms of the Offer. The Depositary will also facilitate book-entry tenders Gold Reserve Shares.

        See Section 21 of the Circular, "Depositary".

Will I be able to withdraw previously tendered Gold Reserve Equity?

        Yes. You may withdraw Gold Reserve Equity previously tendered by you at any time (i) before Gold Reserve Equity deposited under the Offer is taken up by us under the Offer, (ii) if your Gold Reserve Equity has not been paid for by us within three business days after having been taken up, and (iii) in certain other circumstances.

        See Section 8 of the Offer, "Right to Withdraw Deposited Gold Reserve Equity".

How do I withdraw previously tendered Gold Reserve Equity?

        You must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer, "Right to Withdraw Deposited Gold Reserve Equity", and the notice must contain specific information outlined therein.

Will I have to pay any fees or commissions?

        If you are the registered owner of your Gold Reserve Equity and you tender your Gold Reserve Equity directly to the Depositary you will not have to pay brokerage fees or incur similar expenses. If you own your Gold Reserve Equity through a broker or other nominee and your broker tenders the Gold Reserve Equity on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What will happen if the Offer is withdrawn?

        Unless all of the conditions to the Offer have been satisfied or waived at or prior to the Expiry Time, we will not be obligated to take up and purchase Gold Reserve Equity tendered to the Offer and we may withdraw the Offer. If the Offer is withdrawn in this manner all of your Gold Reserve Equity that was deposited and not withdrawn will be returned to you with no payment.

How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?

        Gold Reserve Shareholders resident in Canada who hold their Gold Reserve Shares as capital property for purposes of the Tax Act and who dispose of such shares to Rusoro under the Offer will not realize a capital gain or a capital loss as a result of the exchange of their Gold Reserve Shares for Rusoro Shares pursuant to the Offer. The cost for tax purposes to shareholders of Rusoro Shares received on the Offer will generally be equal to the adjusted cost base of their Gold Reserve Shares that are exchanged for Rusoro Shares pursuant to the Offer. Alternatively, such shareholders will be entitled to recognize for Canadian federal tax purposes the capital gain or capital loss, otherwise determined, from such exchange.

        Canadian resident holders who hold their Gold Reserve Equity Units as capital property for purposes of the Tax Act and who dispose of such to Rusoro under the Offer will be subject to the following Canadian tax results: (1) with regard to the Gold Reserve Class B common shares, the shareholder will not realize a capital gain or a capital loss as a result of the exchange of the Gold Reserve Class B common shares for Rusoro Shares, except as discussed above; (2) with regard to the Gold Reserve Corporation Class B common shares, the shareholder will realize a capital gain or a capital loss as a result of the exchange. The capital gain or capital loss will be equal to the difference between (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares exchanged; and (ii) the adjusted cost base in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation Class B common shares.

        Generally, Gold Reserve Shareholders who are non-residents of Canada for purposes of the Tax Act who receive Rusoro Shares in exchange for Gold Reserve Shares pursuant to the Offer, will realize a tax-deferred rollover on the exchange, except where they choose to recognize a capital gain or capital loss on the exchange. With respect to any capital gain realized on the sale of Gold Reserve Shares to Rusoro under the Offer, the gain will not be subject to tax pursuant to the Tax Act unless those shares constitute "taxable Canadian property" (within the meaning of the Tax Act) to such Gold Reserve Shareholders and the gain is not otherwise exempt from tax under the Tax Act or is exempt pursuant to an applicable income tax treaty.

        Holders of Gold Reserve Equity Units who are non-residents of Canada who exchange their Gold Reserve Equity Units for Rusoro Shares pursuant to the Offer, will be subject to the following Canadian tax results: (1) with regard to the Gold Reserve Class B common shares, the shareholder will realize a tax-deferred rollover on the exchange; (2) with regard to the Gold Reserve Corporation Class B common shares, the shareholder will realize a capital gain or capital loss on the exchange. The capital gain or capital loss will be equal to the difference between (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares exchanged; and (ii) the adjusted cost base in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation Class B common shares. The taxation of any gain or loss under the

Tax Act will be dependent upon whether the Gold Reserve Corporation Class B common shares are "taxable Canadian property" to the non-resident holder.

        The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Canadian Federal Income Tax Considerations" in Section 19 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Gold Reserve Shares or Gold Reserve Equity Units pursuant to the Offer or a disposition of Gold Reserve Shares or Gold Reserve Equity Units pursuant to any Subsequent Acquisition Transaction.

How will US Owners of Gold Reserve Equity be taxed for U.S. tax purposes?

        Subject to the Passive Foreign Investment Company rules discussed below, a beneficial owner of Gold Reserve Shares who is a citizen or resident of the United States and who holds Gold Reserve Shares as a capital asset will not recognize gain or loss on the exchange of his Gold Reserve Shares for Rusoro Shares if the exchange constitutes a qualified reorganization under U.S. federal income tax law. Instead, he will carry over his tax basis (and his holding period) in the Gold Reserve Shares surrendered to the Rusoro Shares received.

        If the exchange does not qualify as a tax-deferred reorganization, then, subject to the Passive Foreign Investment Company rules discussed below, a U.S. person will have a capital gain or loss on the exchange, equal to the difference between the cost of the Gold Reserve Shares surrendered and the fair market value of the Rusoro Shares received. The gain or loss will be long-term gain (and subject to a reduced tax rate) or long-term loss if the Gold Reserve Shares have been held for more than one year at the time of the closing of the Offer; otherwise it will be short-term gain (taxable as ordinary income) or short-term loss.

        Gold Reserve has reported that it is a Passive Foreign Investment Company, and so special rules apply to U.S. persons who have not made certain elections (so-called "QEF" or "Mark-to-Market" elections). These U.S. persons will realize a gain (but not a loss) on the exchange even if the exchange is a qualified reorganization, and that gain will be taxed at ordinary income tax rates and may be subject to interest, as well.

        Special rules apply to U.S. persons who are exchanging Equity Units for Rusoro Shares and these are discussed under "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

        The foregoing is a brief summary of United States federal income tax consequences only. Shareholders should read carefully the information under "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular, which qualifies the summary set forth above. Shareholders are urged to consult their own tax advisers to determine the particular tax consequences to them of the Offer.

Will I be able to trade the Rusoro Shares I receive?

        You will be able to trade the Rusoro Shares that you receive under the Offer. Statutory exemptions allow such trading in Canada and upon our registration statement on Form F-10 filed with the SEC becoming effective in the United States, and our satisfaction of any required Blue-Sky state filings within the United States, non-affiliates will be able to trade their Rusoro Shares received under the Offer in the United States. In connection with the Offer, we have applied to list on the TSXV the Rusoro Shares offered to Gold Reserve Equityholders pursuant to the Offer. The Rusoro Shares will not be listed on a U.S. stock exchange.

Is Rusoro's financial condition relevant to my decision to tender my Gold Reserve Equity in the Offer?

        Yes. Rusoro Shares will be issued to Gold Reserve Equityholders who validly tender their Gold Reserve Equity, so you should consider our financial condition before you decide to tender your Gold Reserve Equity to the Offer. In considering our financial condition, you should review the documents included and incorporated by reference in the Offer and Circular because they contain detailed business, financial and other information about us.

If I decide not to tender, how will my Gold Reserve Equity be affected?

        If we take up and pay for the Gold Reserve Equity validly tendered, we currently intend to take such action as is necessary, including effecting a Subsequent Acquisition Transaction, to acquire any Gold Reserve Equity not tendered. It is our current intention that the consideration to be offered for Gold Reserve Equity under such Subsequent Acquisition Transaction will be the same consideration offered under the Offer. In connection with such a transaction, you may have dissent rights. We reserve the right not to complete a Subsequent Acquisition Transaction.

        See Section 10 of the Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer".

Will Gold Reserve continue as a public company?

        If, as a result of the Offer and any subsequent transaction, the number of holders of Gold Reserve Shares is sufficiently reduced, Gold Reserve may become eligible for termination of registration, and cease to be a reporting issuer in Canada and/or the United States. The rules and the regulations of the TSX and the NYSE Alternext could also, upon the consummation of the Offer and/or a subsequent transaction, lead to the delisting of the Gold Reserve Shares from such exchanges. To the extent permitted by applicable law, we intend to delist the Gold Reserve Shares from the TSX and the NYSE Alternext and, where applicable, to cause Gold Reserve to cease to be a public company.

        See Section 5 of the Circular, "Purpose of the Offer and Rusoro's Plans for Gold Reserve".

What is the market value of my Gold Reserve Shares as at a recent date?

        On December 12, 2008, which is the last trading day prior to the date on which we announced the Offer, the closing price of the Gold Reserve Shares listed on the TSX was Cdn.$0.45 and on the NYSE Alternext was $0.39. The volume-weighted average price of the Gold Reserve Shares on the TSX for the 30 trading days ended December 12, 2008 was Cdn.$0.436 and on the NYSE Alternext, the principal trading market for Gold Reserve's Shares, was $0.330. Based on the closing price of the Rusoro Shares on the TSXV on December 12, 2008, the Offer represented a premium of approximately 140% over the closing price of the Gold Reserve Shares on the TSX on the same date. Based on the volume-weighted average price of the Rusoro Shares on the TSXV for the 30 trading days ended December 12, 2008, the Offer represented a premium of approximately 209% over the volume-weighted average price of the Gold Reserve Shares on the TSX for the same period.

        We urge you to obtain recent quotations for the Gold Reserve Shares and Rusoro Shares before deciding whether or not to tender your Gold Reserve Shares.

        See Section 9 of the Circular, "Information About Gold Reserve — Price Range and Trading Volume of Gold Reserve Shares".

If the Offer is successful will the Board of Directors and management of Gold Reserve change?

        Yes. If the Offer is successful it is anticipated that the current management of Rusoro will manage Gold Reserve in place of Gold Reserve's current management and that the Gold Reserve Board of Directors will be replaced by nominees of Rusoro.

        See Section 5 of the Offer, "Purpose of the Offer and Rusoro's Plans for Gold Reserve".

Whom can I call with questions about the Offer or for more information?

        You can call our Information Agent, Georgeson Shareholder Communications Canada Inc. and their affiliates, if you have questions or requests for additional copies of the Offer and Circular. Questions and requests should be directed to the following telephone numbers:

North American Toll Free Number: 1-888-605-7615

Outside North America, Banks and Brokers call collect: 1-212-806-6859

 SUMMARY OF THE OFFER

        This summary highlights information more fully discussed elsewhere in the Offer and Circular. This summary is not intended to be complete and is qualified by reference to the more detailed information contained in those documents. Gold Reserve Equityholders are urged to read the more detailed information about Rusoro, the Offer and the Rusoro Shares provided elsewhere in the Offer and Circular and in the documents incorporated by reference. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled "Glossary" below.

The Offer

        The Offeror is offering, on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Gold Reserve Shares and Gold Reserve Equity Units, and including any Gold Reserve Shares or Gold Reserve Equity Units that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Shares or Gold Reserve Equity Units, on the basis of three Rusoro Shares for each Gold Reserve Share or Gold Reserve Equity Unit.

        Assuming that no Gold Reserve Options or Gold Reserve Notes are exercised or converted and that all of the Gold Reserve Shares and Gold Reserve Equity Units that are issued and outstanding as of November 12, 2008 are tendered to the Offer and that Rusoro takes up and pays for such Gold Reserve Shares and Gold Reserve Equity Units under this Offer, Rusoro will issue an aggregate 170,696,373 of its common shares.

        See Section 1 of the Offer, "The Offer".

Rusoro

        Rusoro is a growth-oriented gold producer engaged in the acquisition, exploration, development and operation of gold mining properties in Venezuela. Rusoro currently has annual gold production in excess of 100,000 attributable ounces from its Choco 10 and Isidora mines located near the town of El Callao, Venezuela, and a significant growth pipeline of development and exploration properties located across its large land position in the prolific Bolivar State mining region in southern Venezuela.

        Rusoro's motivated management team is aggressively leading the consolidation of Venezuela's gold mining sector through its recent successful acquisitions of the Choco 10 mine from Gold Fields and the Isidora mine from Hecla. Rusoro is an experienced operator with extensive in-country knowledge and relationships which support its continued rapid growth through organic opportunities and strategic acquisitions.

        Rusoro's common shares are listed on the TSXV under the symbol "RML".

        Rusoro is a Canadian company, organized under the laws of the Province of British Columbia. Its principal offices are located at Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1 and the phone number is (604) 632-4044. The registered and records office is located at Suite 1600, 609 Granville Street, P.O. Box 10068, Pacific Centre, Vancouver, British Columbia V7Y 1C3.

        Rusoro is a reporting issuer or the equivalent in the provinces of British Columbia, Alberta, Ontario and Quebec and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Rusoro has filed a Registration Statement on Form F-10, a Tender Offer Statement on Schedule TO and certain other documents and information with the SEC. The Registration Statement, the Tender Offer Statement and such other documents are available at www.sec.gov. See Section 1 of the Circular, "Rusoro".

Gold Reserve

        Gold Reserve is a Canadian company engaged in the business of exploration and development of mining projects in Venezuela. Gold Reserve is incorporated under the laws of the Yukon Territory, Canada and its corporate administrative office is located at 926 West Sprague Avenue, Suite 200, Spokane, WA 99201, U.S.A.

The telephone number for its corporate and administrative office is: (509) 623-1500. The Gold Reserve Shares are listed and posted for trading on the TSX and the NYSE Alternext under the symbol "GRZ".

        See Section 2 of the Circular, "Gold Reserve".

Purpose of the Offer

        The purpose of the Offer is to enable Rusoro to acquire all of the outstanding Gold Reserve Shares and Gold Reserve Equity Units. If the Offer is accepted and Rusoro acquires all of the outstanding Gold Reserve Equity, Rusoro intends to: (a) expedite its development and expansion plans at its Choco 10 mine and Increible 6 project; (b) identify opportunities to optimize the development of Gold Reserve's Choco 5 project which is adjacent to Rusoro's Choco 10 mine; (c) obtain the requisite development permits in respect of the Brisas project in order to recommence construction at the Brisas project in a timely manner; and (d) discuss further consolidation opportunities in the KM88 region of Venezuela with CVG and the Venezuelan government.

Rationale for the Proposed Acquisition

  •
  Compelling Premium.  On December 12, 2008, which is the last trading day prior to the date on which Rusoro announced the Offer, the closing price of the Gold Reserve Shares listed on the TSX was Cdn.$0.45 and on the NYSE Alternext was $0.39. The volume-weighted average price of the Gold Reserve Shares on the TSX for the 30 trading days ended December 12, 2008 was Cdn.$0.436 and on the NYSE Alternext was $0.330. Based on the closing price of the Rusoro Shares on the TSXV on December 12, 2008, the Offer represents a premium of approximately 140% over the closing price of the Gold Reserve Shares on the TSX on the same date. Based on the volume-weighted average price of the Rusoro Shares on the TSXV for the 30 trading days ended December 12, 2008, the Offer represents a premium of approximately 209% over the volume-weighted average price of the Gold Reserve Shares on the TSX for the same period.

  •
  Immediate Production.  Rusoro is expected to produce in excess of 100,000 attributable gold ounces in 2008 from its existing proven and probable reserves. Management is currently developing expansion plans at Choco 10 and Increible 6 that are expected, together with Rusoro's San Rafael/El Placer and Isidora operations, to significantly increase attributable gold production.

  •
  World Class Reserve and Resource Base.  The Combined Company would have 12.2 million ounces of proven and probable gold reserves. Measured and indicated resources, inclusive of reserves, would total 18.9 million ounces of gold. The Combined Company would also have additional resources of 9.3 million inferred gold ounces. In addition, the Brisas Project contributes 1.4 billion pounds of copper in proven and probable reserves.

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  Ongoing Participation in Brisas.  Based on the Offered Consideration, Gold Reserve Equityholders would collectively own approximately 30.4% of the Combined Company on an issued share basis.

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  Opportunity to Consolidate the KM88 Region.  Rusoro has proven itself as a Venezuelan gold consolidator through the successful acquisition of both Gold Fields' Choco 10 mine and Hecla's Isidora mine. Rusoro will explore the opportunity to further consolidate the world-class KM88 Region in Bolivar State, Venezuela.

  •
  Established Relationship with the Venezuelan Government.  Rusoro has established the first mixed enterprise joint venture of its kind with the Venezuelan government in the mining industry by agreeing to form a joint venture over the Isidora gold mining assets that Rusoro recently acquired from Hecla.

  •
  Concrete Synergies.  The combination of Rusoro and Gold Reserve will not only produce corporate synergies through the rationalization of head offices, regulatory filing requirements and executive teams, the strictly Venezuelan location of all material operations will enable the Combined Company to optimize in-country operations as well. Gold Reserve's Choco 5 property is adjacent to Rusoro's Choco 10 mine and Gold Reserve's Brisas property is 10 kilometres south of Rusoro's Yuruan property, all in Bolivar State, Venezuela. Rusoro expects to reduce duplicated in-country costs while optimizing operations including drilling, the use of construction and mining equipment, ore processing opportunities as well as regulatory and logistical requirements surrounding imports and permitting.

  •
  Full Exposure to Gold Price.  Based on Gold Reserve's publicly available information, none of the gold production of the Combined Company is hedged.

  •
  Tax Efficient Structure.  The Offer has been structured as an all-share offer that will allow certain Gold Reserve Shareholders who tender to the Offer to do so on a tax efficient basis. Canadian resident Gold Reserve Shareholders may receive Rusoro Shares on a tax-deferred basis, while U.S. resident Gold Reserve Shareholders may, for purposes of the Tax Act, also benefit from a tax deferred rollover.

    Canadian resident holders of Gold Reserve Equity Units will benefit from a tax-deferred rollover with respect to the exchange of the Gold Reserve Class B common shares in exchange for Rusoro Shares but will be subject to a capital gain or a capital loss in Canada on the exchange of the Gold Reserve Corporation Class B common shares for the Rusoro Shares. U.S. resident holders of Gold Reserve Equity Units will receive similar Canadian tax treatment on the disposition of their Gold Reserve Equity Units as Canadian residents, however, whether any gain or loss will be subject to tax in Canada is dependent on whether the Gold Reserve Corporation Class B common shares are "taxable Canadian property" to the U.S. resident holder. Subject to the Passive Foreign Investment Company rules under U.S. federal income tax law, U.S. resident Gold Reserve Shareholders may also receive tax-deferral treatment if the Offer is a qualified reorganization. Special U.S. federal income tax rules apply to U.S. persons who are exchanging Gold Reserve Equity Units for Rusoro Shares and these are discussed under "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

  •
  Optimization and Consolidation Opportunities.  If the Offer is accepted and Rusoro acquires all of the outstanding Gold Reserve Equity, Rusoro intends to: (a) expedite its development and expansion plans at its Choco 10 mine and Increible 6 project; (b) identify opportunities to optimize the development of Gold Reserve's Choco 5 project which is adjacent to Rusoro's Choco 10 mine; and (c) obtain the requisite development permits in respect of the Brisas project in order to recommence construction in a timely manner. As mentioned, Gold Reserve's Choco 5 property is adjacent to Rusoro's Choco 10 mine and Gold Reserve's Brisas property is 10 km south of Rusoro's Yuruan property.

  •
  Ability to deliver results in Venezuela.  Since commencing Venezuelan operations, Rusoro has been able to:

  •
  Develop an extensive land package with 2.0 million proven and probable gold ounces in reserves, and a resource, inclusive of reserves, of 7.1 million measured and indicated gold ounces. Rusoro also has an additional 7.1 million ounces of gold in inferred resources;

  •
  Permit and develop its San Rafael/El Placer project operations which are expected to reach commercial production in 2010;

  •
  Restart the Choco 10 mine acquired from Gold Fields after it had been effectively shut down as a result of both permitting and labour issues;

  •
  Restart the Isidora mine operations acquired from Hecla after it had been effectively shut down as a result of both permitting and labour issues.

        See Section 4 of the Circular, "Rationale and Benefits of the Offer" for information in respect of reserve and resource categories, tonnage and grade and Section 27 of the Circular, "Experts".

Conditions of the Offer

        The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for any Gold Reserve Equity deposited under the Offer unless all of the conditions of the Offer contained in Section 2 of the Offer, "Conditions of the Offer", are satisfied or, where permitted, waived at or prior to the Expiry Time.

        These conditions include, among others, the conditions that:

  •
  there being validly deposited under the Offer and not withdrawn at the Expiry Time, Gold Reserve Shares representing not less than 66 2/3% of the total outstanding Gold Reserve Shares and Gold Reserve Equity Units representing not less than 66 2/3% of the total outstanding Gold Reserve Equity Units (in each case calculated on a fully-diluted basis)

  •
  the execution, in form and substance satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York); and

  •
  the Shareholder Rights Plan being waived, invalidated or cease traded.

        See Section 2 of the Offer, "Conditions of the Offer", for all of the conditions of the Offer.

Treatment of Gold Reserve Options and Gold Reserve Notes in the Offer

        The Offer is made only for outstanding Gold Reserve Shares and not for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise or convert such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Gold Reserve Shares that may be deposited in accordance with the terms of the Offer.

        If Rusoro takes up and pays for Gold Reserve Equity under the Offer, it currently intends to implement a Subsequent Acquisition Transaction, or take such other action as may be available, structured in a manner so that the holders of Gold Reserve Options and Gold Reserve Notes will, pursuant to the terms thereof, receive Rusoro Shares upon the proper conversion or exercise of the Gold Reserve Options or Gold Reserve Notes. The number of Rusoro Shares so issued and the exercise price will reflect the exchange ratio used in the Offer.

        The Gold Reserve Notes will remain outstanding without amendment other than an adjustment to the conversion feature to reflect the terms of the Offer. The Gold Reserve Notes are currently convertible at the rate of $7.54 per Gold Reserve Share. As the Offer is based on the ratio of three Rusoro Shares for each Gold Reserve Share, the conversion feature in the Gold Reserve Notes will be amended to $7.54 divided by three, or $2.51 per Rusoro Share.

Treatment of Fractional Shares

        Rusoro will not issue fractional Rusoro Shares. Instead, where a Gold Reserve Equityholder is to receive Rusoro Shares as consideration under the Offer and the aggregate number of Rusoro Shares to be issued to such Gold Reserve Equityholder would result in a fraction of a Rusoro Share being issuable, the number of Rusoro Shares to be received by such Gold Reserve Equityholder will either be rounded up (if the fractional interest is 0.5 or more) or rounded down (if the fractional interest is less than 0.5) to the nearest whole number.

Time for Acceptance

        The Offer is open for acceptance until 12:00 midnight, Eastern Time, at the end of January 21, 2009 or until such later time and date to which the Offeror may extend the Expiry Time of the Offer at its discretion unless the Offer is withdrawn by the Offeror.

        See Section 4 of the Offer, "Time for Acceptance".

Manner of Acceptance

        The Offer may be accepted by Gold Reserve Equityholders by delivering certificates representing the Gold Reserve Equity that is being deposited, together with a duly completed and signed Letter of Transmittal to the offices of the Depositary specified in the Letter of Transmittal at or before the Expiry Time. The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry

Time. Gold Reserve Equityholders whose certificates for Gold Reserve Equity are not immediately available may use the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery. Gold Reserve Equityholders whose Gold Reserve Equity is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

        Gold Reserve Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS and DTC, provided that a Book-Entry Confirmation is received by the Depositary at its office in Toronto, Ontario, prior to the Expiry Time.

        See Section 5 of the Offer, "Manner of Acceptance".

Payment for Deposited Gold Reserve Equity

        Upon the terms and subject to the conditions of the Offer, following the Expiry Date, Rusoro will take up and pay for Gold Reserve Equity validly deposited under the Offer and not withdrawn promptly, but in any event within the time periods prescribed by applicable securities laws. Any Gold Reserve Equity deposited under the Offer after the first date on which Gold Reserve Equity has been taken up by Rusoro (i.e. during the Subsequent Offering Period) will be taken up and paid for promptly. See Section 3 of the Offer, "Take-Up and Payment for Deposited Gold Reserve Equity".

Right to Withdraw Deposited Gold Reserve Equity

        All deposits of Gold Reserve Equity under the Offer are irrevocable unless withdrawn by or on behalf of the depositing Gold Reserve Equityholder at any time before the Gold Reserve Equity has been taken up by the Offeror pursuant to the Offer and in the other circumstances discussed in Section 8 of the Offer, "Right to Withdraw Deposited Gold Reserve Equity".

Acquisition of Gold Reserve Equity Not Deposited Under the Offer

        If the conditions of the Offer are satisfied or waived and Rusoro takes up and pays for Gold Reserve Equity validly deposited under the Offer, Rusoro intends to take such action as is necessary, including causing a special meeting of Gold Reserve Equityholders to be called to consider a statutory arrangement involving Gold Reserve, Rusoro, or an affiliate of Rusoro and one or more of Gold Reserve's subsidiaries, for the purpose of enabling Rusoro or an affiliate of Rusoro to acquire all Gold Reserve Equity not acquired pursuant to the Offer. Rusoro intends that the value of the consideration offered per Gold Reserve Equity under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration paid to Gold Reserve Equityholders under the Offer (provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Rusoro Share shall be deemed to be at least equal in value to each Rusoro Share offered under the Offer).

        See Section 10 of the Circular, "Acquisition of Gold Reserve Shares Not Deposited".

Shareholder Rights Plan

        On January 30, 2005, the Gold Reserve Board of Directors approved the extension of the Shareholder Rights Plan, which was ratified by Gold Reserve's shareholders on March 22, 2006. The Shareholder Rights Plan will expire on June 30, 2009, unless reconfirmed by Gold Reserve's shareholders prior to that date.

        The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or action must be taken by the Gold Reserve Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.

        See "Shareholder Rights Plan" in Section 18 of the Circular.

        Rusoro believes that at the Expiry Time, Gold Reserve and its Board of Directors and Gold Reserve Equityholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine whether to deposit their Gold Reserve Shares under the Offer.

        The Offer is being made on the condition, among other things, that the Shareholder Rights Plan does not and will not adversely affect the Offer or Rusoro either before or on consummation of the Offer or the purchase of Gold Reserve Shares under a Subsequent Acquisition Transaction.

        See "Conditions of the Offer" in Section 2 of the Offer.

Certain Canadian Federal Income Tax Considerations

        Gold Reserve Shareholders resident in Canada who hold their Gold Reserve Shares as capital property for purposes of the Tax Act and who dispose of such shares to Rusoro under the Offer will not realize a capital gain or a capital loss as a result of the exchange of their Gold Reserve Shares for Rusoro Shares pursuant to the Offer. The cost for tax purposes to shareholders of Rusoro Shares received on the Offer will generally be equal to the adjusted cost base of their Gold Reserve Shares that are exchanged for Rusoro Shares pursuant to the Offer. Alternatively, such shareholders will be entitled to recognize for Canadian federal tax purposes the capital gain or capital loss, otherwise determined, from such exchange.

        Canadian resident holders who hold their Gold Reserve Equity Units as capital property for purposes of the Tax Act and who dispose of such to Rusoro under the Offer will be subject to the following Canadian tax results: (1) with regard to the Gold Reserve Class B common shares, the shareholder will not realize a capital gain or a capital loss as a result of the exchange of the Gold Reserve Class B common shares for Rusoro Shares, except as discussed above; (2) with regard to the Gold Reserve Corporation Class B common shares, the shareholder will realize a capital gain or a capital loss as a result of the exchange. The capital gain or capital loss will be equal to the difference between (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares exchanged; and (ii) the adjusted cost base in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation Class B common shares.

        Generally, Gold Reserve Shareholders who are non-residents of Canada for purposes of the Tax Act who receive Rusoro Shares in exchange for Gold Reserve Shares pursuant to the Offer, will realize a tax-deferred rollover on the exchange, except where they choose to recognize a capital gain or capital loss on the exchange. With respect to any capital gain realized on the sale of Gold Reserve Shares to Rusoro under the Offer, the gain will not be subject to tax pursuant to the Tax Act unless those shares constitute "taxable Canadian property" (within the meaning of the Tax Act) to such Gold Reserve Shareholders and the gain is not otherwise exempt from tax under the Tax Act or is exempt pursuant to an applicable income tax treaty.

        Holders of Gold Reserve Equity Units who are non-residents of Canada who exchange their Gold Reserve Equity Units for Rusoro Shares pursuant to the Offer, will be subject to the following Canadian tax results: (1) with regard to the Gold Reserve Class B common shares, the shareholder will realize a tax-deferred rollover on the exchange; (2) with regard to the Gold Reserve Corporation Class B common shares, the shareholder will realize a capital gain or capital loss on the exchange. The capital gain or capital loss will be equal to the difference between (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares exchange; and (ii) the adjusted cost base in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation Class B common shares. The taxation of any gain or loss under the Tax Act will be dependent upon whether the Gold Reserve Corporation Class B common shares are "taxable Canadian property" to the non-resident holder.

        The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the more detailed general description of Canadian federal income tax considerations under "Certain Canadian Federal Income Tax Considerations" in Section 19 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Gold Reserve Shares or Gold Reserve Equity Units pursuant to the Offer or a disposition of Gold Reserve Shares or Gold Reserve Equity Units pursuant to any Subsequent Acquisition Transaction.

Certain United Stated Federal Income Tax Considerations

        Subject to the Passive Foreign Investment Company rules discussed below, a beneficial owner of Gold Reserve Shares who is a citizen or resident of the United States and who holds Gold Reserve Shares as a capital asset and who tenders such shares to Rusoro under the Offer will not recognize gain or loss on the exchange, provided that the exchange constitutes a qualified reorganization under U.S. federal income tax law. See Section 20 of the Circular for a discussion of whether the exchange should be a qualified reorganization.

        If a qualified reorganization occurs, subject to the Passive Foreign Investment Company rules discussed below, the U.S. beneficial owner's tax basis in the Gold Reserve Shares surrendered will become the tax basis in the Rusoro Shares received, and the owner's holding period in the Gold Reserve stock surrendered (for purposes of determining eligibility for long-term capital gain treatment) will be tacked on to the holding period in the Rusoro stock received.

        If the exchange does not qualify as a tax-deferred reorganization, then, subject to the Passive Foreign Investment Company rules discussed below, a U.S. person will have a capital gain or loss on the exchange, equal to the difference between the cost of the Gold Reserve Shares surrendered and the fair market value of the Rusoro Shares received. The gain or loss will be long-term gain (and subject to a reduced tax rate) or long-term loss if the U.S. person has held the Gold Reserve Shares for more than one year as of the date of the closing of the Offer; otherwise it will be short-term gain (taxable as ordinary income) or short-term loss

        Since Gold Reserve is a Passive Foreign Investment Company, special rules apply to U.S. persons who have not made certain elections (so-called "QEF" or "Mark-to-Market" elections). These U.S. persons will realize gain on the exchange even if the exchange is a qualified reorganization and that gain will be taxed at ordinary income tax rates and some of it may be subject to interest.

        Special rules apply to U.S. persons who are exchanging Gold Reserve Equity Units for Rusoro Shares and these are discussed under "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

        The foregoing is a brief summary of United States federal income tax consequences only. Shareholders should read carefully the information under "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular, which qualifies the summary set forth above. Shareholders are urged to consult their own tax advisers to determine the particular tax consequences to them of the Offer.

Risk Factors Related to the Offer

        An investment in Rusoro Shares is subject to certain risks. Gold Reserve Equityholders should carefully review the risk factors set out in the Offer and Circular and risks described in Rusoro's Annual Information Form which is incorporated by reference in the Offer and the Circular before depositing Gold Reserve Equity pursuant to the Offer. See Section 6 of the Circular, "Risk Factors Related to the Offer", and the other information contained in, or incorporated by reference into, the Offer and Circular. Additional risks and uncertainties, including those with respect to the proposed combination of Rusoro and Gold Reserve upon successful completion of the Offer (including a Subsequent Acquisition Transaction) may also adversely affect Rusoro's business.

Depositary

        Rusoro has engaged Computershare Investor Services Inc. to act as Depositary for the receipt of certificates in respect of Deposited Equity and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Gold Reserve Equity purchased by Rusoro pursuant to the Offer. The Depositary will receive reasonable and customary compensation from Rusoro for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Rusoro has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

Information Agent

        Rusoro has retained Georgeson Shareholder Communications Canada Inc. and its affiliates to act as Information Agent in connection with the Offer to provide a resource for information for Gold Reserve

Equityholders. The Information Agent will receive reasonable and customary compensation from Rusoro for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Financial Advisor

        Rusoro has retained Endeavour Financial to act as its financial advisor in connection with the Offer. The Financial Advisor will receive reasonable and customary compensation from Rusoro for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Regulatory Requirement

        The Offer will be subject to the approval of the listing of the Rusoro Shares issued under this Offer by the TSXV, as well as filing requirements with regulatory authorities in Canada and the United States including the SEC.

        We have applied to the TSXV to list the Rusoro Shares that will be issued to Gold Reserve Equityholders in connection with the Offer. Listing will be subject to our fulfillment of all of the TSXV's applicable listing requirements.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

        The tables set out below include a summary of (i) Rusoro's historical consolidated financial information as at and for the fiscal years ended December 31, 2007 and 2006 and as at and for the nine month periods ended September 30, 2008 and 2007 in both Canadian GAAP and reconciled to U.S. GAAP, and (ii) unaudited pro forma consolidated financial information for Rusoro as at and for the nine-month period ended September 30, 2008 and for the fiscal year ended December 31, 2007 in both Canadian GAAP and reconciled to U.S. GAAP, after giving effect to Rusoro's acquisition of all of the Gold Reserve Equity pursuant to the Offer. The historical financial information of Rusoro as at and for the fiscal years ended December 31, 2007 and 2006 has been derived from Rusoro's audited consolidated financial statements, and the historical financial information of Rusoro as at and for the nine month periods ended September 30, 2008 and 2007 has been derived from Rusoro's unaudited interim consolidated financial statements, each of which can be found on SEDAR at www.sedar.com. The historical financial information for Gold Reserve as at and for the nine-month period ended September 30, 2008 and the fiscal years ended December 31, 2007 and 2006 has been derived from Gold Reserve's audited and unaudited consolidated financial statements, which can be found on SEDAR at www.sedar.com. See note 1 of the unaudited pro forma consolidated financial statements attached as Schedule "A" hereto for information as to how the pro forma consolidated financial statements were derived.

        The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of Rusoro and the accompanying notes thereto attached as Schedule "A" to the Offer and Circular. The summary unaudited pro forma consolidated financial statement information for Rusoro gives effect to the proposed acquisition of Gold Reserve as if such had occurred as at September 30, 2008 for the purposes of the pro forma consolidated balance sheet information, and as at January 1, 2007 for the purposes of the pro forma consolidated statements of operations for the fiscal year ended December 31, 2007 and the nine-month period ended September 30, 2008. In preparing the unaudited pro forma consolidated financial statement information, management of Rusoro has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Rusoro and Gold Reserve due to the limited publicly available information of Gold Reserve. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma consolidated financial statement information. The unaudited pro forma consolidated financial statement information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of Rusoro and accompanying notes attached as Schedule "A" to the Offer and Circular.

         [Rest of page intentionally left blank]

Summary of Consolidated Financial Information of Rusoro
(All dollar amounts are in 000s)

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006
	$	$	$	$
Canadian GAAP
Consolidated statement of operations data
Revenue	49,557	—	3,495	—
Gross income (loss)	1,215	—	(3,788)	—
Net loss for the period from continuing operations	(66,571)	(19,263)	(32,244)	(35,990)
Net loss for the period	(66,571)	(19,263)	(32,244)	(37,497)
Loss per share — basic and diluted	(0.17)	(0.14)	(0.20)	(2.01)
Consolidated balance sheet data
Cash	19,969	—	31,352	11,121
Other current assets	31,906	—	25,068	887
Property, plant and equipment	956,075	—	758,681	3,697
Mineral properties	229,504	—	190,287	26,822
Other non-current assets	38,343	—	1,136	—
Total assets	1,275,797	—	1,006,524	42,526
Current liabilities	46,326	—	24,445	6,809
Total long-term liabilities	410,577	—	279,036	463
Book value per share	2.09	—	1.82	0.32
Ratio of earnings to fixed charges
Ratio(1)	(15.03)	—	—	—
Deficiency(2)	(74,090)	—	(34,446)	(35,990)

	Nine months ended September 30,		Year ended December 31,
	2008(3)	2007(3)	2007(4)	2006(4)
	$	$	$	$
US GAAP
Consolidated statement of operations data
Revenue	49,557	—	3,495	—
Gross income (loss)	1,215	—	(3,788)	—
Net loss for the period	(86,288)	(28,439)	(46,572)	(34,634)
Loss per share — basic and diluted	(0.22)	(0.21)	(0.29)	(1.86)
Consolidated balance sheet data
Cash	19,969	—	31,352	11,121
Other current assets	31,906	—	25,068	887
Property, plant and equipment	956,075	—	758,681	3,697
Mineral properties	168,637	—	149,137	—
Other non-current assets	38,343	—	1,136	—
Total assets	1,214,930	—	965,374	15,704
Current liabilities	46,326	—	24,445	6,809
Total long-term liabilities	416,887	—	279,036	463
Book value per share	1.92	—	—	—
Ratio of earnings to fixed charges
Ratio(1)	(23.00)	—	—	—
Deficiency(2)	(93,807)	—	(48,774)	(33,127)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
Readers are encouraged to refer to Note 24 "Reconciliation to United States generally accepted accounting principles" in the interim unaudited consolidated financial statements of Rusoro as at September 30, 2008 and for the nine months ended September 30, 2008 and 2007.

(4)
Readers are encouraged to refer to Note 21 "Reconciliation to United States generally accepted accounting principles" in the annual audited consolidated financial statements of Rusoro as at December 31, 2007 and for the two years then ended.

Summary of Unaudited Pro Forma Consolidated Financial Information of Rusoro
(All dollar amounts are in 000s)

	Nine months ended September 30, 2008	Year ended December 31, 2007
	$	$
Canadian GAAP
Consolidated statement of operations data
Revenue	49,557	20,151
Gross loss	(23,989)	(21,552)
Net loss for the period	(77,391)	(76,199)
Loss per share — basic and diluted	(0.14)	(0.16)

	As at September 30, 2008
	$
Consolidated balance sheet data
Cash	83,714
Other current assets	34,617
Property, plant and equipment	964,505
Mineral properties	243,960
Other non-current assets	77,622
Total assets	1,404,418
Current liabilities	59,303
Total long-term liabilities	481,732
Book value per share	1.53	1.65
Ratio of earnings to fixed charges
Ratio(1)	(7.13)	—
Deficiency(2)	(79,085)	(87,075)
US GAAP(3)
Consolidated statement of operations data
Revenue		20,151
Gross income (loss)		(5,934)
Net loss for the period		(91,817)
Loss per share — basic and diluted		(0.16)
Consolidated balance sheet data
Cash		126,033
Other current assets		30,708
Property, plant and equipment		761,208
Mineral properties		152,005
Other non-current assets		54,090
Total assets		1,124,044
Current liabilities		40,974
Total long-term liabilities		377,612
Book value per share		1.26
Ratio of earnings to fixed charges
Ratio(1)		—
Deficiency(2)		(102,693)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
The US GAAP pro forma information presented is for the year ended December 31, 2007. US GAAP pro forma information as at and for the nine months ended September 30, 2008 is not presented as the information is not available. Readers are encouraged to refer to Note 6 "Differences in generally accepted accounting principles between Canada and the United States of America" in the unaudited pro forma condensed consolidated financial statements of Rusoro at September 30, 2008.

 GLOSSARY

        In the Offer and Circular, unless the context otherwise requires, the following terms have the meanings set forth below.

        "Acquiring Person" has the meaning given to it in Section 18 of the Circular, "Shareholder Rights Plan".

        "affiliate" has the meaning given to it in the Securities Act (British Columbia).

        "Agent's Message" has the meaning given to it in Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer".

        "Annual Information Form" means the annual information form of Rusoro for the fiscal year ended December 31, 2007 dated December 12, 2008, filed with certain Canadian provincial regulatory authorities.

        "Appointee" has the meaning given to it in Section 5 of the Offer, "Manner of Acceptance — Power of Attorney".

        "Appropriate Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the commencement of the Offer or the consummation of the Offer.

        "associate" has the meaning given to it in the Securities Act (British Columbia).

        "August Proposal" has the meaning given to it in Section 3 of the Circular, "Background".

        "August Response" has the meaning given to it in Section 3 of the Circular, "Background".

        "BCBCA" means the Business Corporations Act (British Columbia).

        "Book-Entry Confirmation" means confirmation of a book-entry transfer of a Shareholder's Gold Reserve Shares into the Depositary's account at CDS or DTC, as applicable.

        "Brisas or Brisas Project" means Gold Reserve's Brisas copper-gold project located in the KM88 mining district, Bolivar State, Venezuela.

        "business day" means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario, Canada or federal holiday observed in the United States.

        "Canadian GAAP" means Canadian generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants applied on a consistent basis.

        "Ceiba II CVG Contract" means the mining rights contract, as amended, between Cooperativa Mixta Chicanan and CVG issued March 18, 1991 which covers a 500 hectare concession of alluvial and vein gold and alluvial diamonds, within which Rusoro holds a 50 hectare mining lease covering the open pit mining operations of Rusoro.

        "CDS" means the CDS Clearing and Depository Services Inc.

        "CDSX" means the CDS on-line tendering system pursuant to which book-entry transfers may be effected.

        "Choco 5" project means Gold Reserve's Choco 5 project in the El Callao Mining District, Bolivar State, Venezuela.

        "Choco 10 mine" means Rusoro's 95% owned Choco 10 gold mine covering the Choco 4 and Choco 10 properties located in the El Callao mining district, Bolivar State, Venezuela.

        "Circular" means the take-over bid circular accompanying the Offer, including the Annexes attached thereto.

        "Combined Company" means the combined business of Rusoro and Gold Reserve as contemplated herein.

        "Competing Permitted Bid" has the meaning given to it in Section 18 of the Circular, "Shareholder Rights Plan".

        "CRA" has the meaning given to it in Section 19 of the Circular, "Certain Canadian Federal Income Tax Considerations".

        "CVG" means Corporacion Venezolana de Guayana, a decentralized Venezuelan autonomous entity responsible for the development and administration of the Guayana region of Venezuela.

        "Depositary" means Computershare Investor Services Inc.

        "Deposited Equity" has the meaning given to it in Section 5 of the Offer, "Manner of Acceptance — Dividends and Distributions".

        "Distributions" has the meaning given to it in Section 5 of the Offer, "Manner of Acceptance — Dividends and Distributions".

        "DTC" means the Depository Trust Company.

        "Effective Date" means the date on which Rusoro first pays for Gold Reserve Shares deposited under the Offer.

        "Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority or banks or trust companies in the United States.

        "Emilia property" means Rusoro's 100% owned Emilia project located in the El Dorado mining district, Bolivar State, Venezuela.

        "Endeavour Financial" means Endeavour Financial International Corporation.

        "Expiry Date" means the end of the day on January 21, 2009 or such other date as is set out in a notice of change or a notice of variation of the Offer issued at any time and from time to time extending the period during which Gold Reserve Equity may be deposited under the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day. See Section 6 of the Offer, "Extensions, Variations and Changes to the Offer".

        "Expiry Time" means 12:00 midnight, Eastern Time, at the end of January 21, 2009 or such other time as is set out in a notice of change or a notice of variation of the Offer issued at any time and from time to time. See Section 6 of the Offer, "Extensions, Variations and Changes to the Offer".

        "Financial Advisor" means Rusoro's financial advisor, Endeavour Financial.

        "forward-looking statements" has the meaning given to it in "Statements Regarding Forward-Looking Information".

        "fully-diluted basis" means, with respect to the number of outstanding Gold Reserve Shares at any time, the number of Gold Reserve Shares that would be outstanding if all rights to acquire Gold Reserve Shares, other than SRP Rights, were exercised, including for greater certainty, all Gold Reserve Shares issuable upon the exercise of Gold Reserve Options, whether vested or unvested and Gold Reserve Shares issuable upon conversion of the Gold Reserve Notes.

        "GAAP" means generally accepted accounting principles.

        "Gold Fields" means Gold Fields Limited, a corporation existing under the laws of South Africa.

        "Gold Reserve" means Gold Reserve Inc., a corporation existing under the YBCA, and, where the context requires, its subsidiaries.

        "Gold Reserve Board of Directors" means the board of directors of Gold Reserve.

        "Gold Reserve Corporation" means Gold Reserve Corporation, a corporation existing under the laws of Montana and a wholly-owned subsidiary of Gold Reserve.

        "Gold Reserve Equity" means, collectively, the Gold Reserve Shares and the Gold Reserve Equity Units.

        "Gold Reserve Equityholders" means, collectively, holders of Gold Reserve Shares and holders of Gold Reserve Equity Units.

        "Gold Reserve Equity Units" means an equity unit of Gold Reserve comprised of one Gold Reserve Class B common share and one Gold Reserve Corporation Class B common share, which equity units are convertible into Gold Reserve Shares on a one for one basis.

        "Gold Reserve Noteholders" means the holders of the Gold Reserve Notes.

        "Gold Reserve Notes" means Gold Reserve's 5.50% Senior Subordinated Convertible Notes due June 15, 2022.

        "Gold Reserve Option" means an option to purchase Gold Reserve Shares granted under either of the Gold Reserve Option Plans.

        "Gold Reserve Option Plans" means the Gold Reserve 1997 Equity Incentive Plan (last amended in March 2006) and the 2008 Venezuelan Equity Incentive Plan (approved by Gold Reserve's shareholders in June 2008) of Gold Reserve and any other shares into which such Gold Reserve Shares may be subdivided, consolidated, reclassified or changed.

        "Gold Reserve Share" means a Class A common share in the capital of Gold Reserve.

        "Gold Reserve Shareholder" means a holder of Gold Reserve Shares.

        "Governmental Entity" means (a) any supranational, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative agency, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority; (d) the TSX; (e) the TSXV; (f) the NYSE Alternext; or (g) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

        "Hecla" means Hecla Mining Company, a corporation existing under the laws of Delaware.

        "'HSR Act" has the meaning given to it in Section 17 of the Circular, "Regulatory Matters".

        "including" (or "includes") means including (or includes) without limitation.

        "Increible 6 project" means Rusoro's 100% owned Increible 6 Project located in the El Callao mining district, Bolivar State, Venezuela.

        "Indenture" means the indenture for the Gold Reserve Notes dated May 18, 2007 between Gold Reserve and the Bank of New York.

        "Information Agent" or "Georgeson" means Georgeson Shareholder Communications Canada Inc. and its affiliates.

        "Isidora mine" means Rusoro's interest in the Isidora gold deposit located in the El Callao mining district, Bolivar State, Venezuela that has been committed to a 50/50 joint venture with the Venezuelan government.

        "laws" means all laws, by-laws, statutes, rules, regulations, principles of law, policies, orders, ordinances, decisions, declarations, rulings, directives, judgments, decrees or other requirements of any Governmental Entity and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, which, for greater certainty, shall include the laws of Canada, the United States of America and Venezuela, and the term "applicable" with respect to such laws and in a context that refers to one or more persons, means such laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities.

        "Letter of Transmittal" means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on yellow paper or a facsimile thereof).

        "Market Price" has the meaning given to it in Section 18 of the Circular, "Shareholder Rights Plan".

        "Material Adverse Effect" means, in respect of any person, any effect, change, event, occurrence or state of facts, that is, or could reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending, or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations, licenses, permits, results of operations, prospects, articles, by-laws, rights or privileges of the relevant person, other than any effect, change, event, occurrence or state of facts: (i) relating solely to general political, economic or financial conditions; (ii) relating solely to the state of securities or commodities markets in general; (iii) solely attributable to the announcement of the transactions contemplated herein; (iv) relating solely to the industries in which Gold Reserve and its subsidiaries operate in general; or (v) in applicable Laws or regulations or GAAP.

        "MI 61-101" means Multilateral Instrument 61-101 entitled "Protection of Minority Security Holders in Special Transactions".

        "Minimum Tender Condition" means that there will have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Gold Reserve Shares which constitutes at least 66 2/3% of the issued and outstanding Gold Reserve Shares and that number of Gold Reserve Equity Units which constitutes at least 66 2/3% of the issued and outstanding Gold Reserve Equity Units (in each case calculated on a fully diluted basis).

        "NI 43-101" means National Instrument 43-101 — Standards of Disclosure for Mineral Projects.

        "Non-Resident Holder" has the meaning given to it in Section 19 of the Circular, "Certain Canadian Federal Income Tax Considerations".

        "Notice of Guaranteed Delivery" means the notice of guaranteed delivery (printed on green paper) in the form accompanying the Offer and Circular or a facsimile thereof.

        "NYSE Alternext" means the NYSE Alternext US LLC (formerly, the American Stock Exchange).

        "Offer" means Rusoro's Offer to purchase the Gold Reserve Equity made hereby.

        "Offer and Circular" means the Offer and the Circular, collectively.

        "Offered Consideration" means the consideration to be paid by Rusoro for the Gold Reserve Equity taken up under the Offer or three Rusoro Shares for each Gold Reserve Share or Gold Reserve Equity Unit tendered.

        "Offer Letter" has the meaning given to it in Section 3 of the Circular, "Background".

        "Offeror" means Rusoro.

        "Offer Period" means the period commencing on the date of the Offer and ending at the Expiry Time.

        "person" includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

        "Purchased Securities" has the meaning given to it in Section 5 of the Offer, "Manner of Acceptance — Power of Attorney".

        "Resident Holder" or "Resident Holders" has the meaning given to it in Section 19 of the Circular, "Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada".

        "Rights Certificates" means the certificates representing the SRP Rights.

        "Rusoro" means Rusoro Mining Ltd., a corporation existing under the BCBCA and, where the context requires, its subsidiaries.

        "Rusoro Share" means a common share in the capital of Rusoro.

        "San Rafael/El Placer project" means Rusoro's 100% owned San Rafael/El Placer gold development property located in the El Dorado mining district, Bolivar State, Venezuela.

        "SEC" means the United States Securities and Exchange Commission.

        "Separation Time" has the meaning ascribed thereto under "Shareholder Rights Plan" in Section 18 of the Circular.

        "Shareholder Rights Plan" means the shareholder rights plan agreement of Gold Reserve dated as of October 5, 1998, amended as of March 20, 2000 and June 2, 2000, and amended and restated as of March 14, 2003, and amended and restated as of January 29, 2006.

        "SRP Exercise Price" has the meaning given to it in Section 18 of the Circular, "Shareholder Rights Plan".

        "SRP Rights" means the rights issued pursuant to the Shareholder Rights Plan.

        "Subsequent Acquisition Transaction" has the meaning given to it in Section 10 of the Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer — Subsequent Acquisition Transaction".

        "Subsequent Offering Period" has the meaning given to it in Section 6 of the Offer, "Extensions, Variations and Changes to the Offer — Subsequent Offering Period".

        "subsidiary" means, with respect to a person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned or over which voting control or direction is exercised, directly or indirectly, by such person and will include any body corporate, partnership, trust, joint venture or other entity over which such person exercises direction or control or which is in a like relation to a subsidiary.

        "Take-Up Date" means a date upon which Rusoro takes up or acquires Gold Reserve Equity under the Offer. Rusoro reserves the right, to the extent permitted by applicable law, to have multiple Take-Up Dates.

        "Tax Act" means the Income Tax Act (Canada) R.S.C. 1985, c.1 (5th supplement), as amended and the regulations thereunder, as amended.

        "taxable capital gain" has the meaning given to it in Section 19 of the Circular, "Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Taxation of Capital Gains and Losses on the Exchange and on the Disposition of Rusoro Shares".

        "trading day" means any day on which trading occurs on the TSX, TSXV or NYSE Alternext as applicable.

        "TSX" means the Toronto Stock Exchange.

        "TSXV" means the TSX Venture Exchange.

        "United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

        "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "U.S. GAAP" means generally accepted accounting principles in the United States.

        "U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Valle Hondo project" means Rusoro's 100% owned Valle Hondo Project located in the El Dorado mining district, Bolivar State, Venezuela.

        "YBCA" means the Business Corporations Act (Yukon).

OFFER

December 15, 2008

TO: THE HOLDERS OF GOLD RESERVE SHARES AND GOLD RESERVE EQUITY UNITS

        The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information and should be read carefully before making a decision with respect to the Offer. This Offer and the Circular constitute the take-over bid circular required under applicable Canadian securities laws. Capitalized terms used in the Offer but not otherwise defined herein are defined in the section entitled "Glossary" above.

1.     The Offer

        The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Gold Reserve Equity and including any Gold Reserve Equity that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Equity, on the basis of three Rusoro Shares in respect of each Gold Reserve Share or Gold Reserve Equity Unit.

        Each Gold Reserve Equityholder will receive the Offered Consideration in respect of all of the Gold Reserve Equityholder's Gold Reserve Equity properly deposited under the Offer, subject to adjustment for fractional shares.

        On December 12, 2008, which is the last trading day prior to the date on which the Offeror announced the Offer, the closing price of the Gold Reserve Shares listed on the TSX was Cdn.$0.45 and on the NYSE Alternext was $0.39. The volume-weighted average price of the Gold Reserve Shares on the TSX for the 30 trading days ended December 12, 2008 was Cdn.$0.436 and on the NYSE Alternext was $0.330. Based on the closing price of the Rusoro Shares on the TSXV on December 12, 2008, the Offer represented a premium of approximately 140% over the closing price of the Gold Reserve Shares on the TSX on the same date. Based on the volume-weighted average price of the Rusoro Shares on the TSXV for the 30 trading days ended December 12, 2008, the Offer represented a premium of approximately 209% over the volume-weighted average price of the Gold Reserve Shares on the TSX for the same period.

        The Offeror urges you to obtain recent quotations for the Gold Reserve Shares and Rusoro Shares before deciding whether or not to tender your Gold Reserve Shares.

        The Offer is made only for Gold Reserve Equity and is not made for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares (other than the SRP Rights). Gold Reserve Equityholders who deposit their Gold Reserve Equity will be deemed to have deposited the SRP Rights associated with such Gold Reserve Equity. No additional payment will be made for the SRP Rights and no amount of consideration to be paid by the Offeror for the Gold Reserve Equity will be allocated to the SRP Rights.

        Any holder of Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise or exchange the options, equity units or other rights in order to obtain certificates representing Gold Reserve Shares that may be deposited in accordance with the terms of the Offer. Any such exercise or exchange must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Gold Reserve Shares available for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures referred to in Section 5 of this Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        If any holder of Gold Reserve Options, Gold Reserve Notes or other securities of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Shares does not exercise or convert such Gold Reserve Options, Gold Reserve Notes or other convertible, exchangeable or exercisable securities before the Expiry Time, such Gold Reserve Options, Gold Reserve Notes or other convertible, exchangeable or exercisable securities will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Subsequent Acquisition Transaction a Gold Reserve Option will become an option or right to acquire a number of Rusoro Shares, as determined in accordance with the terms of the Gold Reserve Option or other convertible, exchangeable or exercisable securities.

        Other than such amendments as are required to meet Rusoro's conditions to this Offer (see paragraph (d) of "Conditions of the Offer" below), the Gold Reserve Notes will remain outstanding without amendment other than an adjustment to the conversion feature to reflect the terms of the Offer. The Gold Reserve Notes are currently convertible at the rate of $7.54 per Gold Reserve Share. As the Offer is based on the ratio of three Rusoro Shares for each Gold Reserve Share, the conversion feature in the Gold Reserve Notes will be amended to $7.54 divided by three, or $2.51 per Rusoro Share.

        Fractional Rusoro Shares will not be issued in connection with the Offer. Where on any Take-Up Date a Gold Reserve Equityholder is to receive Rusoro Shares as consideration for the Offer and the aggregate number of Rusoro Shares to be issued to the Gold Reserve Equityholder would result in a fraction of a Rusoro Share being issued, the number of Rusoro Shares to be received by the Gold Reserve Equityholder will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is 0.5 or less) to the nearest whole number.

        Pursuant to United States state securities laws, Rusoro will not be permitted to take up and pay for Gold Reserve Equity owned by a U.S. resident until the offer and sale in the state in which such person is resident in has been registered with the applicable state regulatory agency or an exemption from such registration is available. In this regard, Rusoro intends to file the appropriate forms to qualify the Offer in all states in which Gold Reserve Equityholders reside. There can be no assurance that all states will approve the Offer and sale.

        The accompanying Circular, which is incorporated into and forms part of the Offer, and the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information that should be read carefully before making a decision with respect to the Offer.

2.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, subject to applicable law, and provided that the Offeror may not assert an Offer condition when the condition is triggered by the Offeror's own action or inaction, the Offeror shall have the right to withdraw the Offer and shall not be required to take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Gold Reserve Equity deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

  (a)
  the Minimum Tender Condition;

  (b)
  any and all government or regulatory approvals (including the Appropriate Regulatory Approvals), waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required by law, policy or practice (including, those of any provincial securities authorities, stock exchanges or other securities regulatory authorities) that are, in the Offeror's reasonable discretion, necessary or advisable to complete the Offer, shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms satisfactory to Rusoro, in its sole discretion, acting reasonably;

  (c)
  no act, action, suit or proceeding shall have been taken or threatened or be pending before or by any Governmental Entity or by any elected or appointed public official or private person (including, by any individual, company, firm, group or other entity), whether or not having the force of law, and no law shall have been proposed, amended, enacted, promulgated or applied, in either case:

  (i)
  challenging the Offer or the ability of Rusoro to make or maintain the Offer;

  (ii)
  seeking to prohibit, restrict or impose material limitations or conditions on: (A) the acquisition by, or sale to, Rusoro of any Gold Reserve Equity, (B) the take-up or acquisition of Gold Reserve Equity by Rusoro, (C) the issuance and delivery of Rusoro Shares in consideration for Gold Reserve Equity taken up or acquired by Rusoro, (D) the ability of Rusoro to acquire or hold, or exercise full rights of ownership of, any Gold Reserve Equity, (E) the ownership or operation or effective control by Rusoro of any material portion of the business, property, assets, licenses or permits of Gold Reserve or its affiliates or subsidiaries or to compel Rusoro or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business, property, assets, licenses or permits of Gold Reserve or any of its affiliates or subsidiaries as a result of the Offer, or (F) the ability of Rusoro and its affiliates and subsidiaries to complete any Subsequent Acquisition Transaction;

    (iii)
    seeking to obtain from Rusoro, any of its affiliates or subsidiaries, or any director or officer of any of the foregoing, or from Gold Reserve, any of its affiliates or subsidiaries, or any director or officer of any of the foregoing, any material damages directly or indirectly in connection with the Offer;

    (iv)
    which, if successful, in the reasonable discretion of Rusoro, would be reasonably likely to result in a Material Adverse Effect on Gold Reserve or its affiliates or subsidiaries, taken as a whole, if the Offer was consummated; or

    (v)
    which, if successful, in the reasonable discretion of Rusoro, would make uncertain the ability of Rusoro and its affiliates and subsidiaries to complete any Subsequent Acquisition Transaction;

  (d)
  the valid execution, in form and substance satisfactory to Rusoro, and the continued effectiveness at the Expiry Time of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture) such that Gold Reserve shall have no obligation, as a result of Rusoro's acquisition of Gold Reserve Equity pursuant to the Offer, to make a "Fundamental Change Purchase Offer" (as such term is defined in Section 15.01(a) of the Indenture);

  (e)
  Rusoro shall have determined in its reasonable discretion that, on terms satisfactory to Rusoro: (i) the Gold Reserve Board of Directors shall have waived the application of the Shareholder Rights Plan to the purchase of Gold Reserve Shares by Rusoro under the Offer, any and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Gold Reserve Shares upon the exercise of the SRP Rights in relation to the purchase of Gold Reserve Shares by Rusoro under the Offer, any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Gold Reserve Shares with respect to the Offer, any Subsequent Acquisition Transaction;

  (f)
  there shall not be in effect or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or the acquisition of Gold Reserve Equity under the Offer, or any Subsequent Acquisition Transaction and there shall not exist any law, nor shall any law have been proposed, enacted, entered, modified, amended, promulgated or applied, nor shall there be in effect, pending or threatened any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity or other legal restraint or prohibition which would have the effect of prohibiting, restricting, making illegal or imposing material limitations or conditions on (i) the acquisition by, or sale to, Rusoro of any Gold Reserve Equity, (ii) the take up or acquisition of Gold Reserve Equity by Rusoro, (iii) the issuance and delivery of Rusoro Shares in consideration for Gold Reserve Equity taken up or acquired by Rusoro, (iv) the ability of Rusoro to acquire or hold, or exercise full rights of ownership of, any Gold Reserve Equity, (v) the ownership or operation or effective control by Rusoro of any material portion of the business, property, assets, licenses or permits of Gold Reserve or its affiliates or subsidiaries or to compel Rusoro or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business, property, assets, licenses or permits of Gold Reserve or any of its affiliates or subsidiaries as a result of the Offer, or (vi) the ability of Rusoro and its affiliates and subsidiaries to complete any Subsequent Acquisition Transaction;

  (g)
  Rusoro shall not have become aware of any adverse claims, impairments, rights, interests, limitations or other restrictions or rights of expropriation of any kind whatsoever not specifically and publicly disclosed by Gold Reserve prior to December 12, 2008 in respect of any of Gold Reserve's properties, assets, licenses or permits including any mineral rights or concessions;

  (h)
  Rusoro shall have determined, in its reasonable discretion, that none of the following shall exist or shall have occurred (which has not been cured or waived), or is threatened, (i) any property, right, franchise, concession, permit or licence of Gold Reserve or of any of its affiliates or subsidiaries has been or may be impaired or otherwise adversely affected, whether as a result of the making of the Offer, taking up and paying for Gold Reserve Equity deposited under the Offer, the completion of a Subsequent Acquisition Transaction or otherwise, on a basis which might reduce the expected economic value to Rusoro of the acquisition of Gold Reserve or make it inadvisable for Rusoro to proceed with the Offer and/or with taking up and paying for Gold Reserve Equity deposited under the Offer, or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which Gold Reserve or any of its affiliates or subsidiaries is a party or to which they or any of their properties or assets are subject that might reduce the expected economic value to Rusoro of the acquisition of Gold Reserve or make it inadvisable for Rusoro to proceed with the Offer and/or taking up and paying for Gold Reserve Equity deposited under the Offer, and/or completing a Subsequent Acquisition Transaction (including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of Rusoro taking up and paying for Gold Reserve Equity deposited under the Offer or completing a Subsequent Acquisition Transaction);

  (i)
  Rusoro shall have determined in its reasonable discretion that none of Gold Reserve, any of its affiliates or subsidiaries, or any Governmental Entity or other third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event (in each case other than an action or failure to take an action specifically and publicly disclosed by Gold Reserve prior to December 12, 2008), which might reduce the expected economic value to Rusoro of the acquisition of Gold Reserve or make it inadvisable for Rusoro to proceed with the Offer and/or with the taking up and paying for Gold Reserve Equity under the Offer and/or the completion of a Subsequent Acquisition Transaction, including without limiting the generality of the foregoing: (i) any action or event with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of Gold Reserve or any of its affiliates (other than any such sale, disposition or other dealing between Gold Reserve and any affiliate of Gold Reserve or in the ordinary course of business consistent with past practice), any issuance of securities (other than in connection with the exercise of Gold Reserve Options, Gold Reserve Equity Units or other securities (other than SRP Rights) of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Shares existing on December 12, 2008, in accordance with their terms specifically and as publicly disclosed prior to December 12, 2008) or options or rights to purchase securities, the payment of any dividends or other distributions or payments (except in the ordinary course of business consistent with past practice), any acquisition or transaction causing a reduction in the number of, or authorizing or proposing the acquisition or other reduction in the number of outstanding Gold Reserve Equity or other securities of Gold Reserve or any of its subsidiaries, any incurrence of material debt or project financing or material steps in furtherance of the foregoing, any acquisition from a third party of assets (except in the ordinary course of business consistent with past practice) or securities by Gold Reserve or any of its affiliates, any reorganization of Gold Reserve and its affiliates, or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Gold Reserve or any of its subsidiaries or affiliates or any capital expenditure by Gold Reserve or any of its subsidiaries or affiliates not in the ordinary course of business and consistent with past practice, the making of or committing to make any capital expenditure by Gold Reserve or any of its affiliates or subsidiaries (other than in the ordinary course of business consistent with past practice or in accordance with plans specifically and publicly disclosed by Gold Reserve prior to December 12, 2008), the waiving, releasing, granting, transferring, extinguishing, expropriation or amending of any rights of material value under (A) any existing material contract in respect of any material joint ventures or material properties or projects, or (B) any other material license, lease, permit, authorization, concession, contract, agreement, instrument or other document (other than in the ordinary course of business consistent with past practice and only if so doing would not have a Material Adverse Effect on Gold Reserve or any of its affiliates or subsidiaries); (ii) any change to Gold Reserve's notice of articles, articles or other constating documents; (iii) adopting, establishing or entering into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of Gold Reserve's or its affiliates' or subsidiaries' employees, consultants, officers or directors not specifically and publicly disclosed by Gold Reserve prior to December 12, 2008; (iv) adopting, establishing or entering into, or amending or making on or after December 12, 2008 grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants, officers or directors of Gold Reserve or any of its affiliates or subsidiaries, whether or not as a result of or in connection with the transactions contemplated by the Offer and Circular; (v) except as may be required by law, taking any action to adopt, establish, terminate or amend any employee benefit plan of Gold Reserve or any of its affiliates or subsidiaries; or (vi) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Gold Reserve, or any agreement to engage in any of the foregoing;

  (j)
  Rusoro shall have determined, in its reasonable discretion, that there does not exist and that there shall not have occurred any change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after December 12, 2008, that has or may have a Material Adverse Effect on Gold Reserve and its affiliates or subsidiaries, taken as a whole and that the Offer, if consummated, shall not trigger a Material Adverse Effect on Gold Reserve and its affiliates and subsidiaries, taken as a whole and Rusoro shall not have become aware of any change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after December 12, 2008, that, in the reasonable discretion of Rusoro, has had or may have a Material Adverse Effect on Gold Reserve and its affiliates and subsidiaries, taken as a whole;

  (k)
  Rusoro shall not have become aware of any untrue statements of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made, in any document filed by or on behalf of Gold Reserve with any securities commission nor similar securities regulatory authority in any of the provinces of Canada or in the United States or elsewhere, including any prospectus, registration statement, annual information form, financial statement, material change report, management proxy circular, feasibility study or technical report (or executive summary thereof), press release or any other document so filed by Gold Reserve, and Gold Reserve shall have disclosed all material changes in relation to Gold Reserve which occurred prior to December 12, 2008 in a non-confidential material change report filed with the British Columbia Securities Commission prior to December 12, 2008; and

  (l)
  there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSXV, the TSX or the NYSE Alternext; (ii) any change in the general political, market, economic, social or financial market conditions in Canada, the United States or Venezuela that could, in the reasonable discretion of Rusoro, have a Material Adverse Effect on Gold Reserve and its affiliates and subsidiaries, taken as a whole; or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in the Offeror's sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time. The Offeror reserves the right to withdraw the Offer if, at the Expiry Time, any condition to the Offer remains unsatisfied or has not been waived. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions shall be final and binding on all parties.

        Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal in compliance with applicable securities laws, will cause the Depositary, if required by law, as soon as practicable thereafter to notify Gold Reserve Equityholders in the manner set forth below in Section 11 of this Offer, "Notice and Delivery" and provide a copy of the notice thereof to the TSXV, the TSX and the NYSE Alternext. In the event that the Offeror waives a material condition to the Offer, the Offeror will disseminate notice of such waiver to Gold Reserve Equityholders in a manner reasonably calculated to inform such holders of such waiver and will allow sufficient time for Gold Reserve Equityholders to consider the effect of such waiver on the Offer. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario. In the event of any waiver, all Gold Reserve Equity deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer. If the Offer is withdrawn, the Offeror will not be obligated to take up or pay for any Gold Reserve Equity deposited under the Offer and the Depositary will promptly return all Gold Reserve Equity to the parties by whom it was deposited in acceptance of the Offer. See Section 9 of this Offer, "Return of Deposited Securities".

3.     Take-Up and Payment for Deposited Gold Reserve Equity

        Upon the terms and subject to the conditions of the Offer the Offeror will take up and pay for Gold Reserve Equity validly deposited under the Offer and not withdrawn pursuant to Section 8 of this Offer, "Right to Withdraw Deposited Gold Reserve Equity", promptly, after the Offeror becomes obligated by the terms of the Offer to take-up the Gold Reserve Equity. Any Gold Reserve Equity deposited under the Offer after the first date on which Gold Reserve Equity have been taken up by the Offeror (i.e., during the Subsequent Offering Period) will be taken up and paid for promptly.

        Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Gold Reserve Equity or to terminate the Offer and not take up or pay for any Gold Reserve Equity or terminate the Offer if any condition of the Offer is not satisfied or, where permitted, waived by the Offeror by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its office in Toronto, Ontario. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Gold Reserve Equity in order to comply, in whole or in part, with any applicable law.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Gold Reserve Equity validly deposited and not validly withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Equity pursuant to the Offer at its principal office in Toronto, Ontario.

        The Offeror will pay for Gold Reserve Equity validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form of sufficient certificates for Rusoro Shares for transmittal to persons who have deposited Gold Reserve Equity under the Offer. The Depositary will act as the agent of the persons who have deposited Gold Reserve Equity in acceptance of the Offer for the purposes of receiving the Offered Consideration from the Offeror and transmitting such Offered Consideration to such persons. Receipt of the share certificates representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by persons depositing Gold Reserve Equity pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Gold Reserve Equity on the purchase price of Gold Reserve Equity purchased by the Offeror, regardless of any delay in making such payment.

        Settlement with each Gold Reserve Equityholder who has validly deposited and not validly withdrawn Gold Reserve Equity under the Offer will be made by the Depositary forwarding a certificate for the Rusoro Shares to which such Gold Reserve Equityholder is entitled. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates will be issued in the name of the registered Gold Reserve Equityholder of the Gold Reserve Equity so deposited. Unless the person depositing the Gold Reserve Equity instructs the Depositary to hold the certificates representing the Rusoro Shares for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificates will be sent to the address of the Gold Reserve Equityholder as shown on the securities register maintained by or on behalf of Gold Reserve. Certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

        If any Deposited Equity is not accepted for payment pursuant to the terms and conditions of the Offer for any reason, of if certificates are submitted for more Gold Reserve Equity than is deposited, certificates for unpurchased Gold Reserve Equity will be returned, at the Offeror's expense, to the depositing Gold Reserve Equityholder as soon as it is practicable following the termination of the Offer or the conclusion of the Offer, as applicable. Unless otherwise directed in the Letter of Transmittal, certificates representing unpurchased Gold Reserve Equity will be forwarded to the address of the registered Gold Reserve Equityholder as shown on the securities register maintained by Gold Reserve.

        Gold Reserve Equityholders depositing Gold Reserve Equity will not be required to pay any fee or commission if they accept the Offer by depositing their Gold Reserve Equity directly with the Depositary. If you own your Gold Reserve Equity through a broker or other nominee and your broker or nominee tenders your Gold Reserve Equity on your behalf, your broker or nominee may charge you a fee for doing so.

4.     Time for Acceptance

        The Offer is open for acceptance, unless extended or withdrawn by the Offeror upon the failure of one or more conditions to the Offer in accordance with applicable law, until 12:00 midnight, Eastern time, at the end of January 21, 2009.

        See Section 6 of this Offer, "Extensions, Variations and Changes to the Offer".

5.     Manner of Acceptance

Letter of Transmittal

        The Offer may be accepted by Gold Reserve Equityholders by depositing the following documents with the Depositary at any of the offices specified in the Letter of Transmittal no later than the Expiry Time:

  (a)
  a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed as required by the instructions set out in the Letter of Transmittal;

  (b)
  the certificate(s) representing the Gold Reserve Equity in respect of which the Offer is being accepted; and

  (c)
  any other documents required by the instructions set out in the Letter of Transmittal.

        The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal.

        Gold Reserve Equityholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Gold Reserve Equity may deposit certificates representing Gold Reserve Equity pursuant to the procedure for guaranteed delivery described below.

        Unless waived by Rusoro, holders of Gold Reserve Equity are required to deposit one SRP Right for each Gold Reserve Share and Gold Reserve Equity Unit (representing the SRP Right issued in respect of the underlying Class B common shares of Gold Reserve) in order to effect a valid deposit of such Gold Reserve Equity prior to the Expiry Time. If the Separation Time does not occur before the Expiry Time, a deposit of Gold Reserve Equity will also constitute a deposit of the associated SRP rights. If the Separation Time occurs before the Expiry Time and Rights Certificates are distributed by Gold Reserve to Gold Reserve Shareholders prior to the time that the holder's Gold Reserve Equity is deposited under the Offer, in order for the Gold Reserve Equity to be validly deposited, Rights Certificate(s) representing SRP Rights equal in number to the number of Gold Reserve Shares and Gold Reserve Equity Units deposited by such Gold Reserve Equityholder must be delivered to the Depositary. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time that a Gold Reserve Equityholder deposits its Gold Reserve

Equity under the Offer, the Gold Reserve Equityholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described below. In any case, a deposit of Gold Reserve Equity constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights equal in number to the number of Gold Reserve Shares and Gold Reserve Equity Units deposited under the Offer to the Depositary on or before the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. Rusoro reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary receive, prior to taking up the Gold Reserve Equity for payment pursuant to the Offer, Rights Certificate(s) from a Gold Reserve Equityholder representing SRP Rights equal in number to the Gold Reserve Shares and Gold Reserve Equity Units deposited by such holder.

        In addition, Gold Reserve Equity and, if applicable, Rights Certificates, may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading "Procedure for Guaranteed Delivery" or in compliance with the procedures for book-entry transfers set out below under the heading "Acceptance by Book-Entry Transfer".

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if:

  (a)
  the Letter of Transmittal is signed by the registered owner of the Gold Reserve Equity exactly as the name of the registered Gold Reserve Equityholder appears on the Gold Reserve Equity certificate deposited therewith, and the certificates for Rusoro Shares under the Offer are to be delivered directly to such registered Equityholder; or

  (b)
  Gold Reserve Equity is deposited for the account of an Eligible Institution.

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Gold Reserve Equity is registered in the name of a person other than the signatory of a Letter of Transmittal or if the certificates for the Rusoro Shares are to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Procedure for Guaranteed Delivery

        If a Gold Reserve Equityholder wishes to accept the Offer and either (i) the certificates representing such Gold Reserve Equityholder's Gold Reserve Equity are not immediately available or (ii) such Gold Reserve Equityholder cannot deliver the certificates and Letter of Transmittal to the Depositary by the Expiry Time, such Gold Reserve Equity may nevertheless be deposited under the Offer provided that all of the following conditions are met:

  (a)
  such deposit is made only at the principal office of the Depositary in Toronto, Ontario, by or through an Eligible Institution;

  (b)
  a Notice of Guaranteed Delivery (or a manually signed facsimile thereof), properly completed and duly executed, including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto, Ontario, at or before the Expiry Time;

  (c)
  the certificate(s) representing the Deposited Equity, and, if the Separation Time has occurred before the Expiry Time and Rights Certificates have been distributed to Gold Reserve Equityholders before the Expiry Time, the Rights Certificates representing the deposited SRP Rights, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile thereof), relating to such Gold Reserve Equity, with signatures guaranteed if so required in accordance with the Letter of Transmittal, and all other documents required by such Letter of Transmittal, are received at the Toronto, Ontario, office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date; and

  (d)
  in the case of SRP Rights where the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Gold Reserve Equityholders before the Expiry Time, the

    Rights Certificate(s) representing the deposited SRP Rights, in proper form for transfer, together with a properly completed Letter of Transmittal (or a manually signed facsimile thereof), with signature guarantees if so required, and all other documents required by such Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario by 5:00 p.m. (Toronto time) on the third trading day on the TSX after Rights Certificates are distributed to Gold Reserve Equityholders.

        The Notice of Guaranteed Delivery may be delivered by hand or couriered or transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto, Ontario, and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery to any other office other than the Toronto, Ontario office of the Depositary does not constitute delivery for the purpose of satisfying the guaranteed delivery.

Acceptance by Book-Entry Transfer

        Gold Reserve Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder's Gold Reserve Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Gold Reserve Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

        Gold Reserve Shareholders, through their respective CDS participants, who use CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

        Gold Reserve Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message (as defined below) in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Gold Reserve Shareholder's Gold Reserve Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of Gold Reserve Shares may be effected through book-entry transfer at DTC, either an Agent's Message in respect thereof, or a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary, at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with it procedures does not constitute delivery to the Depositary. Such documents or Agent's Message should be sent to the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Gold Reserve Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that Rusoro may enforce such agreement against such participant.

        Gold Reserve Shareholders who wish to accept the Offer by Book-Entry Confirmation should contact their broker or the Information Agent for assistance. Contact details for the Information Agent may be found on the last page of this document.

Method of Delivery

        The method of delivery of the certificates representing Gold Reserve Equity (or a Book-Entry Confirmation for the Gold Reserve Shares, as applicable), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the depositing Gold Reserve Equityholder. The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if certificates for Gold Reserve Equity and the other documents are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificates for such Gold Reserve Equity by the Depositary.

        A Gold Reserve Equityholder who wishes to deposit Gold Reserve Equity under the Offer and whose Gold Reserve Equity is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Gold Reserve Equity under the Offer.

Determination of Validity

        All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Gold Reserve Equity will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all deposits of Gold Reserve Equity determined by it not to be in proper form, or the issue of Rusoro Shares in respect of which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any deposit of Gold Reserve Equity. No deposit of Gold Reserve Equity will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

        Under no circumstances will any amount be paid by the Offeror or the Depositary due to any delay in exchanging any Gold Reserve Equity accepted for exchange pursuant to the Offer.

Dividends and Distributions

        Subject to the terms and conditions of the Offer and subject, in particular, to Gold Reserve Equity being validly withdrawn by or on behalf of a depositing Gold Reserve Equityholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Gold Reserve Equityholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Gold Reserve Equity covered by the Letter of Transmittal delivered to the Depositary (the "Deposited Equity") and in and to all rights and benefits arising from such Deposited Equity including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Equity or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

Power of Attorney

        An executed Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer into the Depositary's accounts with CDS or DTC, as applicable) irrevocably approves, constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Equity covered by the Letter of Transmittal or book-entry transfer (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities"), certain officers of the Offeror and any other person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Gold Reserve Equityholder with respect to the Purchased Securities. The Letter of Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such Gold Reserve Equityholder (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Gold Reserve; (b) for so long as any Purchased Securities are registered or recorded in the name of such Gold Reserve Equityholder (whether or not they are now so registered or recorded), to exercise any and all rights of such Gold Reserve Equityholder including the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Gold Reserve Equityholder in respect of the Purchased Securities for all purposes including in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Gold Reserve; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Gold Reserve Equityholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Gold Reserve Equityholder; and (d) to exercise any other rights of a holder of Purchased Securities.

        A Gold Reserve Equityholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Gold Reserve Equityholder at any time with respect to the Deposited Equity or any Distributions. The Gold Reserve Equityholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Equity or any Distributions by or on behalf of the depositing Gold Reserve Equityholder unless the Deposited Equity is not taken up and paid for under the Offer.

        A Gold Reserve Equityholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Gold Reserve and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including all appointments of any agent, attorney-in-fact or attorney) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

        A Gold Reserve Equityholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Gold Reserve Equityholder.

Binding Agreement

        The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Gold Reserve Equityholder and the Offeror, effective immediately following the Offeror's take-up of the Gold Reserve Equity deposited by such Gold Reserve Equityholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Gold Reserve Equityholder that (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Equity and has full power and authority to deposit, sell, assign and transfer the Deposited Equity and any Distributions being deposited under the Offer, (ii) the Deposited Equity and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Equity and Distributions, to any other person, (iii) the deposit of the Deposited Equity and Distributions complies with applicable laws, and (iv) when the Deposited Equity and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

6.     Extensions, Variations and Changes to the Offer

        The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is extended or withdrawn by the Offeror.

        Subject to the limitations described below, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to vary the terms of the Offer or extend the Expiry Time, in accordance with applicable laws, by giving notice in writing to the Depositary at its office in Calgary, Alberta. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Gold Reserve Equityholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Rusoro Shares), the Offeror will give written notice of such change to the Depositary at its office in Calgary, Alberta. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary (but in no event later than 9:00 a.m. Eastern Time, on the next business day after the previously scheduled Expiry Time), publicly announce the extension, variation or change, provide a copy of the notice thereof to the TSXV, the TSX and the NYSE Alternext and, if required by applicable law, cause the Depositary to mail a copy of any such notice to Gold Reserve Equityholders as required by applicable securities legislation at their respective addresses appearing in the share register of Gold Reserve. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Calgary, Alberta.

        Where the terms of the Offer are varied, the Offer Period will not expire before ten days after the notice of change or variation has been given to Gold Reserve Equityholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of the Offer Period pursuant to such orders or other forms of relief as may be granted by any Governmental Entity. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following a change in consideration offered, percentage of securities sought or inclusion for changes to a dealer's soliciting fee is ten business days. The period during which an offer must remain open following a material change in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of, or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of, the changes. Accordingly, if prior to the Expiry Time, the Offeror changes the consideration offered pursuant to the Offer, reduces the percentage of the Gold Reserve Equity sought or increases or decreases a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change or variation is first published, mailed or given to Gold Reserve Equityholders, the Offer will be extended at least until the expiration of such tenth business day.

        During any extension of the Offer, all Gold Reserve Equity previously deposited and not withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer, subject to Section 8 of this Offer, "Right to Withdraw Deposited Gold Reserve Equity". An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under Section 2 of this Offer, "Conditions of the Offer".

        Under applicable Canadian provincial securities laws, if there is a variation in the terms of the Offer, the period during which Gold Reserve Equity may be deposited under the Offer will not expire before 10 days after the date that the notice of variation has been delivered.

        If, before the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Gold Reserve Equity is taken up under the Offer.

Subsequent Offering Period

        Pursuant to Rule 14d-11 under the U.S. Exchange Act, the Offeror, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three business days (the "Subsequent Offering Period") following the Expiry Time. Pursuant to such rule, the Offeror may include a Subsequent Offering Period with respect to the Offer so long as:

  (a)
  the Offer was open for at least twenty business days and has expired;

  (b)
  the Offer was for all outstanding Gold Reserve Shares and Gold Reserve Equity Units that are the subject of the Offer;

  (c)
  the Offeror immediately takes up and promptly pays for all Gold Reserve Equity deposited prior to the Expiry Time which were not validly withdrawn;

  (d)
  the Offeror announces the results of the Offer, including the approximate number and percentage of Gold Reserve Shares and Gold Reserve Equity Units deposited, not later than 9:00 am (Eastern time) on the next business day after the Expiry Time and immediately begins the Subsequent Offering Period with respect to the Offer;

  (e)
  the Offeror immediately takes up and promptly pays for Gold Reserve Shares and Gold Reserve Equity Units as they are deposited during the Subsequent Offering Period with respect to the Offer; and

  (f)
  the Offeror pays the same form and amount of consideration for all Gold Reserve Equity deposited in both the Subsequent Offering Period and the period prior to the Expiry Time.

        A Subsequent Offering Period, if one is included, does not constitute an extension of the Offer for purposes of the U.S. Exchange Act, although it does constitute an extension of the Offer under Canadian securities laws. Under Canadian securities laws, in order for an Offeror to take up and pay for additional shares deposited after the initial Expiry Time, the Offeror must either: (a) extend the Offer in accordance with Canadian securities laws (which extension would be treated as a Subsequent Offering Period in the United States); or (b) initiate a new offer in respect of Gold Reserve Equity, which new offer could not be consummated for at least 35 days. For purposes of the U.S. Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the next business day after the Expiry Time during which Gold Reserve Equityholders may deposit Gold Reserve Equity not deposited prior to the Expiry Time of the initial Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take up of all Gold Reserve Equity then deposited under the Offer, and during which period Gold Reserve Equityholders may deposit Gold Reserve Equity not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer.

        The Offeror does not currently intend to include a Subsequent Offering Period with respect to the Offer, although the Offeror reserves the right to do so in its sole discretion. If the Offeror elects to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable United States securities laws, the Offeror will include a statement of its intention to do so in the press release announcing the results of the Offer disseminated no later than 9:00 am (Eastern time) on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "Notice and Delivery" in Section 11 of the Offer to all holders of Gold Reserve Equity that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration as the Offered Consideration will be paid to Gold Reserve Equityholders depositing Gold Reserve Equity during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. If the Offered Consideration for the Gold Reserve Equity under the Offer is increased, the increased consideration will be paid to all depositing Gold Reserve Equityholders whose Gold Reserve Equity is taken up under the Offer without regard to when such Gold Reserve Equity is taken up under the Offer by the Offeror.

        Notwithstanding the provisions of the U.S. Exchange Act regarding subsequent offering periods, the Offeror will permit withdrawal of Gold Reserve Equity deposited during any Subsequent Offering Period, if there is one, at any time prior to the expiry of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of deposited Gold Reserve Equity taken up by the Offeror prior to the Subsequent Offering Period. Withdrawing holders of Gold Reserve Equity who have deposited such Gold Reserve Equity during the Subsequent Offering Period and have received payment for such Gold Reserve Equity must return such payment to the Offeror prior to any withdrawal by including the payment received for such Gold Reserve Equity with the notice of withdrawal submitted to the Depositary in compliance with the procedures described in Section 8 of the Offer, "Right to Withdraw Deposited Gold Reserve Equity". Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 5:00 p.m. (Eastern time) on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to provisions of this Section 6. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth under "Conditions of the Offer" in Section 2 of the Offer, be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten calendar days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the U.S. Exchange Act, if the Offeror elects to make a Subsequent Offering Period available with respect to the Offer, the Subsequent Offering Period will be open for at least ten calendar days from the date of notice of extension. The Offeror will promptly take up and pay for all Gold Reserve Equity validly deposited during the Subsequent Offering Period with respect to the Offer.

7.     Changes in Capitalization of Gold Reserve; Liens

        If, on or after the date of the Offer, Gold Reserve should divide, combine, reclassify, consolidate, convert or otherwise change any of the Gold Reserve Shares or Gold Reserve Equity Units or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 2 of this Offer, "Conditions of the Offer", subject to compliance with Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Exchange Act, make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration or other terms of the Offer (including the type of securities offered to be purchased and the consideration payable therefor).

        Gold Reserve Equity acquired pursuant to the Offer shall be transferred by the Gold Reserve Equityholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Gold Reserve Equity, whether or not separated from the Gold Reserve Equity, but subject to any Gold Reserve Equity being validly withdrawn by or on behalf of a depositing Gold Reserve Equityholder. If, on or after the date of the Offer, Gold Reserve should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Gold Reserve Equity, which is or are payable or distributable to Gold Reserve Equityholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Gold Reserve in respect of Gold Reserve Equity, then the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Gold Reserve Equityholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 19 of the Circular, "Certain Canadian Federal Income Tax Considerations" or Section 20 of the Circular, "Certain United States Federal Income Tax Considerations."

8.     Right to Withdraw Deposited Gold Reserve Equity

        Except as otherwise provided in this Section 8, all deposits of Gold Reserve Equity to the Offer will be irrevocable. Unless otherwise required or permitted by applicable laws, any Gold Reserve Equity deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Gold Reserve Equityholder:

  (a)
  at any time before the Gold Reserve Equity have been taken up by the Offeror pursuant to the Offer;

  (b)
  if the Gold Reserve Equity has not been paid for by the Offeror within three business days after having been taken up; or

  (c)
  at any time before the expiration of 10 days from the date upon which either:

  (i)
  a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Gold Reserve Equityholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Rusoro Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the Offered Consideration offered for the Gold Reserve Equity where the Expiry Time is not extended for more than 10 days);

    is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Equity have not been taken up by the Offeror at the date of the notice;

  (d)
  during a Subsequent Offering Period with respect to the Offer, provided, however, that this right of withdrawal will not apply in respect of Gold Reserve Equity taken up by the Offeror prior to the Subsequent Offering Period; or

  (e)
  as required by the U.S. Exchange Act at any time after 60 days from the commencement of the Offer, provided that the Gold Reserve Equity has not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Gold Reserve Equity.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Gold Reserve Equity. Any such notice of withdrawal must (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Gold Reserve Equity to be withdrawn; (iii) specify the number of Gold Reserve Shares or Gold Reserve Equity Units to be withdrawn, the name of the registered Gold Reserve Equityholder and the certificate number shown on the share certificate(s) representing such Gold Reserve Equity to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit for the applicable Gold Reserve Equity (or Notice of Guaranteed Delivery in respect thereof). No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered Gold Reserve Equityholder exactly as the name of the registered Gold Reserve Equityholder appears on the certificate representing Gold Reserve Equity deposited with the Letter of Transmittal or if the Gold Reserve Equity was deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal. A withdrawal of Gold Reserve Equity deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

        Alternatively, if Gold Reserve Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 5 of this Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer", any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Gold Reserve Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

        All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

        Withdrawals may not be rescinded and any Gold Reserve Equity properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Gold Reserve Equity may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 5 of this Offer, "Manner of Acceptance".

        If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for or exchanging the Gold Reserve Equity or is unable to take up or pay for or exchange Gold Reserve Equity for any reason, then, without prejudice to the Offeror's other rights under the Offer, the Depositary may, subject to applicable laws, retain on behalf of the Offeror all Deposited Equity and Distributions, and such Gold Reserve Equity may not be withdrawn except to the extent that depositing Gold Reserve Equityholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable laws.

9.     Return of Deposited Securities

        If any Deposited Equity is not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Gold Reserve Equity than is deposited, certificates for unpurchased Gold Reserve Equity will be returned to the depositing Equityholder as soon as is practicable following the termination or withdrawal of the Offer by either (i) sending new certificates representing Gold Reserve Equity not purchased or by returning the deposited certificates (and other relevant documents) or (ii) in the case of Gold Reserve Shares deposited by book-entry transfer of such Gold Reserve Shares pursuant to the procedures set forth in Section 5 of this Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer", such Gold Reserve Shares will be credited to the depositing Gold Reserve Shareholder's account maintained with CDS or DTC, as applicable. Certificates (and other relevant documents) will be forwarded by first class mail in the name of and to the address specified by the Gold Reserve Equityholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Gold Reserve or its transfer agent, as soon as practicable after the termination of the Offer.

10.   Mail Service Interruption

        Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Gold Reserve Equity was delivered, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of this Offer, "Notice and Delivery", the deposit of share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Gold Reserve Equity will be deemed to have been paid for immediately upon such deposit.

        Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with Section 11 of this Offer, "Notice and Delivery".

11.   Notice and Delivery

        Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to registered Gold Reserve Equityholders if it is mailed by prepaid, first class mail to the registered Gold Reserve Equityholders at their respective addresses appearing in the appropriate registers maintained by Gold Reserve in respect of the Gold Reserve Equity and will be deemed, unless otherwise specified by applicable laws, to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Gold Reserve

Equityholders and notwithstanding any interruption of mail service in Canada or the United States following mailing. Except as otherwise required or permitted by law, in the event of any interruption of mail service in Canada or the United States, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Gold Reserve Equityholders if (i) it is given to the TSX and NYSE Alternext for dissemination through their facilities, (ii) if it is published once in the National Edition of The Globe and Mail or the National Post and in a daily newspaper of general circulation in the French language in the City of Montreal, Quebec, or (iii) it is given to the Marketwire News Wire Service and the Dow Jones News Wire Service for dissemination through their facilities.

        Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Gold Reserve Equityholders by first class mail, postage prepaid or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Gold Reserve Equity when such list or listing is received.

        Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   Market Purchases

        Rule 14e-5 under the Exchange Act does not permit Rusoro to purchase Gold Reserve Shares outside of the Offer. However, Rusoro reserves the right to seek such relief from the SEC as may be required to permit Rusoro to purchase Gold Reserve Shares outside the Offer and to acquire, or cause an affiliate to acquire, beneficial ownership of Gold Reserve Shares by making purchases through the facilities of the TSX, subject to applicable laws, at any time prior to the Expiry Time. In the event that Rusoro seeks relief, its application would propose that, among other matters:

  •
  In no event will Rusoro make any such purchases of Gold Reserve Shares until the third business day following the date of the Offer.

  •
  Rusoro will not purchase Gold Reserve Shares in the United States other than pursuant to the Offer.

  •
  If Rusoro purchases Gold Reserve Shares during the Offer other than pursuant to the Offer, the Gold Reserve Shares so purchased will be counted in the determination as to whether the Minimum Tender Condition has been fulfilled.

  •
  The aggregate number of Gold Reserve Shares acquired by Rusoro though the facilities of the TSX after the date of the Offer to and including the Expiry Date shall not exceed 5% of the outstanding Gold Reserve Shares as of the date of the Offer, and Rusoro will issue and file a news release forthwith after the close of business of the TSX on each day on which such Gold Reserve Shares have been purchased.

  •
  The news release will disclose among other things, the purchaser, the number of Gold Reserve Shares purchased by the purchaser through the facilities of the TSX during the currency of the Offer, and the total number of securities owned by the purchasers as of the close of business of the TSX on that day.

        If SEC relief is sought and is granted, Rusoro would intend to make purchases outside the Offer if and to the extent that market conditions, the trading price of the Gold Reserve Shares and other factors make it desirable for Rusoro to complete such purchases. For the purposes of this Section 12, "Market Purchases", "Rusoro" includes Rusoro and any person acting jointly or in concert with Rusoro.

13.   Other Terms of the Offer

        No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in the Offer and Circular and as set forth on the Registration Statement on Form F-10 and Tender Offer Statement on Schedule TO filed by the Offeror in connection with the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or the Depositary for purposes of the Offer.

        The provisions of the Glossary, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer.

        The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Gold Reserve Equity deposited under the Offer. Any such transfer will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Gold Reserve Equityholders depositing Gold Reserve Equity to receive payment for Gold Reserve Equity validly deposited and taken up pursuant to the Offer.

        The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction to the courts of the Province of British Columbia.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, is not being made or directed to, nor will deposits of Gold Reserve Equity be accepted from or on behalf of, Gold Reserve Equityholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Gold Reserve Equityholders in any such jurisdiction.

        The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer, the validity of any deposit of Gold Reserve Equity, and the validity of any withdrawals of Gold Reserve Equity.

        The Offeror reserves the right to waive any defect in acceptance with respect to any particular Gold Reserve Equity or any particular Gold Reserve Equityholder. There shall be no duty or obligation of Rusoro, the Depositary or any other person to give notice of any defect or irregularity in the deposit of any Gold Reserve Equity or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

        The Offer and the accompanying Circular constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to the Offer. Gold Reserve Equityholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: December 15, 2008

RUSORO MINING LTD.
(Signed)	George Salamis, President

CIRCULAR

        This Circular is furnished in connection with the Offer dated December 15, 2008 by Rusoro to purchase, upon the terms and subject to the conditions described therein, all of the issued and outstanding Gold Reserve Equity, including any Gold Reserve Equity that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of any securities of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Equity (other than SRP Rights). The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Gold Reserve Equityholders are urged to refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer are used in the Circular with the same meaning unless the context otherwise requires.

        The information concerning Gold Reserve contained in the Offer and this Circular, including information incorporated herein by reference, has been taken from or based upon publicly available documents and records on file with Canadian and United States securities regulatory authorities and other public sources. Although Rusoro does not have any knowledge that would indicate that any statements contained herein relating to Gold Reserve taken from or based upon such documents and records are inaccurate or incomplete, neither Rusoro nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Gold Reserve taken from or based upon such documents and records, or for any failure by Gold Reserve to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Rusoro.

1.     Rusoro

        Rusoro is governed by the BCBCA and its principal offices are located at Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1. The registered and records office is located at Suite 1600, 609 Granville Street, P.O. Box 10068, Pacific Centre, Vancouver, British Columbia V7Y 1C3.

        Rusoro was incorporated under the laws of the Province of British Columbia on March 1, 2000 under the name "Hollingfield Capital Corporation". Rusoro changed its name to "PKI Innovations (Canada) Inc." on August 10, 2001. On June 6, 2005, Rusoro changed its name to "Newton Ventures Inc." and consolidated its issued and outstanding common shares on the basis of one new share for seven existing shares. On November 6, 2006, Rusoro changed its name to "Rusoro Mining Ltd." and consolidated its issued and outstanding common shares on the basis of 0.6 of a new Rusoro common share for each existing Rusoro common share.

        Rusoro is a growth-oriented gold producer engaged in the acquisition, exploration, development and operation of gold mining properties in Venezuela. Rusoro currently has annual gold production in excess of 100,000 attributable ounces from its Choco 10 mine and Isidora mine, both located near the town of El Callao, Venezuela and a significant growth pipeline of development and exploration properties located across its large land position in the Bolivar State mining region in Southern Venezuela.

        Rusoro's motivated management team is aggressively leading the consolidation of Venezuela's gold mining sector through its recent successful acquisitions of the Choco 10 mine from Gold Fields and the Isidora mine from Hecla. Rusoro is an experienced operator with extensive in-country knowledge and relationships which support its continued rapid growth through organic opportunities and strategic acquisitions.

        In 2008, Rusoro management has been able to increase production levels over those achieved by the previous owners of Choco 10, by between 40% and 50%. This increase in production comes largely as a result of management's measures taken at the mine, specifically relating to capital injections to the mine, haulage fleet enhancing, equipment availabilities, capital expenditures and enhancements to the mill allowing for greater through-put rates, resolution of labour agreements and enhancements made to water usage at the mine. Notwithstanding this significant improvement in mine performance, the production levels achieved during 2008, on average, were below forecast. The Company expects that the combination of a new agreement negotiated with the primary mine contractor, higher scheduled mine grades in the reserve models and enhanced mill performance will lead to a significant increase in Rusoro's aggregate production rate over current levels.

        Rusoro's material properties are the Choco 10 mine, the Isidora mine, the Valle Hondo project, the Increible 6 project, the Emilia property, the Ceiba II CVG Contract and the San Rafael/El Placer project.

Information pertaining to the mineral projects of Rusoro is contained in technical reports, prepared in accordance with NI 43-101. The technical reports are available on the SEDAR website at www.sedar.com.

        Rusoro is a reporting issuer or the equivalent in the provinces of British Columbia, Alberta, Ontario and Quebec and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Rusoro has filed a Registration Statement on Form F-10, a Tender Offer Statement on Schedule TO and certain other documents with the SEC. The Registration Statement, the Tender Offer Statement and such other documents are available at www.sec.gov.

2.     Gold Reserve

        Gold Reserve was incorporated in 1998 under the laws of the Yukon Territory, Canada. Gold Reserve Inc.'s registered agent is Austring, Fendrick, Fairman & Parkkari, The Drury Building, 3801 Third Avenue, Whitehorse, Yukon Territory, Y1A 4Z7. Gold Reserve's Brisas Project corporate administrative office is located at 926 West Sprague Avenue, Suite 200, Spokane, WA 99201, U.S.A. and its Venezuelan administrative and technical offices are located in Caracas and Puerto Ordaz, Venezuela. Gold Reserve's telephone number for its Spokane, WA location is (509) 623-1500.

        Gold Reserve is engaged in the business of exploration and development of mining projects and focuses the majority of its management and financial resources on its most significant asset, Brisas (a gold/copper deposit), and to a lesser extent the exploration of its Choco 5 project, both located in Bolivar State, Venezuela.

        Gold Reserve is a reporting issuer or the equivalent in each of the provinces of Canada and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Gold Reserve is also an SEC registrant and accordingly files with or furnishes to the SEC certain documents. Such documents are available at www.sec.gov.

3.     Background

        Both Rusoro and Gold Reserve operate their material projects exclusively in Venezuela and, as a result, are familiar with each other's operations and the opportunities and challenges of doing business in Venezuela. Numerous meetings have occurred between operating management of both companies where information may have been exchanged, including in respect of their contiguous properties of Choco 5 (Gold Reserve) and the Choco 10 mine (Rusoro). In regards to the Offer, the background is as follows:

  •
  On March 6, 2007, representatives of Rusoro, Rusoro's Financial Advisor and Gold Reserve's financial advisor met in Toronto to discuss a possible business combination between Rusoro and Gold Reserve. These discussions were initiated by Rusoro and did not end in any agreement to progress the matter.

  •
  In the days leading up to August 21, 2008, certain members of the management of Rusoro and its Financial Advisor, discussed a possible combination of Rusoro and Gold Reserve with Gold Reserve's financial advisor. Based on those discussions, and additional discussions with Gold Reserve's financial advisor on August 21, 2008, Rusoro agreed to submit to Gold Reserve a proposal and Gold Reserve's financial advisor agreed to discuss the proposal with Gold Reserve.

  •
  On August 21, 2008, Rusoro submitted non-binding written indicative terms for a business combination of Rusoro and Gold Reserve addressed to the Chairman and CEO of Gold Reserve by delivering it to Gold Reserve's financial advisor (the "August Proposal"). This proposal included, amongst other things, an exchange ratio of two Rusoro Shares for each Gold Reserve share.

  •
  On August 25, 2008, Gold Reserve's financial advisor confirmed receipt of the August Proposal and indicated that Gold Reserve was reviewing the proposal but they indicated that Gold Reserve was not receptive to a 2:1 exchange ratio.

  •
  On August 26, 2008, Gold Reserve wrote to Rusoro to confirm receipt of the August Proposal. In that letter (the "August Response"), Gold Reserve declined the August Proposal.

  •
  On August 27, 2008, Gold Reserve issued a press release stating that it had received the August Proposal and that it considered the proposal inadequate. That same day, Gold Reserve posted the August Proposal and the August Response on its website.

  •
  On August 28, 2008, Rusoro issued a press release confirming that the August Proposal had lapsed and confirmed that it believed that it could assist the Gold Reserve management team in bringing the Brisas Project into development.

  •
  On September 2, 2008, a Rusoro executive contacted Gold Reserve to request an opportunity to meet with Gold Reserve's management, either in their Spokane offices or at the Denver Gold Show, to discuss the merits of a negotiated transaction.

  •
  On September 9, 2008, a Rusoro executive met with Gold Reserve's senior executives in Denver during the Denver Gold Show to further discuss the merits of a negotiated transaction between the two parties. Gold Reserve agreed to further consider a negotiated business combination and agreed to revert back to Rusoro on a follow-up strategy for further discussion, if warranted. No further communications were received from Gold Reserve in this regard.

  •
  On September 29, 2008, Endeavour Financial spoke with representatives of Gold Reserve by telephone to confirm Rusoro's interest in a negotiated transaction and to determine Gold Reserve's interest for any such discussions. Gold Reserve agreed to consider the request and revert to Endeavour Financial.

  •
  On October 3, 2008, Gold Reserve arranged a call between the Chairman, CEO and President of Gold Reserve, and Endeavour Financial. This call investigated the opportunities to pursue a transaction and Endeavour Financial suggested the next step would be to arrange a face-to-face meeting between the management teams of both companies to determine whether a negotiated transaction was viable.

  •
  On November 5, 2008, Endeavour Financial spoke with the Chairman of Gold Reserve by telephone to expand on Rusoro's rationale for a business combination. He undertook to discuss the opportunity with the other directors and officers of Gold Reserve and revert to the Rusoro advisors.

  •
  On November 6, 2008, in light of certain press reports originating in Venezuela that commented on the status of certain mining properties in Venezuela, Endeavour Financial confirmed to Gold Reserve by email that Rusoro remained interested in pursuing discussions related to a possible business combination.

  •
  On November 7, 2008, Gold Reserve responded to Endeavour Financial's email to Gold Reserve of November 6 indicating that Gold Reserve did not wish to pursue discussions pertaining to a possible business combination any further.

  •
  On December 12, 2008, the Rusoro board of directors met and discussed a presentation prepared by Endeavour Financial on the proposed business combination with Gold Reserve. The Rusoro board of directors approved the execution and delivery of an offer letter to Gold Reserve that detailed the terms of a proposed business combination between Rusoro and Gold Reserve, subject to customary conditions (the "Offer Letter"). The Rusoro board of directors simultaneously approved the Offer and the Circular to be issued by Rusoro if the Gold Reserve Board of Directors did not accept the Offer Letter within the time for acceptance set out therein.

4.     Rationale & Benefits of the Offer

        Rusoro believes that Gold Reserve Equityholders will enjoy the following significant benefits from the Offer:

  •
  Compelling Premium.  On December 12, 2008, which is the last trading day prior to the date on which Rusoro announced the Offer, the closing price of the Gold Reserve Shares listed on the TSX was Cdn.$0.45 and on the NYSE Alternext was $0.39. The volume-weighted average price of the Gold Reserve Shares on the TSX for the 30 trading days ended December 12, 2008 was Cdn.$0.436 and on the NYSE Alternext was $0.330. Based on the closing price of the Rusoro Shares on the TSXV on December 12, 2008, the Offer represents a premium of approximately 140% over the closing price of the Gold Reserve Shares on the TSX on the same date. Based on the volume-weighted average price of the

    Rusoro Shares on the TSXV for the 30 trading days ended December 12, 2008, the Offer represents a premium of approximately 209% over the volume-weighted average price of the Gold Reserve Shares on the TSX for the same period.

  •
  Immediate Production.  Rusoro is expected to produce in excess of 100,000 attributable gold ounces in 2008 from its existing proven and probable reserves. Management is currently developing expansion plans at Choco 10 and Increible 6 that are expected, together with Rusoro's San Rafael/El Placer and Isidora operations, to significantly increase attributable gold production.

  •
  World Class Reserve and Resource Base.  The Combined Company would have 12.2 million ounces of proven and probable gold reserves. Measured and indicated resources, inclusive of reserves, would total 18.9 million ounces of gold. The Combined Company would also have additional resources of 9.3 million inferred gold ounces. In addition, the Brisas Project contributes 1.4 billion pounds of copper in proven and probable reserves.

  •
  Ongoing Participation in Brisas.  Based on the Offered Consideration, Gold Reserve Equityholders would collectively own approximately 30.4% of the Combined Company on an issued share basis.

  •
  Opportunity to consolidate the KM88 Region.  Rusoro has proven itself as a Venezuelan gold consolidator through the successful acquisition of both Gold Fields' Choco 10 mine and Hecla's Isidora mine. Rusoro will explore the opportunity to further consolidate the world-class KM88 Region in Bolivar State, Venezuela.

  •
  Established Relationship with the Venezuelan Government.  Rusoro has established the first mixed enterprise joint venture of its kind with the Venezuelan government in the mining industry by agreeing to form a joint venture over the Isidora gold mining assets that Rusoro recently acquired from Hecla.

  •
  Concrete Synergies.  The combination of Rusoro and Gold Reserve will not only produce corporate synergies through the rationalization of head offices, regulatory filing requirements and executive teams, the strictly Venezuelan location of all material operations will enable the Combined Company to optimize in-country operations as well. Gold Reserve's Choco 5 property is adjacent to Rusoro's Choco 10 mine and Gold Reserve's Brisas property is 10 kilometres south of Rusoro's Yuruan property, all in Bolivar State, Venezuela. Rusoro expects to reduce duplicated in-country costs while optimizing operations including drilling, the use of construction and mining equipment, ore processing opportunities as well as regulatory and logistical requirements surrounding imports and permitting.

  •
  Full Exposure to Gold Price.  Based on Gold Reserve's publicly available information, none of the gold production of the Combined Company is hedged.

  •
  Tax Efficient Structure.  The Offer has been structured as an all-share offer that will allow certain Gold Reserve Shareholders who tender to the Offer to do so on a tax efficient basis. Canadian resident Gold Reserve Shareholders may receive Rusoro Shares on a tax-deferred basis, while U.S. resident Gold Reserve Shareholders may, for purposes of the Tax Act, also benefit from a tax deferred rollover.

        Canadian resident holders of Gold Reserve Equity Units will benefit from a tax-deferred rollover with respect to the exchange of the Gold Reserve Class B common shares in exchange for Rusoro Shares but will be subject to a capital gain or a capital loss in Canada on the exchange of the Gold Reserve Corporation Class B common shares for the Rusoro Shares. U.S. resident holders of Gold Reserve Equity Units will receive similar Canadian tax treatment on the disposition of their Gold Reserve Equity Units as Canadian residents, however, whether any gain or loss will be subject to tax in Canada is dependent on whether the Gold Reserve Corporation Class B common shares are "taxable Canadian property" to the U.S. resident holder. Subject to the Passive Foreign Investment Company rules under U.S. federal income tax law, U.S. resident Gold Reserve Shareholders may also receive tax deferral treatment if the Offer is a qualified reorganization. Special U.S. federal income tax rules apply to U.S. persons who are exchanging Gold Reserve Equity Units for Rusoro Shares and these are discussed under "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

  •
  Optimization and Consolidations Opportunities.  If the Offer is accepted and Rusoro acquires all of the outstanding Gold Reserve Equity, Rusoro intends to: (a) expedite its development and expansion plans at its Choco 10 mine and Increible 6 project; (b) identify opportunities to optimize the development of

    Gold Reserve's Choco 5 project which is adjacent to Rusoro's Choco 10 mine; and (c) obtain the requisite development permits in respect of the Brisas project in order to recommence construction at the Brisas project in a timely manner. As mentioned, Gold Reserve's Choco 5 property is adjacent to Rusoro's Choco 10 mine and Gold Reserve's Brisas property is 10 km south of Rusoro's Yuruan property.

  •
  Ability to deliver results in Venezuela.  Since commencing Venezuelan operations, Rusoro has been able to:

  •
  Develop an extensive land package with 2.0 million proven and probable gold ounces in reserves, and a resource, inclusive of reserves, of 7.1 million measured and indicated gold ounces. Rusoro also has an additional 7.1 million ounces of gold in inferred resources;

  •
  Permit and develop its San Rafael/El Placer project operations which are expected to reach commercial production in 2010;

  •
  Restart the Choco 10 mine acquired from Gold Fields after it had been effectively shut down as a result of both permitting and labour issues;

  •
  Restart the Isidora mine operations acquired from Hecla after it had been effectively shut down as a result of both permitting and labour issues.

Conditions of the Offer

        The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for any Gold Reserve Equity deposited under the Offer unless all of the conditions of the Offer contained in Section 2 of the Offer, "Conditions of the Offer", are satisfied or, where permitted, waived at or prior to the Expiry Time.

        These conditions include, among others, the conditions that:

  •
  there being validly deposited under the Offer and not withdrawn at the Expiry Time, Gold Reserve Shares representing not less than 66 2/3% of the total issued and outstanding Gold Reserve Shares and Gold Reserve Equity Units representing not less than 66 2/3% of the total issued and outstanding Gold Reserve Equity Units (in each case calculated on a fully-diluted basis);

  •
  the execution, in form and substance satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York); and

  •
  the Shareholder Rights Plan being waived, invalidated or cease traded.

Technical Disclosure Relating to Rusoro's and Gold Reserve's Reserve Assets

        The information presented in the following tables is derived from information and data contained in technical reports, all of which are listed following the tables, prepared pursuant to NI 43-101. Mr. Gregory Smith, P. Geo., the Vice-President Exploration of Rusoro, is the "Qualified Person", as defined in NI 43-101, and is responsible for the scientific and technical aspects of this Offer and Circular as they relate to Rusoro's assets. Information concerning Gold Reserve's assets is taken from Gold Reserve's public filings.

Reserves

Project	Category	Tonnage Mt	Au Grade g/t	Au ounces (000's)	Cu Grade percent	Cu M pounds
Las Brisas(a)	Proven	238	0.71	5,429	0.12	643
	Probable	245	0.61	4,800	0.14	746
	Sub total Las Brisas	483	0.66	10,229	0.13	1,389
Choco 10(4)	Proven	2.70	2.70	234
	Probable	15.0	3.32	1,596
	Sub total Choco 10	17.7	3.21	1,830
Isidora(4)	Proven	0.07	37.2	84
	Probable	0.11	28.8	101
	Sub total Isidora	0.18	32.1	185

Grand Total	Proven	240	0.74	5,747
	Probable	260	0.78	6,497
	Grand Total — Gold	501	0.76	12,244
	Grand Total — Copper	483			0.13	1,389

Measured and Indicated Resources — inclusive of Reserves

Project	Category	Tonnage Mt	Au Grade g/t	Au ounces (000's)	Cu Grade percent	Cu M pounds
Las Brisas(a)	Measured	256	0.71	5,853	0.12	674
	Indicated	300	0.62	5,986	0.13	888
	Sub Total	557	0.66	11,839	0.13	1,562
Choco 10(4)	Measured	2.60	2.86	243
	Indicated	56.3	2.45	4,432
	Sub Total	58.9	2.47	4,675
Isidora(4)	Measured	0.11	29.1	100
	Indicated	0.36	19.8	230
	Sub Total	0.47	21.8	330
Increible 6	Indicated	23.5	2.10	1,590
Days	Indicated	—	—	—
San Rafael/El Placer	Indicated	0.64	19.4	399
Valle Hondo	Indicated	3.5	0.90	101
Ceiba	Indicated	—	—	—

Total Measured and Indicated	Measured	259	0.74	6,196
	Indicated	385	1.03	12,738

	Total	644	0.92	18,935

Inferred Resources

Project	Category	Tonnage Mt	Au Grade g/t	Au ounces (000's)	Cu Grade percent	Cu M pounds
Las Brisas(a)	Inferred	121.1	0.59	2,278	0.12	316
Choco 10(4)	Inferred	42.9	2.19	3,017
Increible 6	Inferred	17.5	2.00	1,100
Isidora(4)	Inferred	0.1	14.1	45
Twin Shear	Inferred	1.2	12.5	482
Days	Inferred	0.2	5.52	37
San Rafael/El Placer	Inferred	0.7	23.2	524
Valle Hondo	Inferred	47.0	0.9	1,360
Ceiba	Inferred	1.6	9.20	459

Total Inferred Resources		232.2	1.25	9,302

Combined Summary — All Projects

Category		Tonnage Mt	Au Grade g/t	Au ounces (000's)
Reserves	Proven and Probable	501	0.76	12,244
Resources	Measured and Indicated	644	0.92	18,935
Resources	Inferred	232	1.25	9.302

NOTES:
All Resources reported include Reserves.

(a)
Resources for Las Brisas are taken from Gold Reserve's public filings and are reported at a cut-off of 0.4 g/t AuEq where AuEq =

Au (gpt) + Cu (%) * 1.16.

Notes for all Rusoro Resources and Reserves:

(1)
Reserves and resources are NI 43-101 compliant and follow the definitions for proven and probable reserves and measured, indicated and inferred resource established by the CIM.

(2)
Mineral resource estimates which are not mineral reserves do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.

(3)
The quantity and grade of reported inferred resources in these estimates is uncertain in nature and there has been insufficient exploration to define these inferred resources as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured category.

(4)
Choco 10 reserves are reported as 100%; 95% are attributable to Rusoro. Isidora reserves are 100% attributable to Rusoro until the Mixed Enterprise with MIBAM is established. All resources reported include reserves.

        The key assumptions, parameters and methods used for each of the resource and reserve estimates are summarized in the following table:

Project	Independent Consultant	Date	Method	Cut Off	Grade Cap	Density (g/cm3)	Gold Price for Reserves
Brisas	Information sourced from public filings
Choco 10	Micon	November 2007	3D computer models, uniform conditioning and kriged estimated grades	0.5 g/t	50.0 g/t	1.7 – 2.8	$500 – $550
Isidora	Micon	August 2008	Seam Model with inverse distance cubed method using Vulcan Software	8.0 g/t	200.0 g/t	2.67 – 2.80	$570
Twin Shear	SW-RPA	August 2008	3D geological model using inverse distance squared	8.0 g/t	50.0 g/t	2.7	n/a
Increible 6	Micon	February 2008	Partial Block model using Gemcom software and inverse distance squared	0.5 g/t	20-40 g/t	2.0 – 2.7	n/a
SREP	Micon	October 2008	3D geological model using Gemcom software and inverse distance squared	8.0 g/t	80.0 g/t	2.8	n/a
Days	Micon	October 2008	3D geological model using Gemcom software and inverse distance squared	2.0 & 8.0 g/t	30.0 g/t	2.0 – 2.8	n/a
Ceiba	SW-RPA	April 2007	Polygonal using Gemcom Software	0.5 g/t	36.0 g/t	2.8	n/a
Valle Hondo	SW-RPA	April 2007	Block Model using ordinary kriging	0.5 g/t	20.0 g/t	2.00 – 2.65	n/a

Additional details for each of Rusoro's projects is provided in the technical reports listed below.

For further information on Rusoro's gold projects see Rusoro's NI 43-101 reports available on www.sedar.com:

  •
  Technical Report on the San Rafael-El Placer and Days Vein Deposits, Bolivar State, Venezuela, dated October 2, 2008.

  •
  Technical Report on the Mining and Processing Operations of Hecla Mining Company, Estado Bolivar, Venezuela dated August 1, 2008.

  •
  Technical Report on the Increible 6 Property, Bolivar State, Venezuela, dated November 14, 2007, as revised February 14, 2008.

  •
  Technical Report on the PMG (Gold Fields) Choco 10 Concession and Mine, Estado Bolivar, Venezuela dated November 21, 2007.

  •
  Technical Report and Mineral Resource Estimate, Ceiba II Project, Bolivar State, Venezuela dated April 9, 2007.

  •
  Technical Report and Mineral Resource Estimate, Valle Hondo Project, Bolivar State, Venezuela dated April 9, 2007.

5.     Purpose of the Offer and Rusoro's Plans for Gold Reserve

Purpose of the Offer

        The purpose of the Offer is to enable Rusoro to acquire all of the Gold Reserve Shares and Gold Reserve Equity Units. If the conditions of the Offer are satisfied or waived and Rusoro takes up and pays for the Gold Reserve Equity validly deposited under the Offer, Rusoro intends to propose a Subsequent Acquisition Transaction, for consideration per Gold Reserve Equity or Gold Reserve Equity Unit equal in value to and in the same form as the Offered Consideration. In calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Rusoro Share shall be deemed to be at least equal in value to each Rusoro Share offered under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Gold Reserve Shares and Gold Reserve Equity Units acquired by the Offeror pursuant to the Offer. Although Rusoro intends to propose a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Rusoro's ability to effect such a transaction, information subsequently obtained by Rusoro, changes in general economic or market conditions or in the business of Gold Reserve, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Rusoro reserves the right not to propose a Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described herein.

        See Section 10 of this Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer".

Plans for Rusoro and Gold Reserve Following the Completion of the Offer

        If the Offer is accepted and Rusoro acquires all of the outstanding Gold Reserve Equity, Rusoro intends to: (a) expedite its development and expansion plans at its Choco 10 mine and Increible 6 project; (b) identify opportunities to optimize the development of Gold Reserve's Choco 5 project which is adjacent to Rusoro's Choco 10 mine; and (c) obtain the requisite development permits in respect of the Brisas project in order to recommence construction at the Brisas project in a timely manner. Rusoro also expects to conduct a review of Gold Reserve and its assets, operations, management and personnel to determine the changes necessary to integrate the operations and management of Gold Reserve into the operations and management of Rusoro as soon as possible after the Offer is complete. It is anticipated that the current management of Rusoro will manage Gold Reserve in place of Gold Reserve's current management and that the Gold Reserve Board of Directors will be replaced by nominees of Rusoro. If permitted by applicable law, subsequent to completion of the Offer or a Subsequent Acquisition Transaction, if necessary, Rusoro intends to apply to delist the Gold Reserve Shares from the TSX and the NYSE Alternext.

Treatment of Gold Reserve Options

        The Offer is made only for Gold Reserve Equity and is not made for any Gold Reserve Options or other rights to acquire Gold Reserve Equity (other than the SRP Rights). Any holder of such Gold Reserve Options or other rights to acquire Gold Reserve Equity who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise or exchange their Gold Reserve Options or other rights in order to obtain certificates representing Gold Reserve Equity that may be deposited in accordance with the terms of the Offer. Any such exercise or exchange must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Gold Reserve Equity available for deposit prior to the Expiry Date in accordance with the procedures referred to in Section 5 of the Offer, "Manner of Acceptance — Letter of Transmittal" or in sufficient time to fully comply with the procedures referred to in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        If any holder of Gold Reserve Options or other securities of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Equity does not exercise such Gold Reserve Options or other convertible, exchangeable or exercisable securities before the Expiry Time, such Gold Reserve Options or other convertible, exchangeable or exercisable securities will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Subsequent Acquisition Transaction a Gold Reserve Option will become an option or right to acquire a number of Rusoro Shares, as determined in accordance with terms of the Option, or other convertible, exchangeable or exercisable securities.

        See Section 10 of this Circular, "Acquisition of Gold Reserve Shares Not Deposited Under the Offer".

        The tax consequences to holders of Gold Reserve Options of exercising or not exercising their Gold Reserve Options are not described in this Circular. Holders of Gold Reserve Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Gold Reserve Options.

Treatment of Gold Reserve Notes

        The Gold Reserve Notes will remain outstanding without amendment other than an adjustment to the conversion feature to reflect the terms of the Offer. The Gold Reserve Notes are currently convertible at the rate of $7.54 per Gold Reserve Share. As the Offer is based on the ratio of three Rusoro Shares for each

Gold Reserve Share, the conversion feature in the Gold Reserve Notes will be amended to $7.54 divided by three, or $2.51 per Rusoro Share.

        The Offer is subject to several conditions, including the valid execution, in form and substance satisfactory to Rusoro, and the continued effectiveness at the Expiry Time of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture) such that Gold Reserve shall have no obligation, as a result of Rusoro's acquisition of Gold Reserve Equity pursuant to the Offer to make a "Fundamental Change Purchase Offer" (as such term is defined in Section 15.01(a) of the Indenture).

        It is a condition of Rusoro's obligation to take up and pay for Gold Reserve Equity properly tendered to the Offer that, prior to the Expiry Time, a satisfactory supplemental indenture to the Indenture governing the Gold Reserve Notes be executed and effective. This supplemental indenture would exclude the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change", as such term is defined in the Indenture.

6.     Risk Factors Related to the Offer

        The combination of the businesses of Rusoro and Gold Reserve is subject to certain risks and uncertainties, including without limitation those set out in this Section 6. Additional risks and uncertainties relating to Rusoro, each are discussed or referred to in the Annual Information Form and the management's discussion and analyses for Rusoro incorporated by reference herein and available on SEDAR at www.sedar.com. Additional risks and uncertainties relating to Gold Reserve are discussed or referred to in the documents filed by Gold Reserve with the Canadian securities regulatory authorities and available on SEDAR at www.sedar.com and with the SEC and available at the SEC website located at www.sec.gov.

The Rusoro Shares issued in connection with the Offer may have a market value different than expected

        Rusoro is offering to purchase Gold Reserve Equity on the basis of three Rusoro Shares for each Gold Reserve Share or Gold Reserve Equity Unit. Therefore, each Gold Reserve Equityholder would be entitled to receive three Rusoro Shares for each Gold Reserve Share or Gold Reserve Equity Unit tendered, subject to adjustment for fractional shares. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Rusoro Shares, the market values of the Rusoro Shares and the Gold Reserve Equity at the time of the take up of the Gold Reserve Equity under the Offer may vary significantly from the values at the date of the Offer and Circular or the date that Gold Reserve Equityholders tender their Gold Reserve Equity. If the market price of Rusoro Shares declines, the value of the consideration received by Gold Reserve Equityholders will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Rusoro, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market, social and economic conditions, changes in laws applicable in Venezuela or elsewhere, political changes, commodity price changes and other factors over which Rusoro has no control. In addition, currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer and Circular or the date that non-Canadian Gold Reserve Equityholders tender their Gold Reserve Equity. These changes may significantly affect the value of the consideration received for tendered Gold Reserve Equity by non-Canadian Gold Reserve Equityholders.

Rusoro has not verified the reliability of the information regarding Gold Reserve included in, or which may have been omitted from, the Offer and Circular

        Rusoro has relied exclusively upon publicly available information and records on file of Gold Reserve in connection with the information provided herein. All historical information regarding Gold Reserve contained in the Offer and Circular, including all Gold Reserve financial information and all pro forma financial information reflecting the pro forma effects of a combination of Gold Reserve and Rusoro which are derived in part from Gold Reserve's financial information, has been derived from Gold Reserve's publicly available information. Any inaccuracy or material omission in Gold Reserve's publicly available information, including the information about or relating to Gold Reserve and its business, prospects, condition (financial and otherwise) and assets contained in the Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the companies or adversely affect the operational plans or prospects of the Combined Company or its business, assets, results of operations and condition (financial or otherwise).

Change of control provisions in Gold Reserve's agreements triggered upon the acquisition of Gold Reserve may lead to adverse consequences

        Rusoro will hold Gold Reserve Equity representing a majority of the voting rights of Gold Reserve if the Offer is successful. Gold Reserve may be a party to agreements or arrangements that contain change of control provisions that may be triggered following completion of the Offer. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Gold Reserve's results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the business, prospects, assets, results of operations and condition (financial or otherwise) of the Combined Company.

The integration of Rusoro and Gold Reserve may not occur as planned

        The anticipated benefits of the Offer will depend in part on whether the properties, assets, operations, systems, management and cultures of each of Gold Reserve and Rusoro can be integrated in an efficient and effective manner, the timing and manner of completion of any Subsequent Acquisition Transaction and whether the expected bases or sources of synergies do in fact produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the Combined Company have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of properties and assets, systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the Combined Company, or that the integration of the two companies' properties, assets, operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, synergies assume certain long-term realized commodity prices. If actual prices fall below such assumed prices, the synergies to be realized could be adversely affected.

The market and listing for Gold Reserve Shares may be affected if Rusoro takes up any Gold Reserve Shares

        The purchase of any Gold Reserve Shares by Rusoro under the Offer will reduce the number of Gold Reserve Shares that might otherwise trade publicly, as well as the number of Gold Reserve Shareholders, and, depending on the number of Gold Reserve Shareholders depositing and the number of Gold Reserve Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Gold Reserve Shares held by the public. After the purchase of the Gold Reserve Shares under the Offer, it may be possible for Gold Reserve to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada, in the United States and in any other jurisdiction in which there is an insignificant number of Gold Reserve Shareholders. See Section 16 of this Circular, "Effect of the Offer on the Market for and Listing of Gold Reserve Shares.

        The rules and regulations of the TSX and the NYSE Alternext establish certain criteria that, if not met, could lead to the delisting of the Gold Reserve Shares from the TSX and the NYSE Alternext. Among such criteria are the number of Gold Reserve Shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of Gold Reserve Shares purchased under the Offer, it is possible that the Gold Reserve Shares would fail to meet the criteria for continued listing on the TSX or the NYSE Alternext. If this were to happen, the Gold Reserve Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Gold Reserve Shares. Additionally, to the extent permitted under applicable laws and TSX and the NYSE Alternext rules, Rusoro intends to cause Gold Reserve to apply to delist the Gold Reserve Shares from the TSX and NYSE Alternext as soon as practicable after the completion of the Offer or any Subsequent Acquisition Transaction. If the Gold Reserve Shares are delisted and Gold Reserve ceases to be a "public corporation" for the purposes of the Tax Act, the Gold Reserve Shares would cease to be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, registered disability savings plans and deferred profit sharing plans. Delisting can also have adverse tax consequences to Non-Resident Gold Reserve Shareholders of the Gold Reserve Shares, as described in Section 19 of this Circular, "Certain Canadian Federal Income Tax Considerations".

After the consummation of the Offer, Gold Reserve would become a majority-owned subsidiary of Rusoro and Rusoro's interests could differ from those of the Gold Reserve Equityholders

        After the consummation of the Offer, Rusoro may, depending on the number of Gold Reserve Shares and Gold Reserve Equity Units taken up by Rusoro under the Offer, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Gold Reserve Equityholders, including adopting certain amendments to Gold Reserve's constating documents and approving mergers or sales of Gold Reserve's assets. In particular, after the consummation of the Offer. Rusoro may integrate Gold Reserve and Rusoro, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling Rusoro or an affiliate of Rusoro to acquire all Gold Reserve Equity not acquired pursuant to the Offer. In any of these contexts, Rusoro's interests with respect to Gold Reserve may differ from those of any remaining minority Gold Reserve Equityholders who do not deposit their Gold Reserve Equity.

The acquisition of Gold Reserve by Rusoro may not be successfully completed without the possibility of Gold Reserve Equityholders exercising dissent and appraisal rights in connection with a Subsequent Acquisition Transaction

        In order for Rusoro to acquire all of the issued and outstanding Gold Reserve Shares and Gold Reserve Units, it will likely be necessary, following the completion of the Offer, to effect a Subsequent Acquisition Transaction. A Subsequent Acquisition Transaction may result in Gold Reserve Equityholders having the right to dissent and demand payment of the fair value of their Gold Reserve Equity. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Gold Reserve Equityholders for their Gold Reserve Equity. There is no assurance that a Subsequent Acquisition Transaction can be completed without Gold Reserve Equityholders exercising dissent rights in respect of a substantial number of Gold Reserve Shares or Gold Reserve Equity Units, which could result in the requirement to make a substantial cash or similar payment that could have an adverse effect on Rusoro's financial position and liquidity.

The Offer is conditional upon, among other things, the receipt of any consents and approvals from governments, if required

        The Offer is conditional upon, among other things, Rusoro having obtained any government or regulatory approvals, consents and clearances necessary or deemed advisable by Rusoro including, without limitation, those under applicable competition, merger control, antitrust or other similar laws, if any. See Section 2 of the Offer, "Conditions of the Offer". Based upon an examination of publicly available information relating to the business of Gold Reserve, Rusoro does not expect the Offer, any Subsequent Acquisition Transaction, as applicable, to give rise to material competition/antitrust concerns or other regulatory consents or approvals, however, Rusoro cannot be assured that no such concerns will arise or consents or approvals will be required and, if required, a substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Rusoro.

        See Section 17 of this Circular, "Regulatory Matters".

Rusoro is subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates, and if the business combination is successful, Rusoro may be exposed to increased environmental costs and liabilities given the operations of Gold Reserve

        Each of Rusoro and Gold Reserve is subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices and remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Rusoro has accrued asset retirement obligations of $3.3 million, consistent with its stage of development. Due to its current stage of development, Rusoro has not had to establish reserves in respect of possible future environmental reclamation or related liabilities that would be required for a producing company. However, environmental matters cannot be predicted with certainty, and amounts required may be significant, especially in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out compliance on certain sites not initially included in remediation in progress, and the potential liability of each of Rusoro and Gold Reserve to remediate sites for which provisions have not been previously established. Such future developments could result in increased environmental costs and liabilities that could have a material adverse effect on the Combined Company's business, assets, financial position and results of operations.

Rusoro may not realize the benefits of the Combined Company's new properties

        As part of its strategy, Rusoro will continue its efforts to explore and develop new properties and will have an expanded portfolio of such properties as a result of the combination with Gold Reserve if the Offer is successful. A number of risks and uncertainties are associated with the exploration and development of these types of properties, including exploration, development, political, social, regulatory, design, construction, labour, operating, technical and technological risks and uncertainties relating to capital and other costs and financing risks.

Rusoro may be subject to significant risks associated with its expanded portfolio of properties

        If there are significant delays in the exploration, development and production on the expanded portfolio of properties and/or the properties are determined not to be economically viable and/or their capital costs are significantly higher than estimated, these events could have a significant adverse effect on Rusoro or the Combined Company.

Gold Reserve Equityholders will realize dilution of their interest

        As a result of the issuance of Rusoro Shares under the Offer, the Gold Reserve Equityholders' ownership interest in the Combined Company will be diluted, relative to their current ownership interest in Gold Reserve.

        See Section 9 of this Circular, "Information About Gold Reserve — Share Capital of Gold Reserve".

The issuance of a significant number of Rusoro Shares and the potential resale of a significant number of such shares on the TSXV could adversely affect the market price of Rusoro Shares after the take up of Gold Reserve Equity under the Offer

        If all of the Gold Reserve Shares and Gold Reserve Equity Units are tendered to the Offer, a significant number of additional Rusoro Shares will be available for trading in the public market. Such sales may adversely affect the market price of Rusoro Shares. Moreover, the overall increase in the number of Rusoro Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Rusoro Shares. The perceived risk of a substantial sale of Rusoro Shares, as well as any actual sales of such Rusoro Shares in the public market, could adversely affect the market price of the Rusoro Shares.

Nature of the Rusoro Shares

        The Rusoro Shares involve a high degree of risk and should be acquired only by investors whose financial resources are sufficient to enable them to assume such risks. The Rusoro Shares should not be acquired by persons who cannot afford the possibility of the loss of their entire investment. Furthermore, an investment in Rusoro Shares should not constitute a major portion of an investor's portfolio.

Price and volatility of public stock

        The market price of securities of Rusoro has experienced wide fluctuations which may not necessarily be related to the operating performance, underlying asset values or prospects of Rusoro. It may be anticipated that any market for Rusoro Shares will be subject to market trends generally and the value of Rusoro Shares on the TSXV may be affected by such volatility.

The enforcement of shareholder rights by Gold Reserve Equityholders resident in the United States may be adversely affected by the combination of Gold Reserve and Rusoro

        The enforcement by Gold Reserve Equityholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Rusoro is incorporated under the laws of the Province of British Columbia, Canada, that Gold Reserve is incorporated under the laws of the Yukon Territory, Canada, and that some of both of Rusoro's and Gold Reserve's officers and directors are residents of Canada, the Information Agent and Depositary, as well as some or all of the experts named in this Offer and Circular, are residents of countries other than the United States, and that all or a substantial portion of the assets of Rusoro and Gold Reserve and of the above mentioned persons may be located outside of the United States. You may not be able to sue Rusoro, Gold Reserve, or their respective officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel Rusoro, Gold Reserve and their respective affiliates to subject themselves to a US court's judgment.

Gold Reserve and Rusoro are currently dependent upon their exploration, development and production properties in Venezuela and any adverse condition affecting those properties or their interests, licenses and permits relating thereto may have a material adverse effect on each company, their respective businesses, prospects, assets, results of operations and condition (financial or otherwise) and the business, prospects, assets, results of operations and condition (financial or otherwise) of the Combined Company

        Rusoro's exploration, development and production activities in Venezuela and Gold Reserve's exploration and development activities in Venezuela, currently account for all or a majority of each company's assets. Any adverse condition affecting exploration, development, drilling or mining conditions in Venezuela could be expected to have a material adverse effect on Rusoro and Gold Reserve, as applicable, the Combined Company, and the business, assets, prospects, results of operations and condition (financial or otherwise) of the Combined Company. There can be no assurance that Rusoro's or Gold Reserve's exploration and development programs at their respective properties will result in any economically viable mining operations or yield mineral reserves or that the combination of their properties will be successful and result in the anticipated synergies and cost savings. In addition, both Rusoro and Gold Reserve are exposed to significant risks of political instability and changes in government laws in Venezuela. Both companies hold mineral interests in Venezuela that may be adversely affected in varying degrees by political instability, laws relating to the mining industry and foreign investment therein, and the policies of other nations in respect of Venezuela. Any changes in laws or shifts in political or social conditions are beyond Rusoro's control and may adversely affect its business, the business of Gold Reserve or the business of the Combined Company. The operations of Rusoro, Gold Reserve and the Combined Company may be adversely affected in varying degrees by government laws, including those with respect to restrictions on foreign ownership, production, price controls, export controls, income taxes, expropriation of property, the strategic importance of mineral properties in Venezuela, employment, land use, water use, environmental legislation, land reclamation and mine safety. The Venezuelan regulatory environment is in a state of continuing change, and new laws and requirements may be retroactive in their effect and implementation and could adversely impact the interests of or licenses and permits relating to Rusoro's and Gold Reserve's mineral properties in Venezuela. The operations of Rusoro, Gold Reserve and the Combined Company may also be adversely affected in varying degrees by economic and political instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, risk of corruption including violations under US and Canadian foreign corrupt practices statutes, fluctuations in currency exchange rates and high inflation. These and other risks and uncertainties are described in greater detail in Rusoro's Annual Information Form available on SEDAR at www.sedar.com, which risks and uncertainties may also impact Gold Reserve and its business and assets and the business, assets, results of operations, prospects and condition (financial or otherwise) of the Combined Company.

Additional Risk Factors

        In assessing the Offer, Gold Reserve Equityholders should also carefully review the risks and uncertainties described in Rusoro's Annual Information Form and its management's discussion and analyses incorporated by reference herein and filed with certain Canadian securities regulatory authorities. In addition, Gold Reserve may be subject to risks and uncertainties that may or may not be applicable or material to Rusoro at the present time, but that may apply to the Combined Company. Risk factors relating to Gold Reserve can be found in Gold Reserve's most recent management's discussion and analysis filed with certain Canadian securities regulatory authorities and available on SEDAR at www.sedar.com and filed with the SEC and available on the SEC website at www.sec.gov.

7.     Summary Historical and Unaudited Pro Forma Consolidated Financial Information

        The tables set out below include a summary of (i) Rusoro's historical consolidated financial information as at and for the fiscal years ended December 31, 2007 and 2006 and as at and for the nine month periods ended September 30, 2008 and 2007 in both Canadian GAAP and reconciled to U.S. GAAP, and (ii) unaudited pro forma consolidated financial information for Rusoro as at and for the nine-month period ended September 30, 2008 and for the fiscal year ended December 31, 2007 in both Canadian GAAP and reconciled to U.S. GAAP, after giving effect to Rusoro's acquisition of all of the Gold Reserve Equity pursuant to the Offer. The historical financial information of Rusoro as at and for the fiscal years ended December 31, 2007and 2006 has been derived from Rusoro's audited consolidated financial statements, and the historical financial information of Rusoro as at and for the nine month periods ended September 30, 2008 and 2007 has been derived from Rusoro's unaudited interim consolidated financial statements, each of which can be found on SEDAR at www.sedar.com. The historical financial information for Gold Reserve as at and for the nine-month period ended September 30, 2008 and the fiscal years ended December 31, 2007 and 2006 has been derived from Gold Reserve's audited and unaudited consolidated financial statements, which can be found on SEDAR at www.sedar.com. See note 1 of the unaudited pro forma consolidated financial statements attached as Schedule "A" hereto for information as to how the pro forma consolidated financial statements were derived.

        The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of Rusoro and the accompanying notes thereto attached as Schedule "A" to the Offer and Circular. The summary unaudited pro forma consolidated financial statement information for Rusoro gives effect to the proposed acquisition of Gold Reserve as if such had occurred as at September 30, 2008 for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2007 for the purposes of the pro forma consolidated statements of operations for the fiscal year ended December 31, 2007 and the nine-month period ended September 30, 2008. In preparing the unaudited pro forma consolidated financial statement information, management of Rusoro has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Rusoro and Gold Reserve due to the limited publicly available information of Gold Reserve. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma consolidated financial statement information. The unaudited pro forma consolidated financial statement information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of Rusoro and accompanying notes attached as Schedule "A" to the Offer and Circular.

Summary of Consolidated Financial Information of Rusoro
(All dollar amounts are in 000s)

	Nine months ended September 30,		Year ended December 31,
	2008	2007	2007	2006
	$	$	$	$
Canadian GAAP
Consolidated statement of operations data
Revenue	49,557	—	3,495	—
Gross income (loss)	1,215	—	(3,788)	—
Net loss for the period from continuing operations	(66,571)	(19,263)	(32,244)	(35,990)
Net loss for the period	(66,571)	(19,263)	(32,244)	(37,497)
Loss per share — basic and diluted	(0.17)	(0.14)	(0.20)	(2.01)
Consolidated balance sheet data
Cash	19,969	—	31,352	11,121
Other current assets	31,906	—	25,068	887
Property, plant and equipment	956,075	—	758,681	3,697
Mineral properties	229,504	—	190,287	26,822
Other non-current assets	38,343	—	1,136	—
Total assets	1,275,797	—	1,006,524	42,526
Current liabilities	46,326	—	24,445	6,809
Total long-term liabilities	410,577	—	279,036	463
Book value per share	2.09	—	1.82	0.32
Ratio of earnings to fixed charges
Ratio(1)	(15.03)	—	—	—
Deficiency(2)	(74,090)	—	(34,446)	(35,990)

	Nine months ended September 30,		Year ended December 31,
	2008(3)	2007(3)	2007(4)	2006(4)
	$	$	$	$
US GAAP
Consolidated statement of operations data
Revenue	49,557	—	3,495	—
Gross income (loss)	1,215	—	(3,788)	—
Net loss for the period	(86,288)	(28,439)	(46,572)	(34,634)
Loss per share — basic and diluted	(0.22)	(0.21)	(0.29)	(1.86)
Consolidated balance sheet data
Cash	19,969	—	31,352	11,121
Other current assets	31,906	—	25,068	887
Property, plant and equipment	956,075	—	758,681	3,697
Mineral properties	168,637	—	149,137	—
Other non-current assets	38,343	—	1,136	—
Total assets	1,214,930	—	965,374	15,704
Current liabilities	46,326	—	24,445	6,809
Total long-term liabilities	416,887	—	279,036	463
Book value per share	1.92	—	—	—
Ratio of earnings to fixed charges
Ratio(1)	(23.00)	—	—	—
Deficiency(2)	(93,807)	—	(48,774)	(33,127)

(1)
For purposes of calculating the ratio of earnings of fixed charges, earnings represent earnings from continuing operations before provision for income taxes plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount.

(2)
For purposes of calculating the deficiency, earnings from continuing operations is adjusted for the same items and fixed charges are determined in the same manner as described in footnote (1). The deficiency represents the dollar amount of earnings that would be required to result in a ratio of 1:1.

(3)
Readers are encouraged to refer to Note 24 "Reconciliation to United States generally accepted accounting principles" in the interim unaudited consolidated financial statements of Rusoro as at September 30, 2008 and for the nine months ended September 30, 2008 and 2007.

(4)
Readers are encouraged to refer to Note 21 "Reconciliation to United States generally accepted accounting principles" in the annual audited consolidated financial statements of Rusoro as at December 31, 2007 and for the two years then ended.

8.     Information About Rusoro

Overview

        Rusoro is governed by the BCBCA and its principal offices are located at Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1. The registered and records office is located at Suite 1600, 609 Granville Street, P.O. Box 10068, Pacific Centre, Vancouver, British Columbia V7Y 1C3.

        Rusoro was incorporated under the laws of the Province of British Columbia on March 1, 2000 under the name "Hollingfield Capital Corporation". Rusoro changed its name to "PKI Innovations (Canada) Inc." on August 10, 2001. On June 6, 2005, Rusoro changed its name to "Newton Ventures Inc." and consolidated its issued and outstanding common shares on the basis of one new share for seven existing shares. On November 6, 2006, Rusoro changed its name to "Rusoro Mining Ltd." and consolidated it issued and outstanding common shares on the basis of 0.6 of a new Rusoro common share for each existing Rusoro common share.

        Rusoro is a growth-oriented gold producer engaged in the acquisition, exploration, development and operation of gold mining properties in Venezuela. Rusoro currently has annual gold production of approximately 100,000 attributable ounces from its Choco 10 mine and Isidora mine, both located near the town of El Callao, Venezuela and a significant growth pipeline of development and exploration properties located across its large land position in the Bolivar State mining region in Southern Venezuela.

        Rusoro's material properties are the Choco 10 mine, the Isidora Mine, the Valle Hondo project, the Increible 6 project, the Emilia property, the Ceiba II CVG Contract and the San Rafael/El Placer project. Information pertaining to the mineral projects of Rusoro is contained and in the following technical reports, prepared in accordance with NI 43-101. The technical reports are available on the SEDAR website at www.sedar.com.

  •
  Technical Report on the San Rafael-El Placer and Days Vein Deposits, Bolivar State, Venezuela, dated October2, 2008.

  •
  Technical Report on the Mining and Processing Operations of Hecla Mining Company, Estado Bolivar, Venezuela dated August 1, 2008.

  •
  Technical Report on the Increible 6 Property, Bolivar State, Venezuela, dated November 14, 2007, as revised February 14, 2008.

  •
  Technical Report on the PMG (Gold Fields) Choco 10 Concession and Mine, Estado Bolivar, Venezuela dated November 21, 2007.

  •
  Technical Report and Mineral Resource Estimate, Ceiba II Project, Bolivar State, Venezuela dated April 9, 2007.

  •
  Technical Report and Mineral Resource Estimate, Valle Hondo Project, Bolivar State, Venezuela dated April 9, 2007.

[Rest of page intentionally left blank]

        Greg Smith, P. Geo., Vice President Exploration of Rusoro is the "qualified person" (as defined in NI 43-101) who prepared and supervised the preparation of the above chart.

        Rusoro is a reporting issuer or the equivalent in the provinces of British Columbia, Alberta, Ontario and Quebec and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Rusoro has filed a Registration Statement on Form F-10, a Tender Offer Statement on Schedule TO and certain other documents with the SEC. The Registration Statement, Tender Offer Statement and such other documents are available at www.sec.gov.

        Rusoro's motivated management team is aggressively leading the consolidation of Venezuela's gold mining sector through its recent successful acquisitions of the Choco 10 mine from Gold Fields and the Isidora mine from Hecla. Rusoro is an experienced operator with extensive in-country knowledge and relationships which support its continued rapid growth through organic opportunities and strategic acquisitions.

        Rusoro's common shares are listed on the TSXV under the symbol "RML".

Authorized and Outstanding Share Capital

        Rusoro is authorized to issue an unlimited number of Rusoro Shares. As at December 12, 2008, there were 390,777,946 Rusoro Shares issued and outstanding. There are no limitations contained in the articles or bylaws of Rusoro on the ability of a person who is not a Canadian resident to hold Rusoro Shares or exercise the voting rights associated with Rusoro Shares. A summary of the rights of the Rusoro Shares is set forth below.

Dividends

        Holders of Rusoro Shares are entitled to receive dividends when, as and if declared by the board of directors of Rusoro out of funds legally available therefor, provided that if any Rusoro preferred shares are at the time outstanding, the payment of dividends on Rusoro Shares or other distributions (including repurchases of Rusoro Shares by Rusoro) will be subject to the declaration and payment of all cumulative dividends on outstanding Rusoro preferred shares and any other preferred shares which are then outstanding. The BCBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is or would, after the payment of the dividend, be unable to pay its liabilities as they fall due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

Liquidation

        In the event of the dissolution, liquidation, or winding up of Rusoro, holders of Rusoro Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Rusoro's indebtedness, and the payment of the aggregate liquidation preference of the Rusoro preferred shares and any other preferred shares then outstanding.

Voting

        Holders of Rusoro Shares are entitled to one vote for each share on all matters voted on by Rusoro Shareholders, including the election of directors.

Prior Sales

        For the twelve month period prior to the date of this Offer and Circular, Rusoro has issued the Rusoro shares and the securities convertible into Rusoro Shares listed in the table set forth below:

Designation of Security	Number Issued	Date of Issuance	Issuance Price
Common Shares	4,273,504(1)	July 8, 2008	$1.17(2)
Convertible Loan(3)	(3)	June 10, 2008	$80,000(4)
Stock Options	100,000(5)	January 1, 2008	$1.60
Stock Options	300,000	January 15, 2008	$1.65
Stock Options	100,000	January 24, 2008	$1.55
Stock Options	16,235,000	June 27, 2008	$1.31
Stock Options	100,000	July 21, 2008	$1.31

(1)
677,723 of these Rusoro Shares were subsequently returned to treasury as a result of a working capital adjustment pursuant to the agreement they were issued under.

(2)
These Rusoro Shares were issued at a deemed price of $1.17 per share.

(3)
The loan is convertible at the lenders' option at a rate of Cdn. $1.25 per share for a total of up to 64,000,000 Rusoro Shares.

(4)
The total principal amount of the convertible loan is $80,000,000.

(5)
Of these 100,000 options granted, 50,000 options were repriced to $1.31 per share.

Price Range and Trading Volumes of Rusoro Shares

        The Rusoro Shares are listed and posted for trading on the TSXV under the trading symbol "RML". The following table sets forth, for the periods indicated, the reported high, low and closing trading prices and the aggregate volume of trading of the Rusoro Shares on the TSXV.

	Rusoro Shares on the TSXV
	High (Cdn.$)	Low (Cdn.$)	Close (Cdn.$)	Volume (#)
November 2006	4.50	3.25	4.12	577,439
December 2006	4.20	3.65	4.03	478,474
January 2007	3.99	3.50	3.94	857,270
February 2007	4.05	3.47	3.54	494,961
March 2007	3.75	2.90	3.36	3,688,252
April 2007	3.44	2.85	2.93	2,849,312
May 2007	3.25	2.65	2.83	3,618,994
June 2007	3.00	2.56	2.66	1,158,041
July 2007	3.07	2.57	2.65	3,347,152
August 2007	2.66	1.58	2.20	4,261,353
September 2007	2.64	2.06	2.61	1,722,505
October 2007	2.72	2.00	2.25	6,158,116
November 2007	2.30	1.61	1.65	3,628,185
December 2007	1.75	1.35	1.60	2,912,949
January 2008	1.80	1.20	1.40	2,682,105
February 2008	1.93	1.34	1.74	8,936,559
March 2008	1.84	1.42	1.50	2,911,456
April 2008	1.59	1.00	1.11	4,990,675
May 2008	1.33	1.01	1.06	3,860,375
June 2008	1.40	0.90	1.30	7,288,902
July 2008	1.34	0.96	1.00	2,943,080
August 2008	1.05	0.65	0.85	1,548,039
September 2008	0.92	0.59	0.59	4,458,155
October 2008	0.61	0.26	0.36	5,515,016
November 2008	0.65	0.275	0.28	8,207,055
December 1 – 12, 2008	0.36	0.27	0.36	1,046,147

        Rusoro announced the Offer on December 15, 2008. On December 12, 2008, the last trading day prior to such announcement, the closing price of the Rusoro Shares on the TSXV was Cdn.$0.36. The volume-weighted average price of the Rusoro Shares on the TSXV for the 30 trading days ending on December 12, 2008 was Cdn.$0.449.

Pro Forma Rusoro Common Shares Outstanding and Ownership

	# of Rusoro Common Shares		% Upon Completion of the Offer
Rusoro Shares Outstanding
Existing Rusoro Shareholders (as of December 12, 2008)	390,777,946		69.6%
Existing Gold Reserve Shareholders (as of November 12, 2008)	56,197,055	(1)	30.0%
Existing holders of Gold Reserve Equity Units (as of November 12, 2008)	701,736		0.4%

TOTAL:	447,676,737		100.0%

(1)
Assumes that none of the outstanding Gold Reserve Options are exercised and none of the Gold Reserve Notes are converted.

Consolidated Capitalization

        The following table sets forth Rusoro's consolidated capitalization as at September 30, 2008, adjusted to give effect to any material changes in the share capital of Rusoro since September 30, 2008, the date of Rusoro's most recent unaudited consolidated financial statements, and further adjusted to give effect to the Offer. The table should be read in conjunction with the pro forma consolidated financial statements and notes attached hereto, the unaudited consolidated financial statements of Rusoro as at and for the nine month period ended September 30, 2008 including the notes thereto, and management's discussion and analysis thereof and the other financial information contained in or incorporated by reference in this Offer and Circular.

	As at September 30, 2008	As at September 30, 2008 After Giving Effect to the Offer
	(All amounts in $)
Rusoro Shares (Authorized — unlimited)	675,336,196	717,297,196
Warrants	Nil	Nil
Options	Nil	Nil
Contributed Surplus	113,983,840	113,983,840
Accumulated other comprehensive income	185,118,734	185,118,734
Equity component of convertible loan	6,309,749	6,309,749
(Deficit) retained earnings	(161,854,810)	(161,854,810)
Total Capitalization	818,893,709	860,854,709

(1)
Assumes that none of the outstanding Gold Reserve Options are exercised and none of the Gold Reserve Notes are converted.

        Rusoro will treat the acquisition of Gold Reserve as a business combination using the purchase price method with Rusoro identified as the acquirer.

Rusoro Documents Incorporated by Reference and Further Information

        The following documents of Rusoro are specifically incorporated by reference into, and form an integral part of, this Circular:

  (a)
  annual information form for the year ended December 31, 2007 dated December 12, 2008;

  (b)
  audited consolidated financial statements, including the notes thereon, and together with the auditors' report, as at December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007, reconciled to U.S. GAAP;

  (c)
  management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2007;

  (d)
  management information circular dated August 8, 2008 for Rusoro's 2008 annual meeting of shareholders held on September 12, 2008;

  (e)
  unaudited interim consolidated financial statements, including the notes thereon, as at September 30, 2008 and December 31, 2007 and for the three months and nine months ended September 30, 2008 and 2007, reconciled to U.S. GAAP;

  (f)
  management's discussion and analysis of financial condition and results of operations as at September 30, 2008 and for the three months and the nine months ended September 30, 2008;

  (g)
  the material change report dated July 20, 2008 announcing Rusoro's partnering with the Venezuelan Government for gold mining opportunities and the completion of the acquisition of the Hecla-Venezuela assets, being the Block B — Isidora mining leases and the La Camorra mill facility in Bolivar State, Venezuela;

  (h)
  the material change report dated July 11, 2008 announcing the grant by Rusoro of an additional 4,160,000 incentive stock options to directors, officers, employees and consultants;

  (i)
  the material change report dated July 11, 2008 announcing the grant by Rusoro of an additional 12,125,000 incentive stock options to directors, officers, employees and consultants;

  (j)
  the material change report dated June 29, 2008 announcing the closing of the second tranche of Rusoro's financing to acquire certain Venezuelan assets of Hecla Mining Company;

  (k)
  the material change report dated June 20, 2008 announcing that Peter Hambro Mining Plc has agreed to make an investment in Rusoro and its affiliates as part of its senior securities exchangeable loan, with the remainder of the loan being funded by a syndicate;

  (l)
  the material change report dated June 2, 2008 announcing previously unreleased drill results for all outstanding holes from 2007 and additional results from the first quarter of 2008;

  (m)
  the material change report dated May 26, 2008 announcing the appointment of Mr. Matias Herrero as Vice President (Finance) and Gary Warnecke as interim Chief Financial Officer as of May 15, 2008; and

  (n)
  Form 51-102F4 Business Acquisition Report (amended and restated) dated February 13, 2008 reconciled to U.S. GAAP in respect of the Gold Fields Netherlands Services B.V. Business Combination.

        Any documents of Rusoro of the type referred to above (excluding confidential material change reports) filed by Rusoro with a securities regulatory authority in Canada on or after the date of this Offer and Circular and prior to the Expiry Time will be deemed to be incorporated by reference into this Circular and will be incorporated into the Registration Statement on Form F-10 of which this Offer and Circular forms a part, by amendment.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated herein by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        Information has been incorporated by reference in this Circular from documents filed with the securities regulatory authority in each of the provinces of British Columbia, Alberta, Ontario and Quebec. Copies of the documents incorporated by reference in the Circular regarding Rusoro may be obtained on request without charge from the Corporate Secretary, Rusoro Mining Ltd., Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia. V7X 1B1 at (604) 632-4044. For purpose of the Province of Quebec, the Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may be obtained without charge from the Corporate Secretary of Rusoro at the above-mentioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com. Information contained in or otherwise accessed through Rusoro's website, www.Rusoro.com, or any other website does not form part of this Offer and Circular.

9.     Information About Gold Reserve

Overview

        Gold Reserve was incorporated in 1998 under the laws of the Yukon Territory, Canada. Gold Reserve Inc.'s registered agent is Austring, Fendrick, Fairman & Parkkari, The Drury Building, 3801 Third Avenue,

Whitehorse, Yukon Territory, Y1A 4Z7. Gold Reserve's Brisas Project corporate administrative office is located at 926 West Sprague Avenue, Suite 200, Spokane, WA 99201, U.S.A. and its Venezuelan administrative and technical offices are located in Caracas and Puerto Ordaz, Venezuela. Gold Reserve's telephone number for its Spokane, WA location is (509) 623-1500.

        Gold Reserve is engaged in the business of exploration and development of mining projects and focuses the majority of its management and financial resources on its most significant asset, Brisas (a gold/copper deposit), and to a lesser extent the exploration of its Choco 5 project, both located in Bolivar State, Venezuela.

        Gold Reserve is a reporting issuer or the equivalent in each of the provinces of Canada and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Gold Reserve is also an SEC registrant and accordingly files with or furnishes to the SEC certain documents. Such documents are available at www.sec.gov.

Share Capital of Gold Reserve

        Gold Reserve is authorized to issue an unlimited number of Class A common shares without par value of which 56,197,055 Class A common shares were issued at November 12, 2008. Gold Reserve Shareholders are entitled to receive notice of and attend all meetings of Gold Reserve Shareholders with each Class A common share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Gold Reserve Shareholders are entitled to dividends if, as and when declared by the Gold Reserve Board of Directors of Gold Reserve. Gold Reserve Shareholders are entitled upon liquidation, dissolution or winding up of Gold Reserve to receive the remaining assets of Gold Reserve available for distribution to Gold Reserve Shareholders. Gold Reserve Shares include associated SRP Rights under Gold Reserve's Shareholder Rights Plan.

        In February 1999, Gold Reserve Corporation became a subsidiary of Gold Reserve. Generally, each shareholder of Gold Reserve Corporation received one Gold Reserve Share for each common share owned in Gold Reserve Corporation. For tax reasons, certain U.S. holders elected to receive Gold Reserve Equity Units in lieu of Gold Reserve Shares. A Gold Reserve Equity Unit is comprised of one Class B common share of Gold Reserve and one Gold Reserve Corporation Class B common share, is substantially equivalent to a Gold Reserve Share and is generally immediately convertible into Gold Reserve Shares on a one for one basis. There were 701,736 Gold Reserve Equity Units issued at November 12, 2008. Gold Reserve is authorized, subject to limitations prescribed by law and Gold Reserve's articles of incorporation, from time to time, to issue an unlimited number of serial preferred shares and to determine variations, if any, between any series so established as to all matters, including, but not limited to, the rate of dividends and whether dividends shall be cumulative or non-cumulative, the voting power of holders of such series, the rights of such series in the event of the dissolution of Gold Reserve or upon any distribution of the assets of Gold Reserve, whether the shares of such series shall be convertible, and such other designations, rights, privileges, and relative participating, optional or other special rights, and such restrictions and conditions thereon as are permitted by law. There are no preferred shares issued or outstanding at November 12, 2008.

Price Range and Trading Volume of Gold Reserve Shares

        The Gold Reserve Shares are listed and posted for trading on the TSX and the NYSE Alternext, its principal trading market, under the symbol "GRZ". The following tables set forth, for the periods indicated, the reported high, low and closing trading prices and the aggregate volume of trading of the Gold Reserve Shares on the TSX and the NYSE Alternext.

	Gold Reserve Shares on the TSX
	High (Cdn$)	Low (Cdn$)	Close (Cdn$)	Volume (#)
November 2006	6.48	4.51	5.98	1,136,648
December 2006	6.30	5.17	5.48	1,232,798
January 2007	5.88	3.95	4.74	1,348,048
February 2007	6.70	4.71	5.42	1,416,193
March 2007	8.65	4.70	7.91	3,199,476

	Gold Reserve Shares on the TSX
	High (Cdn$)	Low (Cdn$)	Close (Cdn$)	Volume (#)
April 2007	8.72	7.17	7.62	3,782,243
May 2007	8.10	5.60	5.87	3,688,938
June 2007	6.59	5.55	5.95	2,846,235
July 2007	6.25	5.22	5.43	744,399
August 2007	5.54	4.20	4.61	1,454,949
September 2007	5.35	3.91	4.32	1,721,487
October 2007	5.05	4.21	4.92	1,060,596
November 2007	5.15	4.50	4.66	860,785
December 2007	5.25	4.03	5.21	1,826,444
January 2008	6.00	4.90	5.88	3,942,476
February 2008	5.90	4.93	5.26	1,138,657
March 2008	5.35	4.45	4.69	1,042,930
April 2008	4.71	2.37	2.80	1,589,784
May 2008	2.45	1.56	2.00	4,464,620
June 2008	2.01	1.27	1.80	1,743,655
July 2008	1.89	1.37	1.48	980,173
August 2008	2.00	1.32	1.99	1,426,537
September 2008	2.05	1.04	1.07	2,427,159
October 2008	1.19	0.39	0.74	1,552,986
November 2008	0.79	0.40	0.50	936,339
December 1 – 12, 2008	0.45	0.32	0.45	1,503,830

	Gold Reserve Shares on the NYSE Alternext
	High (Cdn$)	Low (Cdn$)	Close (Cdn$)	Volume (#)
November 2006	5.73	3.97	5.25	3,775,300
December 2006	5.59	4.50	4.72	2,609,800
January 2007	5.00	3.33	4.03	3,800,900
February 2007	5.74	4.09	4.46	4,320,849
March 2007	7.18	4.00	6.71	7,604,081
April 2007	7.61	6.20	6.84	7,380,700
May 2007	7.38	5.20	5.43	19,035,768
June 2007	6.05	5.20	5.57	5,112,625
July 2007	5.86	4.96	5.10	2,264,900
August 2007	5.18	3.91	4.22	4,544,400
September 2007	5.10	3.87	4.38	5,871,100
October 2007	5.28	4.05	5.25	6,164,200
November 2007	5.35	4.61	4.79	5,257,092
December 2007	5.32	4.12	5.20	5,366,183
January 2008	6.00	4.70	5.84	4,947,502
February 2008	5.96	4.80	5.38	2,220,113
March 2008	5.44	4.10	4.61	2,878,996
April 2008	4.65	2.33	2.78	6,027,036
May 2008	2.48	1.20	2.03	13,438,474
June 2008	2.03	1.24	1.80	8,259,141
July 2008	1.86	1.36	1.42	2,452,748
August 2008	1.92	1.22	1.92	3,025,719
September 2008	1.96	0.95	1.10	3,928,834
October 2008	1.13	0.31	0.60	5,606,705

	Gold Reserve Shares on the NYSE Alternext
	High (Cdn$)	Low (Cdn$)	Close (Cdn$)	Volume (#)
November 2008	0.67	0.32	0.35	2,426,154
December 1 – 12, 2008	0.39	0.26	0.39	7,766,014

        Rusoro announced the Offer on December 15, 2008. On December 12, 2008, the last trading day prior to such announcement, the closing price of the Gold Reserve Shares on the TSX was Cdn.$0.45 and on the NYSE Alternext was $0.39. The volume weighted average price of the Gold Reserve Shares on the TSX for the 30 trading days ending on December 12, 2008 was Cdn.$0.436 and on the NYSE Alternext was $0.330.

10.   Acquisition of Gold Reserve Equity Not Deposited Under the Offer

        It is the Offeror's intention that, if it takes up and pays for Gold Reserve Equity deposited under the Offer, it will enter into one or more transactions to enable Rusoro or an affiliate of Rusoro to acquire all Gold Reserve Equity not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

Subsequent Acquisition Transaction

        If Rusoro takes up and pays for Gold Reserve Equity validly deposited under the Offer, Rusoro intends to take such action as is necessary, including causing a special meeting of Gold Reserve Equityholders to be called to consider a statutory arrangement, involving Gold Reserve and Rusoro, or a subsidiary of Gold Reserve or an affiliate of Rusoro, for the purpose of enabling Rusoro or an affiliate of Rusoro to acquire all Gold Reserve Shares and Gold Reserve Equity Units not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). Under such a Subsequent Acquisition Transaction, Gold Reserve may continue as a separate subsidiary of Rusoro following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Gold Reserve Shares and Gold Reserve Equity Units acquired pursuant to the Offer. If Rusoro takes up and pays for 66 2/3% of the Gold Reserve Shares issued and outstanding and 66 2/3% of the Gold Reserve Equity Units issued and outstanding, in each case on a fully-diluted basis, under the Offer, Rusoro will own sufficient Gold Reserve Equity to effect a Subsequent Acquisition Transaction. Rusoro reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

        MI 61-101 may deem a Subsequent Acquisition Transaction to be a "business combination" if such Subsequent Acquisition Transaction would result in the interest of a holder of Gold Reserve Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Gold Reserve Equity will be a "business combination" under MI 61-101. In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with MI 61-101 or an exemption therefrom, the "related party transaction" provisions therein do not apply to such transaction.

        MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Gold Reserve and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the Expiry Date provided that the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid and provided that certain disclosure is provided in the Circular (and which disclosure has been provided herein). The Offeror expects that these exemptions will be available.

        Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the YBCA and Gold Reserve's constating documents require the approval of 66 2/3% of the votes cast by holders of the outstanding Gold Reserve Equity at a meeting dully called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by "minority" holders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. If, however, following the Offer, the Offeror is the registered holder of 90% or more of the Gold Reserve Equity at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority Gold Reserve Equityholders.

        In relation to the Offer and any business combination, the "minority" Gold Reserve Equityholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Gold Reserve Equityholders other than the Offeror, any interested party (within the meaning of MI 61-101), a "related party" of an "interested party", unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither "interested parties" nor "issuer insiders" (in each case within the meaning of MI 61-101) of the issuer, and any "joint actor" (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Gold Reserve Equity acquired under the Offer as "minority" shares and vote them, or to consider them voted, in favour of such business combination if, among other things (a) the business combination is completed not later than 120 days after the Expiry Date; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; (c) certain disclosure is provided in the Circular (and which disclosure is provided herein); and (d) the Gold Reserve Equityholder who tendered such Gold Reserve Equity to the Offer was not (i) a "joint actor" (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any "connected transaction" (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a "collateral benefit" (within the meaning of MI 61-101) or consideration per Gold Reserve Share or Gold Reserve Equity Unit that is not identical in amount and form to the entitlement of the general body of holders in Canada of Gold Reserve Shares or Gold Reserve Equity Units.

        The Offeror currently intends (x) that the consideration offered per Gold Reserve Share or Gold Reserve Equity Unit under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offered Consideration paid to Gold Reserve Equityholders under the Offer (provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Rusoro Share shall be deemed to be at least equal in value to each Rusoro Share offered under the Offer); (y) that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date; and (z) to cause any Gold Reserve Shares or Gold Reserve Equity Units acquired under the Offer to be voted in favour of any such Subsequent Acquisition Transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

        Any Subsequent Acquisition Transaction may also result in Gold Reserve Equityholders having the right to dissent in respect thereof and demand payment of the fair value of their Gold Reserve Equity. The exercise of such right of dissent, if certain procedures are complied with by the Gold Reserve Equityholder, could lead to a judicial determination of fair value required to be paid to such dissenting Gold Reserve Equityholder for its Gold Reserve Equity. The fair value so determined could be more or less than the amount paid per Gold Reserve Share or Gold Reserve Equity Unit pursuant to such transaction or pursuant to the Offer.

        If Rusoro proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, Rusoro will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Gold Reserve Equity in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Gold Reserve, or taking no further action to acquire additional Gold Reserve Equity. Any additional purchases of Gold Reserve Equity could be at a price greater than, equal to or less than the value of the Offered Consideration to be paid for Gold Reserve Equity under the Offer and could be for cash and/or securities or other consideration. Alternatively, Rusoro may sell or otherwise dispose of any or all Gold Reserve Equity acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Rusoro, which may vary from the terms and the value of the Offered Consideration.

        The tax consequences to a Gold Reserve Equityholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Gold Reserve Equityholder of accepting the Offer. See Section 19 of this Circular, "Certain Canadian Federal Income Tax Considerations" and Section 20 of the Circular, "Certain United States Income Tax Consequences". Gold Reserve Equityholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

        On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and minority securityholder approval for specified types of transactions. See "Subsequent Acquisition Transaction" above.

        Certain judicial decisions may be considered relevant to any business combination that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances, granted preliminary injunctions to prohibit transactions involving business combinations. The current trend in both legislation and Canadian jurisprudence is toward permitting business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority Gold Reserve Equityholders.

        Gold Reserve Equityholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

11.   Ownership of and Trading in Securities of Gold Reserve and Benefits from the Offer

        No securities of Gold Reserve, including Gold Reserve Shares or Gold Reserve Equity Units, are currently owned beneficially, directly or indirectly, nor is control or direction currently exercised over any securities of Gold Reserve, by the Offeror or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Rusoro, (b) any person holding more than 10% of any class of Rusoro's equity securities, or (c) any person acting jointly or in concert with Rusoro.

        During the 6-month period preceding the date of the Offer, no securities of Gold Reserve have been traded by: (a) the Offeror, (b) any director or senior officer of the Offeror, or (c) to the knowledge of the directors and senior officers of the Offeror, after reasonable inquiry, by (i) any associate of the directors or senior officers of the Offeror, (ii) any person or company holding more than 10% of any class of equity securities of the Offeror, or (iii) any person or company acting jointly or in concert with the Offeror.

        Gordon Keep, a director of Rusoro, is the Executive Vice-President of Fiore Financial Corporation, an exclusive advisor to Endeavour Financial. Endeavour Financial is Rusoro's financial advisor and is entitled to be paid a work fee and, in the event of the successful completion of the Offer, a success fee. See Section 23 of the Circular, "Financial Advisor". Fiore Financial Corporation is entitled to participate in Endeavour Financial's bonus pool and therefore has a contingent economic interest in Rusoro's financial advisory agreement with Endeavour Financial.

        Other than as described in this Section 11, no person referred to under this Section 11 will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Gold Reserve Equityholder who participates in the Offer.

12.   Commitments to Acquire Securities of Gold Reserve

        Except pursuant to the Offer, none of the Offeror or any director or senior officer of the Offeror, or to the knowledge of the directors and senior officers of the Offeror after reasonable inquiry, (a) any associate of a director or senior officer of the Offeror, (b) any person holding more than 10% of any class of the Offeror's equity securities or, (c) any person acting jointly or in concert with the Offeror, has entered into any arrangement, agreement, commitment or understanding to acquire any equity securities of Gold Reserve.

13.   Arrangements, Agreements, Commitments or Understandings

        There are no arrangements, agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or senior officers of Gold Reserve and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful. There are no contracts, arrangements or understandings, formal or informal, between Rusoro and any securityholder of Gold Reserve with respect to the Offer or between Rusoro and any person or company with respect to any securities of Gold Reserve in relation to the Offer.

14.   Benefits from the Offer

        To the knowledge of Rusoro, there are no direct or indirect benefits of accepting or refusing to accept the Offer, that will accrue to any director or senior officer of Gold Reserve, to any associate of a director or senior officer of Gold Reserve, to any person or company holding more than 10% of any class of equity securities of Gold Reserve or to any person action "jointly or in concert" with Rusoro, other than those that will accrue to Gold Reserve Equityholders generally. Certain Gold Reserve Options and other securities of Gold Reserve that are convertible into or exchangeable or exercisable for Gold Reserve Shares that are not currently convertible into or exchangeable or exercisable for Gold Reserve Shares may become convertible into or exchangeable or exercisable for Gold Reserve Shares upon the completion of the Offer and certain officers or employees of Gold Reserve may be entitled to additional compensation or benefits under employment or management contracts in connection with the completion of the Offer.

15.   Material Changes and Other Information

        Rusoro has no information that indicates any material change in the affairs of Gold Reserve has occurred since the date of the last published financial statements of Gold Reserve, other than the making of this Offer by Rusoro and such other material changes as have been publicly disclosed by Gold Reserve. Rusoro has no knowledge of any material fact concerning securities of Gold Reserve that has not been generally disclosed by Gold Reserve or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Gold Reserve Equityholders to accept or reject the Offer.

16.   Effect of the Offer on the Market for and Listing of Gold Reserve Shares

        The purchase of Gold Reserve Shares by the Offeror pursuant to the Offer will reduce the number of Gold Reserve Shares that might otherwise trade publicly and will reduce the number of holders of Gold Reserve Shares and, depending on the number of Gold Reserve Shares acquired by the Offeror, could adversely affect the liquidity and market value of the remaining Gold Reserve Shares held by the public.

        The rules and regulations of the TSX and the NYSE Alternext establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Gold Reserve Shares from the TSX and the NYSE Alternext. Among such criteria is the number of Gold Reserve Shareholders, the number of Gold Reserve Shares publicly held and the aggregate market value of the Gold Reserve Shares publicly held. Depending on the number of Gold Reserve Shares purchased under the Offer, it is possible that the Gold Reserve Shares would fail to meet the criteria for continued listing on the TSX and the NYSE Alternext. If this were to happen, the Gold Reserve Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Gold Reserve Shares.

        If permitted by applicable law, subsequent to completion of the Offer or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Gold Reserve Shares from the TSX and the NYSE Alternext. If the Gold Reserve Shares are delisted from the TSX and the NYSE Alternext, the extent of the public market for the Gold Reserve Shares and the availability of price or other quotations would depend upon the number of Gold Reserve Shareholders, the number of Gold Reserve Shares publicly held and the aggregate market value of the Gold Reserve Shares remaining at such time, the interest in maintaining a market in Gold Reserve Shares on the part of securities firms, whether Gold Reserve remains subject to public reporting requirements in Canada and other factors.

        After the purchase of the Gold Reserve Shares under the Offer, Gold Reserve may cease to be subject to the public reporting and proxy solicitation requirements of the YBCA and the securities laws of Canada or may request to cease to be a reporting issuer or its equivalent under the securities laws of Canada and/or the United States.

17.   Regulatory Matters

        The Offeror's obligation to take up and pay for Gold Reserve Equity tendered under the Offer is conditional upon all required regulatory approvals having been obtained on terms satisfactory to the Offeror, acting reasonably. Rusoro does not currently intend to take up and pay for Gold Reserve Equity pursuant to the Offer unless Rusoro has obtained, on terms acceptable to it, all approvals, consents and clearances required or deemed appropriate by Rusoro in respect of the purchase of the Gold Reserve Equity under any applicable competition, merger control, antitrust or other similar law or regulation in jurisdictions material to the operations of Rusoro or Gold Reserve.

        The distribution of the Rusoro Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Rusoro Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Gold Reserve Equityholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

        A Registration Statement on Form F-10 has been filed with the SEC registering the Rusoro Shares in connection with their offer and sale to Gold Reserve Equityholders pursuant to the Offer as required by the U.S. Securities Act. The resale of Rusoro Shares by persons that are not affiliates (as defined in Rule 144 under the U.S. Securities Act) of Rusoro will not be required to be registered in the United States. However, Rusoro Shares acquired by affiliates (as defined in Rule 144 under the U.S. Securities Act) of Rusoro and, if the Offer is completed, Gold Reserve may be resold only in a transaction registered under the U.S. Securities Act, or in accordance with the requirements of Rule 144 or another exemption from the registration requirements of the U.S. Securities Act, or in an offshore transaction not subject to those requirements. In general, an affiliate for this purpose is an officer or director of the Offeror, or, if the Offer is completed, Gold Reserve or a shareholder who beneficially owns more than 10% of the outstanding Rusoro common shares.

        This document does not constitute a registration statement covering resales of securities by persons who are otherwise restricted from selling their shares under the U.S. Securities Act.

        The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom. In this regard Rusoro has filed a Tender Offer Statement on Schedule TO under the U.S. Exchange Act. Such filing is subject to review by the SEC.

        The United States Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") requires, among other things, that participants in certain proposed business transactions notify the U.S. Federal Trade Commission and the Antitrust Division of the U.S Justice Department at least 30 days prior to the consummation of such transaction. Based upon an examination of the information publicly available relating to Gold Reserve's business, Rusoro believes that the Offer will not be required to be reviewed by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the HSR Act.

        Pursuant to United States state securities laws, Rusoro will not be permitted to take up and pay for Gold Reserve Equity owned by a U.S. resident until the offer and sale in the state such person is resident in has been registered with the applicable state regulatory agency or an exemption from such registration is available. In this regard, Rusoro intends to file the appropriate forms to qualify the Offer in all states in which Gold Reserve Equityholders reside. There can be no assurance that all states will approve the offer and sale.

18.   Shareholder Rights Plan

        The following is only a summary of the material provisions of the Shareholder Rights Plan of Gold Reserve obtained exclusively from Gold Reserve's publicly available disclosure and is not meant to be a substitute for the information in the Shareholder Rights Plan.

        On January 30, 2005, the Gold Reserve Board of Directors approved the extension of the Shareholder Rights Plan to June 30, 2009, which was ratified by Gold Reserve's shareholders at Gold Reserve's annual general and special meeting of Gold Reserve Shareholders held on March 22, 2006. The Shareholder Rights Plan will expire on June 30, 2009, unless reconfirmed by Gold Reserve Shareholders prior to that date.

Gold Reserve made a copy of the Shareholder Rights Plan public on SEDAR at www.sedar.com. Set out below is a description of the Shareholder Rights Plan based exclusively on publicly available disclosure filed by Gold Reserve with the Canadian securities regulatory authorities.

        Pursuant to the Shareholder Rights Plan, Gold Reserve issued one right (an "SRP Right") in respect of each Gold Reserve Common Share (as defined the Shareholder Rights Plan) outstanding as of February 4, 1999 and authorized the issue of one SRP Right for each Gold Reserve Common Share issued thereafter. The SRP Rights are attached to the Gold Reserve Common Shares and are not exercisable until the "Separation Time", which is defined in the Shareholder Rights Plan to mean the close of business on the 10th "Trading Day" (as defined in the Shareholder Rights Plan) after the earlier of: (i) the first date of public announcement that a person has become an Acquiring Person (as described below); (ii) the date of the commencement of or first public announcement of the intent of any person to commence a "Take-Over Bid" (as defined in the Shareholder Rights Plan) other than a "Permitted Bid" (as defined in the Shareholder Rights Plan) or a "Competing Permitted Bid" (as defined in the Shareholder Rights Plan); and (iii) the date upon which a Take-Over Bid ceases to be a Permitted Bid or Competing Permitted Bid, or such later date as may be determined by the Gold Reserve Board of Directors.

        After the Separation Time, each SRP Right entitles the holder to purchase one Gold Reserve Common Share at a price (the "SRP Exercise Price") of $70 (subject to adjustment in certain circumstances). Pursuant to the Shareholder Rights Plan, if a person (an "Acquiring Person") becomes the "Beneficial Owner" (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Gold Reserve Common Shares other than as a result of certain exempt transactions (including acquisitions pursuant to a Permitted Bid or Competing Permitted Bid) (a "Flip-In Event"), then after the close of business on the 10th Trading Day (or such later day as the Gold Reserve Board of Directors may determine) after the first date of public announcement by Gold Reserve or an Acquiring Person that an Acquiring Person has become such, each SRP Right will constitute the right to purchase from Gold Reserve upon exercise thereof that number of Gold Reserve Common Shares having an aggregate Market Price (as defined below) on the date of consummation or occurrence of such Flip-In Event equal to twice the SRP Exercise Price for a cash amount equal to the SRP Exercise Price, subject to anti-dilution adjustment (thereby effectively acquiring the right to purchase Gold Reserve Common Shares at a 50% discount). However, SRP Rights held by an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person and certain transferees, would become void upon the occurrence of a Flip-In Event. The result would be to significantly dilute the shareholdings of any Acquiring Person. "Market Price" for a security on any date of determination means the average of the daily closing prices per share of such securities on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date (subject to adjustment in certain circumstances).

        Until the Separation Time (or the earlier termination or expiration of the SRP Rights), the SRP Rights will be evidenced by the certificates representing the associated Gold Reserve Equity and will be transferable only together with the associated Gold Reserve Equity. After the Separation Time, separate certificates evidencing the SRP Rights (the "Rights Certificates"), together with a disclosure statement describing the SRP Rights, are required to be mailed to holders of record of Gold Reserve Common Shares and "Convertible Securities" (as defined in the Shareholder Rights Plan) (other than an Acquiring Person) as of the Separation Time. Rusoro has no reason to believe that the Gold Reserve Board of Directors of Gold Reserve will allow the Separation Time to occur prior to the Expiry Time, but no assurances can be given by Rusoro in that regard.

        The above provisions of the Shareholder Rights Plan do not apply to certain types of transactions, including "Permitted Bids". A "Permitted Bid" is a Take-Over Bid which, among other things, is made by take-over bid circular to all Gold Reserve Shareholders of record, other than the offeror, remains open for at least 60 days and provides that no Gold Reserve Common Shares may be taken up unless more than 50% of the aggregate of the then outstanding Gold Reserve Common Shares held by Independent Gold Reserve Shareholders (as defined in the Shareholder Rights Plan) have been deposited and not withdrawn. Once this condition has been satisfied, the offeror under a Permitted Bid must make a public announcement of the date the Take-Over Bid would otherwise expire and extend the bid for a period of not less than 10 Business Days (as defined in the Shareholder Rights Plan). The Offer is not a Permitted Bid for the purposes of the Shareholder Rights Plan. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or some action must be taken by the Gold Reserve Board of Directors or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.

        Under the Shareholder Rights Plan, the Gold Reserve Board of Directors has the discretion prior to the occurrence of a Flip-In Event that would occur by reason of a Take-Over Bid made by means of a take-over bid circular sent to all holders of Gold Reserve Common Shares, to waive the application of the plan to such Flip-In Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-In Event made by means of a take-over bid circular to all holders of Gold Reserve Common Shares.

19.   Certain Canadian Federal Income Tax Considerations

        The following is a summary of the principal Canadian federal income tax considerations of the Offer generally applicable to shareholders who, for the purposes of the Tax Act and at all relevant times, (i) deal and will deal at arm's length with both Rusoro and Gold Reserve, (ii) are not affiliated with either Rusoro or Gold Reserve, and (iii) hold their Gold Reserve Equity as capital property. Gold Reserve Equity will generally be considered capital property to a shareholder unless the shareholder holds the Gold Reserve Equity in the course of carrying on business of buying and selling securities or has acquired the Gold Reserve Equity in a transaction or transactions considered to be an adventure in the nature of trade. Shareholders who are resident in Canada for purposes of the Tax Act and whose Gold Reserve Equity might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have such shares and every "Canadian security" (as defined in the Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

        This summary does not address income tax considerations applicable to directors, officers or other insiders of Rusoro, Gold Reserve or related companies, or persons who hold Gold Reserve Equity or will hold Gold Reserve Equity subject to escrow, trading or other restrictions that might affect the value thereof. The summary addresses the tax considerations applicable to the shareholders of Rusoro and Gold Reserve only to the extent expressly set out herein.

        This summary does not apply to a shareholder that (i) is a "financial institution" for the purposes of the mark-to-market rules contained in the Tax Act; or (ii) is a "specified financial institution" or "restricted financial institution" (as defined in the Tax Act); or (iii) an interest in which would be a "tax shelter investment" (as defined in the Tax Act); or (iv) who has acquired Gold Reserve Equity upon the exercise of an employee stock option; or (v) to whom the functional currency reporting rules contained in proposed subsection 261(5) of the Tax Act would apply. Such shareholders should consult their own tax advisors. This summary is based on the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act or the regulations publicly announced by the federal Minister of Finance (Canada) prior to the date hereof, and the understanding of Blake, Cassels & Graydon LLP of the current published administrative practices of the Canada Revenue Agency ("CRA"). It has been assumed that all currently proposed amendments will be enacted as proposed and that there will be no other relevant changes to the Tax Act or other applicable law or policy, although no assurance can be given in these respects.

        This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular shareholder. The tax consequences to any particular shareholder will depend on a variety of factors including the shareholder's own particular circumstances. Therefore, all shareholders and all persons affected by the Offer should consult their own tax advisors with respect to their particular circumstances. An advance income tax ruling has not been obtained with respect to the transactions contemplated herein.

Gold Reserve Equityholders Resident in Canada

        The following portion of the summary is generally applicable to a Gold Reserve Equityholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax convention, is, or is deemed to be, a resident of Canada ("Resident Holder").

Exchange of Gold Reserve Shares Pursuant to the Offer

        A Resident Holder who receives Rusoro Shares in exchange for Gold Reserve Shares pursuant to the Offer, will realize a tax-deferred rollover on the exchange, except where the Resident Holder chooses to recognize a capital gain or capital loss on the exchange as described in the immediately following paragraph. By virtue of such rollover, the Resident Holder will be considered to have disposed of the Gold Reserve Shares for proceeds of disposition equal to the aggregate adjusted cost base to the Resident Holder immediately before the exchange, and to have acquired the Rusoro Shares received on the exchange, at a cost equal to such aggregated adjusted cost base. If the Resident Holder owns other Rusoro Shares the adjusted cost base of all such Rusoro Shares, including those received on the exchange, will be averaged subject to detailed rules contained in the Tax Act.

        A Resident Holder who chooses to include in computing the Resident Holder's income any portion of the gain or loss from the exchange will be considered to have disposed of his or her Gold Reserve Shares for proceeds of disposition equal to the fair market value, at the time of acquisition, of the Rusoro Shares acquired by such Resident Holder on the exchange. As a result, the Resident Holder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregated adjusted cost base to the Resident Holder of the Gold Reserve Shares. The cost to such Resident Holder of Rusoro Shares acquired on the exchange will be equal to the fair market value of those shares at the time of acquisition. If the Resident Holder owns other Rusoro Shares the adjusted cost base of all such Rusoro Shares, including those received on the exchange, will be averaged subject to detailed rules contained in the Tax Act. The general tax treatment of capital gains and capital losses is the same as discussed below under the heading "Taxation of Capital Gains and Losses on the Exchange and on the Disposition of Rusoro Shares".

Taxation of Capital Gains and Losses on the Exchange and on the Disposition of Rusoro Shares

        One-half of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year will be included in the holder's income for the year. One-half of any capital loss (an "allowable capital losses") realized by the Resident Holder in a year may be deducted against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely, and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

        If the Resident Holder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a share may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share, to the extent and under circumstances specified by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or member, respectively, is a member of a partnership or a beneficiary of a trust that owns shares.

        A Resident Holder that is a Canadian-controlled private corporation throughout the relevant taxation year may be subject to a refundable tax of 6 2/3% on its aggregate investment income for the year, which will include an amount in respect of taxable capital gains. This additional tax will be refunded to the holder at the rate of $1 for every $3 of taxable dividends paid while it's a private corporation.

        Where the Resident Holder is an individual or a trust, other than certain specified trusts, the realization of a capital gain may result in a liability for alternative minimum tax under the Tax Act.

Taxation of Dividends on Rusoro Shares

        In the case of a Resident Holder who is an individual, dividends received or deemed to be received on Rusoro Shares will be included in computing the individual's income and will be subject to the gross-up and dividend tax credit rules, normally applicable to taxable dividends received from taxable Canadian corporations. Taxable dividends which Rusoro designates as "eligible dividends" will be grossed up by 45% and the dividend tax credit will be 11/18 of the gross-up amount. Dividends which are not designated as "eligible dividends" will be grossed up by 25% and the dividend tax credit will be 2/3 of the gross-up amount.

        In the case of a Resident Holder that is a corporation, subject to the application of subsection 55(2) of the Tax Act, dividends received or deemed to be received on Rusoro Shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income.

        Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances, the deemed dividend may be deemed to not be received as a dividend and instead may be treated as proceeds of disposition of the Rusoro Shares or any shares of a taxable Canadian corporation issued as consideration for the Rusoro Shares for purposes of computing the Resident Holder's capital gain or capital loss. Resident Holders that are corporations should consult their own tax advisors in this regard.

        A "private corporation" or a "subject corporation" (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Rusoro Shares, to the extent that such dividends are deductible in computing the corporation's taxable income. This refundable tax is generally refunded to the corporate holder at the rate of $1 for every $3 of taxable dividends paid, while it is a private corporation.

Exchange of Gold Reserve Equity Units Pursuant to the Offer

        A Resident Holder of Equity Units ("Resident Equity Unit Holder") who exchanges its Gold Reserve Equity Units for Rusoro Shares pursuant to the Offer, will realize, with respect to the Gold Reserve Class B common shares, a tax-deferred rollover on the exchange similar to that discussed under "Exchange of Gold Reserve Shares Pursuant to the Offer". For purposes of determining the adjusted cost base of the Gold Reserve Class B common shares, the adjusted cost base will be that portion of the adjusted cost base of the Gold Reserve Equity Units that is allocable to the Gold Reserve Class B common shares.

        Rusoro has advised counsel that of the Offered Consideration for each Gold Reserve Equity Unit, 1% of such amount is allocable to each Gold Reserve Class B common share. Such allocation, however, is not binding on the CRA nor a Resident Equity Unit Holder.

        A Resident Equity Unit Holder who exchanges their Gold Reserve Equity Units, for Rusoro Shares pursuant to the Offer, will realize, with respect to the Gold Reserve Corporation Class B common shares, a capital gain or loss on the exchange. The amount of the gain or loss will be equal to the difference between: (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares exchanged and; (ii) the Resident Equity Unit Holder's adjusted cost base in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation Class B common shares. The taxation of any gain or loss will be similar to that discussed under "Taxation of Capital Gains and Losses on the Exchange and on the Disposition of Rusoro Shares" discussed above.

        Rusoro has advised counsel that of the Offered Consideration for each Equity Unit, 99% of such amount is allocable to each Gold Reserve Corporation Class B common share. Such allocation, however, is not binding on the CRA nor any Resident Equity Unit Holder.

Gold Reserve Equity Not Deposited by Resident Holders

  (a)
  Subsequent Acquisition Transaction

    As described in Section 10 of the Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer", if Rusoro does not acquire all of the Gold Reserve Equity pursuant to the Offer, Rusoro may propose other means of acquiring the remaining issued and outstanding Gold Reserve Equity. As described in Section 10 of the Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer" it is Rusoro's current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and accordingly it is not possible to comment except in very general terms. Rusoro may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above. Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Gold Reserve Shares (or on shares of an amalgamated corporation for which the Gold Reserve Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

    A Resident Holder that is a corporation should consult its tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction. Subsection 55(2) provides in part that, where a Resident Holder that is a corporation receives or is deemed to receive a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Gold Reserve Shares for the purpose of computing the Resident Holder's capital gain. Subject to the potential application of this provision, dividends received or deemed to be received by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, and normally will also be deductible in computing its taxable income, but affected Resident Holders are advised to consult their own tax advisors in this regard.

    A Resident Holder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation's taxable income.

    In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

    If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, Resident Holders who exercise a right of dissent in respect of such an amalgamation should be considered to have disposed of their Gold Reserve Equity for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder for such Gold Reserve Equity, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their tax advisors in this regard. Interest awarded by a court will be included in computing the Resident Holder's income.

    Resident Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Gold Reserve Shares acquired pursuant to a Subsequent Acquisition Transaction.

  (b)
  Potential Delisting

    Gold Reserve Shares may be delisted from the TSX after the exchange of Rusoro Shares for Gold Reserve Shares pursuant to the Offer. In certain circumstances, a delisting could adversely affect a holder of Gold Reserve Shares that does not accept the Offer and that is a trust governed by a registered retirement savings plan (or other deferred income plan), by subjecting such holder to certain taxes and penalizing provisions under the Tax Act, and Resident Holders who may be so affected should consult with their own tax advisors in this regard.

Shareholders Not Resident in Canada

        The following part of the summary applies, subject to all provisos and assumptions set out above, to a shareholder, who participates in the Offer, and who for the purposes of the Tax Act and any relevant tax treaty, is not and has never been resident or deemed a resident of Canada and does not, and will not at any relevant time, use or hold any shares of Rusoro or Gold Reserve in carrying on, or otherwise in connection with, a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Non-Resident Holders Who Participate in the Offer

        A Non-Resident Holder who receives Rusoro Shares in exchange for Gold Reserve Shares pursuant to the Offer, will realize a tax-deferred rollover on the exchange, except where the Non-Resident Holder chooses to recognize a capital gain or capital loss on the exchange as described in the disclosure provided to Resident Holders in Canada titled "Exchange of Gold Reserve Shares Pursuant to the Offer". By virtue of such rollover, the Non-Resident Holder will be considered to have disposed of the Gold Reserve Shares for proceeds of disposition equal to the aggregate adjusted cost base to the Non-Resident Holder of the Gold Reserve Shares immediately before the exchange, and to have acquired the Rusoro Shares received on the exchange, at a cost equal to such aggregated adjusted cost base. If the Non-Resident Holder owns other Rusoro Shares the adjusted cost base of all such Rusoro Shares will be averaged subject to detailed rules contained in the Tax Act.

        A Non-Resident Holder who chooses to include in computing the Non-Resident Holder's income any portion of the gain or loss from the exchange will be considered to have disposed of his or her Gold Reserve Shares for proceeds of disposition equal to the fair market value at the time of acquisition of the Rusoro Shares acquired by such Non-Resident Holder on the exchange. As a result, the Non-Resident Holder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregated adjusted cost base to the Non-Resident Holder of the Gold Reserve Shares. The cost to such Non-Resident Holder of Rusoro Shares acquired on the exchange will be equal to the fair market value of those shares at the time of acquisition. If the Non-Resident Holder owns other Rusoro Shares the adjusted cost base of all such Rusoro Shares will be averaged subject to detailed rules contained in the Tax Act.

        A Non-Resident Holder who chooses to include in computing the Non-Resident Holder's income any portion of the gain or loss from the exchange will not be subject to tax under the Tax Act on any capital gains realized on the exchange of the Gold Reserve Shares, provided that the shares exchanged do not constitute "taxable Canadian property" (as defined in the Tax Act), of the Non-Resident Holder at the time of the exchange, or if any applicable income tax treaty exempts any capital gain from tax under the Tax Act. A Non-Resident Holder whose Shares are "taxable Canadian property" (and are not exempt from tax on capital gains pursuant to an applicable tax treaty) will generally be subject to the same tax consequences as a Resident Holder who exchanges the Gold Reserve Shares pursuant to the Offer and chooses to include in computing their income a portion of the gain or loss from the exchange, as discussed above.

        Generally, a share of a Canadian resident corporation owned by a Non-Resident Holder will not be "taxable Canadian property" of that Non-Resident Holder at a particular time, provided that: (i) the share is listed on a designated stock exchange (which includes the TSX) at that time: (ii) neither the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, nor the Non-Resident Holder together with all such persons, has owned 25% or more of the shares of any class or series of the corporation at any time within the previous 60 months; and (iii) the share was not acquired in a transaction as a result of which the share was deemed to be taxable Canadian property of the Non-Resident Holder.

        For the purpose of the exchange, the Gold Reserve Shares, owned by a Non-Resident Holder at the time of the exchange will be considered "excluded property" for purposes of section 116 of the Tax Act. Therefore, should the Gold Reserve Shares be "taxable Canadian property" to a Non-Resident Holder, there is no Canadian tax liability to be withheld by Rusoro at the time of the exchange, nor is there an obligation for the Non-Resident Holder to obtain a clearance certificate from the CRA in respect of the proposed exchange.

        After the exchange where the Gold Reserve Shares were "taxable Canadian property" to the Non-Resident Holder, the Rusoro Shares issued on the exchange will be deemed to be "taxable Canadian property" to the Non-Resident Holder.

Disposition of Rusoro Shares by a Non-Resident Holder

        Any capital gain realized by a Non-Resident Holder on the disposition or deemed disposition of Rusoro Shares, acquired pursuant to the exchange or otherwise, will not be subject to tax under the Tax Act provided that the shares do not constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder, at the time of disposition, or where an applicable income tax treaty exempts the capital gain from tax under the Tax Act.

        In the case of Rusoro Shares that are "taxable Canadian property" owned by a Non-Resident Holder, where any capital gain that would be realized on the disposition of the share is not exempt from tax under the Tax Act or pursuant to an applicable income tax treaty, the consequences discussed above under "Taxation of Capital Gains and Losses on the Exchange and on the Disposition of Rusoro Shares" for Resident Holders, will generally apply.

        On the assumption, that at the time of the disposition of the Rusoro Shares by the Non-Resident Holder, the Rusoro Shares are "taxable Canadian property" but "excluded property" as defined in section 116 of the Tax Act, then there is no Canadian tax liability to be withheld by Rusoro at the time of the disposition, nor is there an obligation for a Non-Resident Holder to obtain a certificate from CRA in respect of the proposed disposition.

Dividends on Rusoro Shares Received by a Non-Resident Holder

        Dividends paid, deemed to be paid, or credited on Rusoro Shares to a Non-Resident Holder will be subject to withholding tax under the Tax Act at a rate of 25% unless the rate is reduced by an applicable income tax treaty.

Exchange of Equity Units Pursuant to the Offer

        A Non-Resident Holder of Gold Reserve Equity Units ("Non-Resident Equity Unit Holder") who exchanges their Gold Reserve Equity Units for Rusoro Shares pursuant to the Offer, will realize, with respect to the Gold Reserve Class B common shares, a tax-deferred rollover on the exchange, similar to that discussed under "Non-Resident Holders Who Participate in the Offer". For purposes of determining the adjusted cost base of the Gold Reserve Class B common shares, the adjusted cost base will be that portion of the adjusted cost base of the Gold Reserve Equity Units that is allocable to the Gold Reserve Class B common shares.

        Rusoro has advised counsel that of the Offered Consideration for each Gold Reserve Equity Unit 1% of such amount is allocable to each Gold Reserve Class B common share. Such allocation, however, is not binding on the CRA nor a Non-Resident Equity Unit Holder.

        Should the Gold Reserve Class B common shares be "taxable Canadian property" to a Non-Resident Equity Unit Holder, there may be Canadian tax liability to be withheld by Rusoro at the time of the exchange and an obligation on the Non-Resident Equity Unit Holder to obtain a clearance certificate from the CRA in respect of the proposed exchange.

        A Non-Resident Equity Unit Holder who exchanges their Gold Reserve Equity Units for Rusoro Shares pursuant to the Offer, will realize, with respect to the Gold Reserve Corporation Class B common shares, a capital gain or loss on the exchange. The amount of the gain or loss will be equal to the difference between: (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares exchanged; and (ii) the Non-Resident Gold Reserve Equity Unit Holder's adjusted cost base in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation's Class B common shares.

        Rusoro has advised counsel that the Offered Consideration for each Equity Unit, 99% of such amount is allocable to each Gold Reserve Corporation Class B common share. Such allocation, however, is not binding on the CRA nor a Non-Resident Equity Holder.

        The taxation of any gain or loss under the Tax Act will be dependent upon whether the Gold Reserve Corporation Class B common shares are "taxable Canadian property" to a Non-Resident Equity Holder as discussed under "Non-Resident Holders Who Participate in the Offer", above.

        If the Gold Reserve Corporation Class B common shares are "taxable Canadian property" to the Non-Resident Holder, there may be withholding and reporting obligations to CRA.

        In most cases where the Non-Resident Equity Unit Holder is resident in the United States or in a country with which Canada has entered into a comprehensive tax treaty, Rusoro will not be required to make any withholdings in accordance with the Tax Act, nor will the Non-Resident Equity Unit Holder be required to apply for a clearance certificate.

Shares Not Deposited by Non-Resident Holders

  (c)
  Subsequent Acquisition Transactions

    As described in Section 10 of the Circular, "Acquisition of Gold Reserve Equity Not Deposited Under the Offer," if Rusoro acquires less than all of the Gold Reserve Equity under the Offer, Rusoro may propose other means of acquiring the remaining Gold Reserve Equity. It is Rusoro's current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend (see also discussion above). In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder's Gold Reserve Equity are "taxable Canadian property", as described above, and the Non-Resident Holder is not afforded any relief under an applicable tax treaty. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Gold Reserve Equity acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Gold Reserve Shares are not then listed on a prescribed exchange. Dividends paid or deemed to be paid to a Non-Resident Holder would be subject to Canadian withholding tax at a rate of 25%. This rate may be reduced under the provisions of an applicable income tax treaty.

  (d)
  Potential Delisting

    Gold Reserve Shares may be delisted from the TSX. If the Gold Reserve Shares are not listed on a prescribed stock exchange at the time of disposition by a Non-Resident Holder, then notwithstanding any other tax considerations described in this Circular, the notification and withholding provisions of section 116 of the Tax Act may apply to the Non-Resident Holder. However, in most cases where the Non-Resident Holder is resident in the United States or in a country with which Canada has entered into a comprehensive tax treaty and the Non-Resident Holder is able to provide proof of such residency to the satisfaction of Rusoro, the notification and withholding procedures in section 116 of the Tax Act will not apply to either the Non-Resident Holder or Rusoro. Non-Resident Holders should consult with their own tax advisors well in advance of any Subsequent Acquisition Transaction in this regard.

20.   Certain United States Federal Income Tax Considerations

        The following is a summary of the material anticipated U.S. federal income tax consequences of exchanging Gold Reserve Shares for Rusoro Shares pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, referred to as the "Code," treasury regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, referred to as the "IRS", judicial decisions of the U.S. courts, and the Canada-United States Income Tax Convention (1980) (the "Tax Convention"), in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment of Rusoro Shares discussed in this summary, possibly with retroactive effect.

        This summary is general in nature and does not address the effects of any state or local taxes, U.S. estate or gift tax consequences, or the tax consequences in jurisdictions other than the United States.

Transactions Not Addressed

        This summary does not address the U.S. federal income tax consequences of certain transactions effectuated prior or subsequent to, or concurrently with, the Offer (whether or not any such transactions are undertaken in connection with the Offer), including, without limitation, the following:

  •
  any exercise of any warrant, option or other right to acquire Gold Reserve Shares;

  •
  any conversion of any warrant, option or other right to acquire Gold Reserve Shares into a right to acquire Rusoro Shares;

  •
  any conversion into Gold Reserve Shares or, following the exchange, into Rusoro Shares, of any notes, debentures or other debt instruments; and

  •
  any transaction, other than the exchange, in which Gold Reserve Shares or Rusoro Shares are acquired.

Persons Not Addressed

        In addition, this summary does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Gold Reserve Shares, nor following the exchange to a holder of Rusoro Shares, with a special status, such as:

  •
  Gold Reserve or Rusoro;

  •
  persons that may be subject to special U.S. federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method;

  •
  persons that acquired Gold Reserve Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services;

  •
  persons that hold warrants, notes, debentures or other debt instruments in Gold Reserve;

  •
  a partnership, S corporation or other "pass-through" entity, as determined for U.S. federal income tax purposes, or an investor in a partnership, S corporation or other pass-through entity, as determined for U.S. federal income tax purposes;

  •
  persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

  •
  persons that hold Gold Reserve Shares (or following the exchange will hold Rusoro Shares) as part of a position in a straddle or as part of a hedging or conversion transaction;

  •
  U.S. expatriates and former long-term residents of the U.S.;

  •
  persons subject to the alternative minimum tax;

  •
  persons that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Gold Reserve (or, following the exchange, U.S. Holders that will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Rusoro); and

  •
  persons who own their Gold Reserve Shares (or following the exchange will own their Rusoro Shares) other than as a capital asset as defined in the Code.

  •
  persons who are not "U.S. Holders" (as defined below).

        In addition, this summary does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer to them in light of their particular circumstances.

        It is assumed for purposes of this summary that Rusoro is not, has not at any time been and will not upon closing of the Offer be (a) a "controlled foreign corporation," as defined in Section 957(a) of the Code or (b) a "passive foreign investment company," as defined in Section 1297 of the Code. It is further assumed for purposes of this summary that Gold Reserve is not and has not at any time been a controlled foreign corporation.

        HOLDERS OF GOLD RESERVE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION PURSUANT TO THE OFFER, OWNERSHIP AND DISPOSITION OF RUSORO SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-UNITED STATES TAX LAW AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAW.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of a Gold Reserve Share, or Rusoro Share, as the case may be, who is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 9, 1996, and were treated as domestic trusts as of that date.

        A U.S. Holder who is a beneficial owner or a Gold Reserve Share through the ownership of a Gold Reserve Equity Unit is referred to in this summary as a "U.S. Gold Reserve Equity Unit Holder".

        If a "pass-through" entity holds Gold Reserve Shares, the tax treatment of an owner of such "pass-through" entity generally will depend upon the status of such owner and upon the activities of the "pass-through" entity. An owner of a "pass-through" entity holding Gold Reserve Shares should consult such owner's tax advisor regarding the specific tax consequences of exchanging Gold Reserve Shares in the Offer.

U.S. Holders of Gold Reserve Shares

Consequences of Exchanging Gold Reserve Shares Pursuant to the Offer

        In considering the tax consequences of the Offer, U.S. Holders must take into account the discussion under "Passive Foreign Investment Company" below.

        If the Offer is accepted by 66 2/3% of the issued and outstanding Gold Reserve Shares, then Rusoro intends to effect a Subsequent Acquisition Transaction whereby Rusoro will acquire the remaining Gold Reserve Shares. In the Subsequent Acquisition Transaction, U.S. Holders of Gold Reserve Shares who do not exchange their shares in the Offer will receive Rusoro Shares. See Section 10 of the Circular "Acquisition of Gold Reserve Equity Not Deposited Under the Offer". The Offer has been structured with the intent to cause the exchange of Gold Reserve Shares pursuant to the Offer together with the Subsequent Acquisition Transaction of Gold Reserve to be treated as a reorganization under Section 368(a)(1) of the Code. Reorganization treatment will apply only if the Offer and Subsequent Acquisition Transaction are treated for federal tax purposes as a single transaction. While Rusoro intends to treat the Offer and Subsequent Acquisition Transaction as a reorganization under Section 368(a)(1) of the Code, Rusoro's treatment will not bind the IRS. Accordingly, even if Rusoro succeeds in effecting the Subsequent Acquisition Transaction of Gold Reserve Shares, there is a risk that the Gold Reserve Shares exchanged pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code. Rusoro has not sought or received a ruling from the IRS. Accordingly, Rusoro cannot provide any assurance that reorganization treatment will apply to the exchange of Gold Reserve Shares for Rusoro Shares. In lieu of a Subsequent Acquisition Transaction, Rusoro has the legal alternative to purchase additional Gold Reserve Shares in the open market, acquire Gold Reserve Shares in privately negotiated transactions, or acquire Gold Reserve Shares in another takeover bid or exchange offer or otherwise take no further action. While Rusoro does not intend to pursue these legal alternatives, the pursuance of any of these alternatives could cause the Offer to be taxable to U.S. Holders. Each U.S. Holder is urged to take this risk into account.

        If the Offer has been accepted by the holders of 80% or more of the issued and outstanding Gold Reserve Shares, then the Offer may also qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. However, Rusoro's treatment of the transaction will not bind the IRS and there is a risk that the exchange of Gold Reserve Shares pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code if the IRS determines that other factors incident to the Offer (including, but not limited to, the treatment of the Gold Reserve Notes as equity) cause the transaction to fail to qualify as a reorganization under Section 368(a)(1) of the Code. Moreover, after the Offer, Rusoro intends to effect a Subsequent Acquisition Transaction to acquire the remaining Gold Reserve Shares. In lieu of a Subsequent Acquisition Transaction, Rusoro has the legal alternative to purchase additional Gold Reserve Shares in the open market, acquire Gold Reserve Shares in privately negotiated transactions, acquire Gold Reserve Shares in another takeover bid or exchange offer or otherwise take no further action. The pursuance of any of these alternatives may jeopardize the treatment of the Offer as a tax-deferred reorganization even if Rusoro acquires

80% or more of Gold Reserve's Shares. The fact that the reorganization might not qualify as a reorganization within the meaning of Section 368(a) of the Code where the Offer is accepted by 80% or more of the issued and outstanding Gold Reserve Shares does not mean that it will or will not qualify as a reorganization within the meaning of Section 368(a)(1) of the Code if Rusoro effects a Subsequent Acquisition Transaction, as separate tests are applied to determine qualification as a reorganization under these differing circumstances.

        If the exchange of Gold Reserve Shares pursuant to the Offer qualifies as a reorganization under Section 368(a)(1) of the Code, the exchange should have the following U.S. federal income tax consequences (all of which are qualified by the discussion contained in "Passive Foreign Investment Company", below):

  •
  Rusoro and Gold Reserve will be treated as "parties to the reorganization" under Section 368(b) of the Code;

  •
  No gain or loss will be recognized on the exchange of Gold Reserve Shares solely for Rusoro Shares pursuant to the Offer.

  •
  Each U.S. Holder's aggregate tax basis in the Rusoro Shares received will be the same as the aggregate tax basis in the Gold Reserve Shares surrendered.

  •
  The holding period of Rusoro Shares received by a U.S. Holder will include the holding period of the Gold Reserve Shares surrendered.

        If a U.S. Holder has differing tax bases and/or holding periods with respect to the U.S. Holder's Gold Reserve Shares, the U.S. Holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the Rusoro Shares that the holder receives.

        Subject to the discussion contained in "Passive Foreign Investment Company", below, if the exchange of Gold Reserve Shares for Rusoro Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, a U.S. Holder will recognize taxable gain or loss equal to the difference between the fair market value of the Rusoro Shares received in the exchange and the U.S. Holder's adjusted basis in the Gold Reserve Shares exchanged. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period in the Gold Reserve Shares exceeds one year upon the consummation of the exchange pursuant to the Offer. A U.S. Holder's adjusted basis in Rusoro Shares received in the exchange would be equal to their fair market value as of the date of the exchange, and the U.S. Holder's holding period for Rusoro Shares would commence on the day following the exchange. Various provisions of the Code may apply in some circumstances to limit the utilization of loss, if any, recognized by certain taxpayers.

        Subject to the discussion contained in "Passive Foreign Investment Company" below, for non-corporate U.S. Holders, long-term capital gain recognized in connection with an exchange made pursuant to the Offer generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. Any gain recognized in the exchange will generally have a U.S. source for foreign tax credit purposes unless resourced under the Tax Convention and an election is made under the Code, except any portion of such gain that is treated as dividend income.

        The tax consequences described above are based upon the assumption that Rusoro is not, and has not been and will not be upon the closing of the Offer, a passive foreign investment company. See "Passive Foreign Investment Company," below, for a discussion of the consequences of Gold Reserve being a Passive Foreign Investment Company.

U.S. Gold Reserve Equity Unit Holders

        There is little authority addressing securities similar to the Gold Reserve Equity Units that are exchanged in a transaction such as the Offer, and the discussion that follows is subject to the qualifications set forth in the penultimate paragraph of this portion of the summary.

        U.S. Gold Reserve Equity Unit Holders who exchange their Gold Reserve Equity Units for Rusoro Shares should be treated as though they received Rusoro Shares in exchange for an allocable portion of the Gold Reserve Class B common shares and the Gold Reserve Corporation Class B common shares that make up their Gold Reserve Equity Units.

        To the extent that Rusoro Shares are treated as received in exchange for Gold Reserve Corporation Class B common shares, a U.S. Gold Reserve Equity Unit Holder will recognize capital gain or loss on the exchange. The amount of the gain or loss will be equal to the difference between (i) the value of the Rusoro Shares received that is allocable to the Gold Reserve Corporation Class B common shares treated as exchanged and (ii) the U.S. Gold Reserve Equity Unit Holder's basis in the Gold Reserve Equity Units that is allocable to the Gold Reserve Corporation Class B common shares. The capital gain or loss will be long-term gain or loss if the Gold Reserve Equity Units have been held by the U.S. Gold Reserve Equity Unit Holder for more than one year. The U.S. Gold Reserve Equity Unit Holder's holding period in the Rusoro Shares treated as received for Gold Reserve Corporation Class B commons shares starts on the day after the exchange.

        To the extent that Rusoro Shares are treated as received for Gold Reserve Class B common shares, the exchange of Gold Reserve Equity Units for Rusoro Shares should be treated in the same manner as the exchange of Gold Reserve Shares for Rusoro Shares, discussed above under Consequences of Exchanging Gold Reserve Shares Pursuant to the Offer (including the impact of the rules discussed below under "Passive Foreign Investment Company").

        The aggregate basis to the U.S. Gold Reserve Equity Unit Holders in the Rusoro Shares treated as received in exchange for Gold Reserve Corporation Class B common shares will be the fair market value of the Rusoro Shares so received. The aggregate basis to the U.S. Gold Reserve Equity Unit Holders in the Rusoro Shares treated as received in exchange for Gold Reserve Class B common shares will be determined in the same manner as the exchange of Gold Reserve Shares for Rusoro Shares.

        In view of the absence of authority dealing with securities similar to the Gold Reserve Equity Units that are exchanged in a transaction such as the Offer, there is uncertainty with respect to the foregoing conclusions and there is no assurance that the IRS will agree with these conclusions. U.S. Gold Reserve Equity Unit Holders should consult their own tax advisors about the tax consequences of an exchange involving Gold Reserve Equity Units, as well as about how (i) the Rusoro Shares received will be allocated between Gold Reserve Class B common stock and Gold Reserve Corporation Class B common stock, and (ii) how their basis in Gold Reserve Equity Units is allocated between Gold Reserve Class B common shares and Gold Reserve Corporation Class B common shares. U.S. Gold Reserve Equity Unit Holders also should consult their own tax advisors about whether the Gold Reserve Class B common shares making up their Gold Reserve Equity Units are treated as shares in a Passive Foreign Investment Company and, if so, the consequences to them of such treatment.

        U.S. Gold Reserve Equity Unit Holders who intend to convert their Gold Reserve Equity Units to Gold Reserve Shares and then tender the Gold Reserve Shares in the Offer should consult their own tax advisors about the tax consequences of doing so.

Information Reporting and Backup Withholding

        U.S. Holders of Gold Reserve Shares may be subject to information reporting and may be subject to backup withholding, currently at up to a 28% rate, on payments received in exchange for Gold Reserve Shares pursuant to the Offer. Payments of distributions on, or the proceeds from a sale or other disposition of, Rusoro Shares paid within the U.S. may be subject to information reporting and may be subject to backup withholding. Payments of distributions on, or the proceeds from the sale of, Rusoro Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances.

        Backup withholding will generally not apply, however, to a U.S. Holder who:

  •
  furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the IRS Form W-9 (or substitute form); or

  •
  is otherwise exempt from backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Transfer of Gold Reserve Shares Not Exchanged Pursuant to the Offer

        Rusoro currently plans to effect a Subsequent Acquisition Transaction following the closing of the Offer. To the extent the Gold Reserve Shares are acquired by Rusoro for Rusoro Shares, the consequences to a U.S. Holder (including a U.S. Gold Reserve Equity Unit Holder) should generally be similar to the consequences to a U.S. Holder of exchanging Gold Reserve Shares for Rusoro Shares pursuant to the Offer. Subject to the discussion under Passive Foreign Investment Company, below, such consequences will depend upon whether the exchange qualifies as a reorganization under Section 368(a)(1) of the Code. See "U.S. Holders of Gold Reserve Shares — Consequences of Exchanging Gold Reserve Shares Pursuant to the Offer," above.

        Subject to the discussion under Passive Foreign Investment Company, below, a U.S. Holder that exercises dissent rights and receives cash in exchange for its Gold Reserve Shares will be required to recognize taxable gain or loss equal to the fair market value of the amount realized in the exchange (other than amounts treated as interest income which would be taxed as ordinary income) and the U.S. Holder's adjusted basis in the Gold Reserve Shares. The amount received by a dissenting U.S. Holder receiving foreign currency in connection with the disposition of Gold Reserve Shares generally will be equal to the U.S. dollar value of the proceeds received based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Passive Foreign Investment Company

        Rules governing a Passive Foreign Investment Company ("PFIC") can have significant adverse tax effects on U.S. Holders of shares of certain foreign corporations. Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States if, for any taxable year, either (a) 75% or more of its gross income is "passive income" (the "gross income test") or (b) the average percentage, by fair market value, of its assets that produce or are held for the production of "passive income" is 50% or more (the "gross asset test"). "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. According to documents filed by Gold Reserve with the U.S. Securities Exchange Commission, under the gross income test Gold Reserve was a PFIC for the period ending December 31, 2007 and at the time of such filings it expected to continue to be a PFIC until the completion of the Brisas development (see Circular, Section 2). Rusoro has not made a determination of whether Gold Reserve was a PFIC in years prior to 2007 and, at the present time, Gold Reserve's status as a PFIC in such prior years is uncertain; nor has Rusoro made a determination of whether Gold Reserve remains a PFIC as of the date of this Offering.

        In general, if a timely qualified electing fund ("QEF") election ("QEF Election") or a Mark-to-Market Election, both as described below, is not made by a U.S. Holder, any gain on a sale or other disposition of shares by such a U.S. Holder is treated as ordinary income and is subject to special tax rules. Under these special tax rules, (a) the amount of any such gain is allocated ratably over the U.S. Holder's holding period for the shares, (b) the amount of ordinary income allocated to years prior to the year of sale or other disposition is subject to U.S. federal income tax at the highest statutory rate applicable to such U.S. Holder for each such year (determined without regard to other income, losses or deductions of the U.S. Holder for such years), and (c) the tax for such prior years is subject to an interest charge, computed at the rate applicable to underpayments of tax. A corporation that is classified as a PFIC during any taxable year that is included in a U.S. Holder's holding period will continue to be treated as a PFIC with respect to such U.S. Holder even if the corporation ceases to satisfy the gross income and gross asset test unless the shareholder makes a Deemed Sale Election, described below.

        A U.S. Holder of a corporation that is classified as a PFIC may elect, provided the corporation complies with certain reporting requirements, to have the corporation treated as a QEF with respect to such shareholder, in which case, for any taxable year the corporation is actually a PFIC, the QEF-electing U.S. Holder is required to include in gross income his proportionate share of the corporation's ordinary income and net capital gains, whether or not such amounts are actually distributed to him. Any amounts distributed by the corporation out of earnings previously included in the income of a QEF-electing U.S. Holder generally are not taxable for U.S. Federal income tax purposes (although the electing U.S. Holder may recognize ordinary income or loss attributable to exchange rate fluctuations between the time of the previous income inclusion and the time of the actual distribution). An electing U.S. Holder's tax basis in his shares is increased by the amount of any QEF income inclusions reported by such shareholder, and is decreased by any distributions received from the corporation that are treated as recoveries of previously-taxed income. In addition, a QEF-electing U.S. Holder is not subject to the special rules described above (which are applicable to non QEF-electing U.S. Holders) when he disposes of shares in a PFIC.

        To be effective, a QEF Election must be made for the first tax year in the U.S. Holder's holding period in which the PFIC qualifies as a PFIC (or a Deemed Sale Election must be made, as described below). To make a QEF Election for such first tax year, the U.S. Holder must file the following documents with the U.S. Holder's U.S. federal income tax return for such tax year: (a) IRS Form 8621; (b) a Shareholder Section 1295 Election Statement (providing information as to the U.S. Holder, the foreign corporation and the stock held by the U.S. Holder); and (c) a PFIC Annual Information Statement (setting forth information obtained from and prepared by the foreign corporation regarding the ordinary earnings and net capital gain of the corporation for the tax year for which the election is made.

        If a U.S. Holder fails to timely make a QEF Election for the first tax year in the U.S. Holder's holding period in which the PFIC qualifies as a PFIC, the U.S. Holder may be able to make a retroactive QEF Election after the due date for the original QEF Election under certain limited circumstances set forth in the treasury regulations.

        As an alternative to a QEF Election, a U.S. Holder may elect to mark its shares to market (a "Mark-to-Market Election"). A U.S. Holder who makes a Mark-to-Market Election must generally recognize gain or loss on an annual basis as if the holder has disposed of their shares at the end of each taxable year. This gain or loss is generally treated as ordinary income or ordinary loss rather than capital gain or capital loss.

        U.S. Holders should consult their own tax advisors to determine whether they made (or may still make) a QEF Election or a Mark-to-Market Election.

        Since Gold Reserve has declared that it was a PFIC at least since 2007, unless a U.S. Holder holding Gold Reserve Shares at any time during or since 2007 (and, possibly, earlier) has made a timely QEF Election or a Mark-to-Market Election with respect to its ownership of the Gold Reserve Shares, then an exchange of Gold Reserve Shares for Rusoro Shares by such U.S. Holder in the exchange or a Subsequent Acquisition Transaction will not qualify for nonrecognition treatment even if the Offer qualifies as a Reorganization, and any gain recognized as a result of such exchange or other disposition of such U.S. Holder's Gold Reserve Shares will be subject to the adverse rules described above, including potential taxation at the highest rate applicable to ordinary income and interest charges. U.S. Holders are strongly urged to consult their own advisors as to the possibility and advisability of making a QEF Election, a Deemed Sale Election, or a Mark-to-Market Election and the potential impact of such status on the tax consequences to them of the Offer. Rusoro does not know whether, in the past, Gold Reserve has provided the information that a U.S. Holder requires in order to make a QEF Election and no assurances can be provided by Rusoro that such information will be provided following the Offer or any Subsequent Acquisition Transaction.

        Gold Reserve Shares that are contained in a Gold Reserve Equity Unit owned by a U.S. Gold Reserve Equity Unit Holder should be treated as shares of stock in a PFIC and should be subject to the PFIC rules discussed above in the same manner as Gold Reserve Shares owned directly by U.S. Holders. However, U.S. Gold Reserve Equity Unit Holders should discuss the status of such shares with their own tax advisors.

        Rusoro does not believe that it will be a PFIC for its current taxable year and based on current business plans and financial projections, does not expect to become a PFIC in the foreseeable future. However, there can be no assurance that Rusoro's determination concerning Rusoro's own PFIC status will not be challenged by the IRS. There is also a possibility that Rusoro could become a PFIC in the future as a result of future financial results or changes in the way it conducts its business.

Reporting Requirements

        A U.S. Holder of Gold Reserve Shares (including a U.S. Gold Reserve Equity Unit Holder) receiving Rusoro Shares pursuant to the Offer or pursuant to the Subsequent Acquisition Transaction of Gold Reserve may be required to retain records related to such U.S. Holder's Gold Reserve Shares, and file with its federal income tax return a statement setting forth facts relating to the transaction.

Distributions on Rusoro Shares

        The gross amount of distributions, if any, payable on Rusoro Shares generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be "passive income" for U.S. foreign tax credit purposes. A distribution on Rusoro Shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See "Sale or Other Disposition of Rusoro Shares," below.

        Canadian withholding tax on dividend distributions paid by Rusoro to a U.S. Holder is generally reduced to 15% pursuant to the U.S.-Canada tax treaty in the case of U.S. Holders who are eligible for benefits under the U.S.-Canada tax treaty. U.S. Holders generally may treat the amount of any Canadian income taxes withheld from distributions with respect to the common shares either as a deduction from their gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability, subject to numerous and complex limitations and restrictions, which must be determined and applied on an individual basis by each U.S. Holder. Accordingly, holders of Gold Reserve Shares should consult their own tax advisor concerning the foreign tax credit rules in such holders' particular circumstances.

Sale or Other Disposition of Rusoro Shares

        A U.S. Holder who sells or otherwise disposes of Rusoro Shares in a taxable disposition will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder's adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for Rusoro Shares is more than one year at the time of the sale or other disposition. Any such gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, unless resourced under the Tax Convention and an election is made under the Code. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Rusoro Shares.

21.   Depositary

        Rusoro has engaged Computershare Investor Services Inc. to act as Depositary for the receipt of Gold Reserve Equity and related Letters of Transmittal deposited under the Offer and for the payment for Gold Reserve Equity purchased by Rusoro pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Gold Reserve Equity purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Gold Reserve Equity. The Depositary will receive reasonable and customary compensation from Rusoro for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Rusoro has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the securities laws of Canada.

22.   Information Agent

        Rusoro has retained Georgeson and its affiliates to act as Information Agent to provide a resource for information for shareholders in connection with the Offer. Georgeson will receive reasonable and customary compensation from Rusoro up to Cdn.$75,000 for services in connection with the Offer and will be reimbursed for associated costs and out-of-pocket expenses. Georgeson will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

23.   Financial Advisor

        Rusoro has retained Endeavour Financial to act as its financial advisor in connection with the Offer. The Financial Advisor will receive a work fee of $1,250,000 payable by the issuance of Rusoro Shares at a deemed price equal to the weighted average price for the five trading days comprised of the two days prior to the date of this Offer, the date of this Offer and the two trading days immediately after this Offer and, if the Offer is successful, a success fee of $500,000 in cash from Rusoro for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses. Rusoro has agreed to indemnify the Financial Advisor, its affiliates and their respective directors, officers, employees and agents from and against any and all liabilities incurred by reason of the Financial Advisor's performance of services rendered to Rusoro, except where a court of competent jurisdiction in a final judgment determines that the Financial Advisor was negligent or guilty of willful misconduct. Gordon Keep, a director of Rusoro, is the Executive Vice-President of Fiore Financial Corporation, an exclusive advisor to Endeavour Financial. Fiore Financial Corporation is entitled to participate in Endeavour Financial's bonus pool and therefore has a contingent economic interest in Rusoro's financial advisory agreement with Endeavour Financial.

24.   Securityholders' Statutory Rights

        Securities legislation of the provinces and territories of Canada provides securityholders of Gold Reserve with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

25.   U.S. Securities Act and U.S. Exchange Act Requirements

        The Registration Statement on Form F-10 and Tender Offer Statement on Schedule TO filed by Rusoro with the SEC concerning the Offer, including exhibits thereto, and Rusoro's reports and other information filed under the U.S. Exchange Act are available to the public free of charge at the SEC's website at www.sec.gov. The Offer and Circular do not contain all of the information set forth in the Registration Statement. Reference is made to the Registration Statement and the exhibits thereto for further information.

26.   Legal Matters

        Certain legal matters relating to the Offer and to the Rusoro Shares to be distributed pursuant to the Offer will be reviewed by Blake, Cassels & Graydon LLP, Anfield Sujir Kennedy & Durno, Gersten Savage LLP and Dorsey & Whitney LLP. As at the date hereof the partners and associates of Blake, Cassels & Graydon LLP as a group, the partners and associates of Anfield Sujir Kennedy & Durno as a group, the partners and associates of Gersten Savage LLP as a group and the partners and associates of Dorsey & Whitney LLP as a group, beneficially own, directly or indirectly, less than 1% of any class of Rusoro's issued and outstanding securities.

27.   Experts

        Except as otherwise referred to herein, reference should be made to the section entitled "Interests of Experts" set out in the Annual Information Form which is incorporated by reference into this Offer and Circular. With respect to technical information relating to Rusoro contained in the Annual Information Form, Gregory Smith, P. Geo., Rusoro's Vice-President Exploration, has supervised the preparation of such disclosure as a "qualified person" for the purposes of NI 43-101.

        The audited consolidated financial statements of Rusoro incorporated by reference in this Offer and Circular have been audited by Grant Thornton LLP, Chartered Accountants, an independent firm of chartered accountants, as stated in their reports, which are incorporated hereby by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Grant Thornton LLP has advised that it is independent with respect to Rusoro within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

        The audited financial statements of Promotora Minera Guayana P.M.G., S.A. as of December 31, 2006 and for the year ended December 31, 2006, not separately presented in this Offer and Circular, have been audited by Espiñeira, Sheldon y Asociados, an independent public accounting firm, whose report thereon is incorporated by reference herein. Such financial statements, to the extent they have been included in the financial statements of Rusoro, have been so included in reliance on the report of such independent public accounting firm given on the authority of said firm as experts in auditing and accounting.

28.   Directors' Approval

        The contents of the Offer and Circular have been approved and the sending thereof to the Gold Reserve Equityholders has been authorized by the board of directors of Rusoro.

29.   Documents Filed As Part of the Registration Statement

        The following documents have been filed with the SEC as part of the Registration Statement on Form F-10: (i) this Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery; (ii) the documents listed in this Offer and Circular as incorporated by reference herein; (iii) powers of attorney pursuant to which the Registration Statement was, or amendments to the Registration Statement may be, signed; (iv) consents of auditors, counsel and engineers; and (v) a press release and presentation related to the Offer.

 CONSENT OF BLAKE, CASSELS & GRAYDON LLP

To: The Directors of Rusoro Mining Ltd.

        We hereby consent to the references to our name contained under the heading "Legal Matters" and to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the take-over bid circular accompanying the Offer dated December 15, 2008 made by Rusoro Mining Ltd. to purchase all of the issued and outstanding Gold Reserve Shares and Gold Reserve Equity Units of Gold Reserve Inc.

Vancouver, British Columbia	(Signed) BLAKE, CASSELS & GRAYDON LLP
December 15, 2008

 CONSENT OF ANFIELD SUJIR KENNEDY & DURNO

To: The Directors of Rusoro Mining Ltd.

        We hereby consent to the reference to our name contained under the heading "Legal Matters" in the take-over bid circular accompanying the Offer dated December 15, 2008 made by Rusoro Mining Ltd. to purchase all of the issued and outstanding Gold Reserve Shares and Gold Reserve Equity Units of Gold Reserve Inc.

Vancouver, British Columbia	(Signed) ANFIELD SUJIR KENNEDY & DURNO
December 15, 2008

 CONSENT OF GRANT THORNTON LLP

        We have read the take-over bid circular accompanying the Offer (the "Take-Over Bid Circular") dated December 15, 2008 made by Rusoro Mining Ltd. (the "Company") to purchase all of the issued and outstanding Gold Reserve Shares and Gold Reserve Equity Units to be sent to the Gold Reserve Equityholders. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the use, through incorporation by reference, in the above-mentioned Take-Over Bid Circular of our report to the directors of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations and deficit, comprehensive income, accumulated other comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2007. Our report is dated May 6, 2008 except as to Notes 19 and 21 which are as of December 12, 2008.

Vancouver, Canada	(Signed) GRANT THORNTON LLP
December 15, 2008

 CONSENT OF ESPIÑEIRA, SHELDON Y ASOCIADOS

        This consent has been issued solely to comply with the requirements of Canadian generally accepted auditing standards and is neither required nor intended to satisfy the requirements of Canadian securities legislation or the Securities Act of 1933.

        We have read the take-over bid circular accompanying the Offer (the "Take-Over Bid Circular") dated December 15, 2008 made by Rusoro Mining Ltd. (the "Company") to purchase all of the issued and outstanding Class A common shares and equity units of Gold Reserve Inc. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the use in the above-mentioned Take-Over Bid Circular of our report to the directors of Promotora Minera de Guayana P.M.G., S.A. and Related Companies (together, "the Group"), on the combined balance sheet of the Group as at December 31, 2006 and the combined statements of loss, of changes in shareholder's deficit and of cash flows of the Group for the year ended December 31, 2006. Our report is dated January 31, 2008 (except as to Notes 22 and 23 which is as of December 15, 2008).

Caracas, Venezuela December 15, 2008	(Signed) ESPIÑEIRA, SHELDON Y ASOCIADOS

 CERTIFICATE

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated: December 15, 2008

(Signed) GEORGE SALAMIS President	(Signed) GARY WARNECKE Chief Financial Officer
On behalf of the Board of Directors
(Signed) JAY KAPLOWITZ Director	(Signed) GORDON KEEP Director

SCHEDULE A

        This Schedule A contains unaudited pro forma financial information for Rusoro as at and for the nine-month period ended September 30, 2008 and for the fiscal year ended December 31, 2007, each in both Canadian GAAP and reconciled to U.S. GAAP.

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION

  The unaudited pro forma condensed consolidated financial statements have been prepared in connection with the proposed acquisition of Gold Reserve Inc. ("Gold Reserve") by Rusoro Mining Ltd. ("Rusoro"). The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transactions and recent acquisitions completed by Rusoro pursuant to the assumptions described in Note 4 to these pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as at September 30, 2008 gives effect to the proposed transaction by Rusoro as if it had occurred as at September 30, 2008. The unaudited pro forma condensed consolidated statements of operations for the nine month period ended September 30, 2008 and for the year ended December 31, 2007 give effect to the proposed transaction and recent acquisitions completed by Rusoro as if they were completed on January 1, 2007.

  The pro forma condensed consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma condensed consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

  The pro forma adjustments and allocations of the purchase price for Gold Reserve are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisition.

  In preparing the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP, was used:

  (a)
  the unaudited interim consolidated balance sheet of Rusoro as at September 30, 2008, and the unaudited consolidated statement of operations for the nine month period ended September 30, 2008;

  (b)
  the unaudited interim consolidated balance sheet of Gold Reserve as at September 30, 2008, and the unaudited consolidated statement of operations for the nine month period ended September 30, 2008;

  (c)
  the audited consolidated financial statements of Rusoro for the year ended December 31, 2007;

  (d)
  the audited consolidated financial statements of Gold Reserve for the year ended December 31, 2007;

  (e)
  the unaudited interim combined statement of operations of Promotora Minera de Guayana P.M.G., S.A. and its related companies ("PMG") for the nine month period ended September 30, 2008 (Schedule 2); and

  (f)
  the unaudited consolidated statement of operations of Mena Resources Inc. ("Mena") for the period from January 1, 2007 to March 5, 2007, the date of the acquisition by Rusoro (Schedule 3).

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION (Continued)

  The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the September 30, 2008 unaudited interim consolidated financial statements and the December 31, 2007 audited consolidated financial statements including the notes thereto, as listed above.

  The accounting policies used in preparing the pro forma condensed consolidated financial statements are set out in Rusoro's consolidated financial statements for the year ended December 31, 2007. While management believes that accounting policies of Gold Reserve and recently acquired entities are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition. Management has not had the opportunity to assess the impact, if any, of Gold Reserve accounting policy differences with those of Rusoro. Accounting policy differences may be identified upon consummation of the proposed acquisition.

2.     ACQUISITION OF GOLD RESERVE

  On December 15, 2008, Rusoro announced a proposal to acquire all the outstanding common shares and equity units of Gold Reserve (the "Offer"). Under the Offer, the Class A shareholders and equity unit holders of Gold Reserve will receive 170,696,373 Class A Rusoro shares for each Gold Reserve share or equity unit held. Based on a volume adjusted share price of $0.25 (Cdn$0.31), determined with reference to the share price of Rusoro common shares for the five days prior to the announcement, the purchase price equated to total consideration of $41,961 (Cdn$52,250). As at September 30, 2008, there were 56,197,055 Class A common shares and 701,736 equity units of Gold Reserve outstanding.

  The business combination, if completed, will be accounted for as a business combination with Rusoro as the acquirer of Gold Reserve. Rusoro is not making an offer to acquire or substitute any options outstanding to acquire common shares of Gold Reserve ("Gold Reserve Options"). For purposes of these pro forma financial statements it has been assumed that no Gold Reserve Options are exercised prior to the closing date.

  The allocation of the purchase price is based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown below) is completed. Consequently, the actual allocation of the purchase price will likely result in different adjustments than those in the unaudited pro forma condensed consolidated statements of operations.

  The fair value of the net assets of Gold Reserve to be acquired pursuant to the Offer will ultimately be determined after the closing of the transaction. The Company will complete a full and detailed valuation of the Gold Reserve assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

2.     ACQUISITION OF GOLD RESERVE (Continued)

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Gold Reserve Class A common shares and equity units (170,696,373 Rusoro common shares)	41,961
Estimated transaction costs (including 5,084,969 Rusoro common shares)	8,580

Purchase consideration	50,541

  The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $63,745 and $38,036 restricted cash)	100,086
Property, plant and equipment	8,708
Mineral interest	14,933
Equity component of convertible debt	(935)
Other long-term assets	1,244
Long-term liabilities	(71,155)
Non-controlling interest	(2,340)

50,541

  For information purposes only, using a reference date of December 15, 2008, the date of the announcement, Rusoro's share price was $0.25 (Cdn$0.31) per share, which equated to total consideration of $0.75 (Cdn$0.93) per Gold Reserve Class A common share or equity unit.

3.     RECENT ACQUISITION OF PMG AND MENA BY RUSORO

  (a)
  Acquisition of PMG

    On October 11, 2007, Rusoro and Gold Fields announced they had entered into a definitive agreement whereby Rusoro would acquire the Venezuelan assets of Gold Fields Limited consisting primarily of PMG, which owns the Choco 10 Gold Mine in Bolivar State, Venezuela, and a number of mineral exploration properties. The transaction closed on November 30, 2007.

    The cost of the acquisition included the fair value of the issuance of 140,000,000 Rusoro common shares with a fair value of $2.31 per share, $180,000 in cash plus Rusoro's transaction costs of $25,799.

    The transaction has been accounted for as a business combination using the purchase method with Rusoro identified as the acquiror.

    The value of the Rusoro common shares issued was calculated using the average share price of Rusoro's shares three days before, the day of, and three days after the date of the announcement of the arrangement.

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

3.     RECENT ACQUISITION OF PMG AND MENA BY RUSORO (Continued)

    The allocation of purchase price was as follows:

$
Cost of purchase
Cash	180,000
Consideration (140 million shares issued @ $2.31)	323,400
Acquisition costs	25,799

529,199

Allocation of purchase price to assets
Cash	2,712
Inventories	9,656
Other current assets	10,035
Mineral properties	68,408
Property, plant and equipment	702,835
Other long-term assets	47
Current liabilities	(17,885)
Other long-term liabilities	(2,134)
Future income tax liabilities	(244,475)

529,199

  (b)
  Acquisition of Mena

    On March 5, 2007, the Company acquired all of the issued and outstanding securities of Mena by issuing 1 common share for every 1.7 issued and outstanding common share of Mena. Mena owns mineral exploration projects in Venezuela, Honduras and Chile. As a result of the transaction, Mena became a wholly-owned subsidiary of the Company.

    The cost of this acquisition included the fair value of the issuance of 31,424,255 Rusoro common shares with a fair value of $3.05 per share. In addition, share purchase warrants and incentive stock options which were outstanding in Mena were converted into 9,580,912 warrants and 744,118 options in the Company with a fair value of $15,666.

    The transaction has been accounted for as an asset purchase. The consideration paid has been allocated to the acquired assets based on their fair value at the date of acquisition.

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

3.     RECENT ACQUISITION OF PMG AND MENA BY RUSORO (Continued)

    The allocation of purchase price was as follows:

$
Cost of purchase
Consideration (31.4 million shares issued @ $3.05)	95,781
Fair value of options and warrants	15,666
Acquisition costs	70

111,517

Allocation of purchase price to assets
Cash	57,706
Other current assets	143
Mineral properties	76,905
Plant and equipment	16
Marketable securities	107
Long-term investments	112
Liabilities	(158)
Future income tax liabilities	(23,314)

111,517

4.     EFFECT OF TRANSACTIONS ON THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The pro forma condensed consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Gold Reserve assumptions

  (i)
  The assumption that Rusoro acquires 100% of the outstanding Class A common shares and equity units of Gold Reserve as a result of the Offer. As per Note 2, this gives rise to a decrease to fair value of assets and related future income tax liabilities as follows:

$
Property, plant and equipment	(52,319)
Mineral properties	(89,726)

(142,045)
Book value of assets	192,586

Total purchase consideration	50,541

    (ii)
    The pro forma adjustment reflects the issuance of 170,696,373 common shares of Rusoro in connection with the Offer;

    (iii)
    The pro forma condensed consolidated financial statements include information from the financial statements of Gold Reserve as at September 30, 2008 and for the nine month period

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

4.     EFFECT OF TRANSACTIONS ON THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      ended September 30, 2008 and the year ended December 31, 2007. It has been assumed that asset classifications are consistent with those used by Rusoro in their presentation and that Gold Reserve's accounting policies conform to those of Rusoro;

    (iv)
    These pro forma adjustments eliminate the historical equity accounts of Gold Reserve;

    (v)
    This assumption provides for the recording of Rusoro's expenses of the transaction totaling $8.6 million; and

    (vi)
    The pro forma adjustment reflects the acquisition of the fair value of the conversion feature of Gold Reserve convertible debt; and

    (vii)
    The pro forma condensed consolidated financial statements assume that none of the stock options of Gold Reserve that were outstanding were exercised pursuant to the transaction.

  (b)
  PMG and Mena assumptions

  (i)
  To record additional amortization expense resulting from the adjustments to asset carrying values in the purchase allocation relating to the PMG assets; and

  (ii)
  To remove the foreign exchange impact on the balances due to shareholders.

  (c)
  Other assumptions

  (i)
  The pro forma balance sheet reflects the future income taxes based on temporary differences between assigned values of assets and liabilities acquired and of estimated tax basis.

5.     RUSORO SHARES OUTSTANDING AND LOSS PER SHARE

  The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	September 30, 2008	December 31, 2007
Weighted average shares outstanding for the period	388,464,327	161,105,435
Issued to acquire PMG	—	128,109,589
Issued to acquire Mena	—	5,510,006

Weighted average pro forma shares of Rusoro	388,464,327	294,725,030
Issued to acquire Gold Reserve	175,781,342	175,781,342

Pro forma basic weighted average shares of Rusoro (basic and diluted)	564,245,669	470,506,372

6.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA

  Management has not provided a reconciliation to US GAAP for the financial position at September 30, 2008 and the results of operations for the nine month period ended September 30, 2008 as US GAAP financial results were not readily available for these periods. In the opinion of management, the material

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

6.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA (Continued)

  variation in accounting principles, practices and methods at September 30, 2008 and for the nine month period then ended would be consistent with those disclosed with respect to December 31, 2007.

  These pro forma consolidated financial statements have been prepared in accordance with Canadian GAAP. The pro forma financial statements prepared in accordance with US GAAP as at December 31, 2007 and for the year then ended are summarized as follows:

  Pro forma consolidated balance sheet in accordance with US GAAP

	Rusoro	Gold Reserve	Note 6	Pro forma adjustments	Rusoro consolidated pro forma
	$ (As reported)	$ (As reported)		$	$
Assets
Current assets
Cash and cash equivalents	31,352	94,681		—	126,033
Marketable securities	—	4,988		—	4,988
Loans and receivables	5,300	—		—	5,300
Assets held for sale	855	—		—	855
Inventories	10,725	—		—	10,725
Prepaid expenses and deposits	8,188	652		—	8,840

Total current assets	56,420	100,321		—	156,741
Property, plant and equipment	758,681	40,146	(b)(i)	(37,281)	761,546
Mineral properties	149,137	45,513	(b)(i)	(42,263)	152,387
Restricted cash	—	52,081		—	52,081
Other non-current assets	1,136	873		—	2,009

Total assets	965,374	238,934		(79,544)	1,124,764

Liabilities
Current liabilities
Accounts payable and accrued liabilities	21,422	7,957	(b)(v)	8,580	37,959
Loan payable	2,500	—		—	2,500
Other liabilities	522	—		—	522

Total current liabilities	24,444	7,957		8,580	40,981
Convertible notes	—	98,576		—	98,576
Asset retirement obligations and other liabilities	2,284	—		—	2,284
Future income taxes	276,752	—		—	276,752

Total liabilities	303,480	106,533		8,580	418,593

Minority interest	—	2,316		—	2,316

Shareholders' equity
Share capital	669,252	238,042	(b)(ii), (b)(iv)	(196,081)	711,213
Contributed surplus	91,824	17,076	(b)(iv)	(17,076)	91,824
Deficit	(136,434)	(127,730)	(b)(iv)	127,730	(136,434)
Accumulated other comprehensive income	37,252	2,697	(b)(iv)	(2,697)	37,252

Total shareholders' equity	661,894	130,085		(88,124)	703,855

Total liabilities, shareholders' equity and minority interest	965,374	238,934		(79,544)	1,124,764

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

6.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA (Continued)

  Pro forma results of operations for the year ended December 31, 2007 in accordance with US GAAP

		$
Net loss as reported under US GAAP as per 2007 consolidated financial statements
Rusoro net loss		(46,572)
Gold Reserve net loss		(13,828)
PMG net loss for the eleven months ended November 30, 2007 in accordance with US GAAP		(74,211)
Mena net loss from January 1, 2007 to March 5, 2007 in accordance with US GAAP(1)		(134)
Additional depletion expense on mineral properties, and property, plant and equipment	4(b)(i)	(20,268)
Foreign exchange impact on balances due to shareholders	4(b)(ii)	56,306
Income tax impact of the above adjustments		6,891

Pro forma net loss — US GAAP		(91,816)

Other comprehensive loss
Foreign currency translation adjustments		37,251
Unrealized gain on available-for-sale securities		671

		37,922

Pro forma comprehensive loss		(53,894)

Loss per share — basic and diluted		(0.20)

Comprehensive loss per share — basic and diluted		(0.11)

  (1)
  For the Mena net loss from January 1, 2007 to March 5, 2007, there are no differences between US GAAP and Canadian GAAP.

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

6.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA (Continued)

  The pro forma financial information can be reconciled as follows:

		As at December 31, 2007
		$
Total pro forma assets
Under Canadian GAAP		1,165,914
Exploration costs capitalized for Canadian GAAP	6(a)(i)	(41,150)

Under US GAAP		1,124,764

Total pro forma liabilities
Under Canadian GAAP		390,323
Convertible notes	6(a)(ii)	28,270

Under US GAAP		418,593

Pro forma minority interest under Canadian and US GAAP		2,316

Total pro forma shareholders' equity
Under Canadian GAAP		773,275
Convertible notes	6(a)(ii)	(28,270)
Adjustments to mineral property cost, net of tax	6(a)(i)	(41,150)

Under US GAAP		703,855

		Year ended December 31, 2007
		$
Loss on a pro forma basis under Canadian GAAP		(76,199)
Write-off of deferred mineral property costs	6(a)(i)	(15,618)

Net loss on a pro forma basis under US GAAP		(91,817)

  (a)
  Significant differences between Canadian GAAP pro forma information and US GAAP pro forma information reflect the undernoted.

  (i)
  Mineral properties — exploration costs and depletion

      Under Canadian GAAP, resource property acquisition costs and exploration costs may be deferred and amortized to the extent they meet certain criteria. Capitalized costs under Canadian GAAP are amortized on a unit-of-production basis based on proven, probable and possible reserves.

      Under US GAAP, exploration costs must be expensed as incurred unless the resource properties have proven and probable reserves at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit-of-production

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

6.     DIFFERENCES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES BETWEEN CANADA AND THE UNITED STATES OF AMERICA (Continued)

      basis based on proven and probable reserves. An additional depletion and exploration expense is required to be recognized under US GAAP.

    (ii)
    Convertible notes

      Under Canadian GAAP, convertible notes are allocated between their equity and debt component parts. The debt component is accreted to face value of the notes over their term.

      Under US GAAP, the notes are classified as a liability, net of issuance costs, and accreted to the face value over the term of the notes.

  (b)
  Gold Reserve assumptions

  (i)
  The assumption that Rusoro acquires 100% of the outstanding Class A common shares and equity units of Gold Reserve as a result of the Offer. As per Note 2, this gives rise to a decrease to fair value of assets and related future income tax liabilities as follows:

$
Property, plant and equipment	(37,281)
Mineral properties	(42,263)

(79,544)
Book value of assets	130,085

Total purchase consideration	50,541

    (ii)
    The pro forma adjustment reflects the issuance of 170,696,373 common shares of Rusoro in connection with the Offer;

    (iii)
    The pro forma condensed consolidated financial statements include information from the financial statements reconciled to US GAAP of Gold Reserve as at December 31, 2007 and the year ended December 31, 2007. It has been assumed that asset classifications are consistent with those used by Rusoro in their presentation and that Gold Reserve's accounting policies conform to those of Rusoro;

    (iv)
    These pro forma adjustments eliminate the historical equity accounts of Gold Reserve;

    (v)
    This assumption provides for the recording of Rusoro's expenses of the transaction totaling $8.6 million; and

    (vi)
    The pro forma condensed consolidated financial statements assume that none of the stock options of Gold Reserve that were outstanding were exercised pursuant to the transaction.

RUSORO MINING LTD.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

7.     SUPPLEMENTARY INFORMATION

  (a)
  Book value per share(1)

	Rusoro and Gold Reserve
	September 30, 2008	December 31, 2007
	$	$
In accordance with
Canadian GAAP	1.53	1.65
US GAAP	N/A	1.53

    (1)
    Calculated based on common shares outstanding at the respective dates. Book value is determined by deducting total liabilities from total tangible assets.

  (b)
  Ratio of earnings to fixed charges

	Rusoro and Gold Reserve
	September 30, 2008	December 31, 2007
In accordance with
Canadian GAAP
Ratio	(7.13)	—
Deficiency	$(79,085)	$(87,075)
US GAAP
Ratio	N/A	—
Deficiency	N/A	$(102,693)

 SCHEDULE B

CERTAIN INFORMATION REGARDING THE DIRECTORS AND
EXECUTIVE OFFICERS OF RUSORO

        Set forth in the table below is the name, country of citizenship, position(s) with Rusoro, current principal occupation and principal occupation during the past five years of each director and executive officer of Rusoro, as well as the period(s) during which each has served as a director of Rusoro.

        In the past five years, to the best knowledge of Rusoro, none of the persons listed below or the persons controlling Rusoro, if and as applicable, (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such officer, director or person from future violations of, or prohibiting activities subject to, U.S. federal or U.S. state securities laws, or a finding of any violation of U.S. federal or U.S. state securities laws.

Name and Country of Citizenship	Position with Rusoro and Period(s) Served	Current Principal Occupation and during the Past Five Years
Vladimir Agapov Russia	Non-Executive Chairman and Director (November 2006 – present)	Currently, Chairman and a Director of Rusoro. Mr. Vladimir Agapov has been actively involved in the business of Rusoro since the beginning. In particular, Mr. V. Agapov leads the coordination of relations with the Venezuelan government and its various ministries. Since 2002 Mr. V. Agapov has been serving as a director of Worldwide Charter Inc., of 30 Pistcovaya ul, Moscow, Russia, which charters both Western and Russian airlines for passenger and cargo transportation worldwide. From January 2004 until October 2006, Mr. V. Agapov was the President of Ruscaolin, a company located at Piso 6, Urb. El Rosal, Caracas, Venezuela.
Andre Agapov Russia	Chief Executive Officer and Director (May 2007 – present)
Currently, Chief Executive Officer and a Director of Rusoro. In 2002 Mr. Agapov founded Grupo Agapov, with an address of Av. Francisco de Miranda, Piso 6, Caracas, Venezuela and over the next four years embarked on an aggressive exploratory drilling program while developing strong political ties in Venezuela. In November 2006, Mr. Agapov took this company public, engineering a reverse takeover of a Canadian company and creating Rusoro. A year later, he negotiated the purchase of Gold Field's Venezuelan assets transforming Rusoro from gold exploration to gold producer. Mr. A. Agapov served as CEO and Director of both Mineria MS and Ruscaolin, located at Piso 6, Urb. El Rosal, Caracas, Venezuela from September 2002 until October 2006.

Name and Country of Citizenship	Position with Rusoro and Period(s) Served	Current Principal Occupation and during the Past Five Years
George Salamis Canada	President and Director (September 2007 – present)	Currently, President and a Director of Rusoro. For more than the past five years, Mr. Salamis has been the President of Sierra Mining Consulting, a mining consulting firm, with an address of 3455 Anne Macdonald Way, North Vancouver, British Columbia and for more than the past five years, Mr. Salamis has held senior management positions with well-established mining companies, including Placer Dome Inc. and Cameco Corporation, whose respective addresses are 1600-1055 Dunsmuir Street Vancouver, British Columbia and 100 University Avenue, Suite 400, Toronto, Ontario.
Gary Warnecke United States	Chief Financial Officer (May 2008 – present)
Currently, Chief Financial Officer of Rusoro. Mr. Gary Warnecke is a U.S. Certified Public Accountant who moved to Venezuela in 2006 to work with Grupo Agapov, located at Av. Francisco de Miranda, Piso 6, Caracas, Venezuela, and was an essential part of the Grupo Agapov team in the Grupo Agapov Merger. More recently Mr. Warnecke has been working as Rusoro's internal auditor and leads the transition team which was put in place to merge Rusoro's Venezuelan operations with the operations acquired in the GFN Business Combination. Mr. Warnecke became the Chief Financial Officer of Rusoro in May 2008. Prior to joining Rusoro, Mr. Warnecke was the Chief Financial Officer of GRIF Management Inc., from July 2003 until January 2006, located at 4767 New Broad Street, Orlando Florida.
Jay Kaplowitz United States	Director (November 2006 – present)
Currently, a Director of Rusoro. For more than the past five years, Mr. Kaplowitz has been the Managing Member of Gersten Savage LLP, a law firm with an address of 600 Lexington Avenue, New York, New York.

Name and Country of Citizenship	Position with Rusoro and Period(s) Served	Current Principal Occupation and during the Past Five Years
Gordon Keep Canada	Director (November 2006 – present) Secretary (November 2006)	Currently, a Director of Rusoro. Mr. Keep has wide business experience as an investment banker and has held several senior positions. From April 1987 until October 1997 he was the vice president of corporate finance in the natural resource group of Yorkton Securities Inc. located at 550 Burrard Street, Suite 500, Vancouver, British Columbia, and from September 1997 until March 2004 he was senior vice president and a director of Lions Gate Entertainment Corp. located at 2200-1055 West Hastings Street, Vancouver, British Columbia. Mr. Keep was Managing Director of Corporate Finance at Endeavour Financial Corporation, an investment banking firm that specializes in the mining and mineral industries, from January 2001 to July 2007 and located at 3123 - 595 Burrard Street, Vancouver, British Columbia. Mr. Keep is currently Executive Vice-President of Fiore Financial Corporation of 3123 - 595 Burrard Street, Vancouver, British Columbia and has been since August 2007.
Dmitry Ushakov Russia	Director (November 2006 – present)
Currently, a Director of Rusoro. Mr. Dmitry Ushakov has been serving as Counsel to the President of Rosbank located Masha Poryvaeva St., P.O. Box 208, Moscow, Russia, since June 2008. Prior to this time Mr. Ushakov was General Counsel to the President with the Coordination Counsel of Russian Employers located in Moscow, Russia from February 2004 until June 2008. From January 1998 to May 2007, Mr. Ushakov served on the Board of Directors of Interros Holding Company located at 9, Bolshaya Yakimanka St., Moscow, Russia, a company which owns Norilsk Nickel and Polyus Gold and from September 2001 until February 2004, Mr. Ushakov was the General Director and a Board Member for Argos, an investment company located at 9, Bolshaya Yakimanka St., Moscow, Russia.

Name and Country of Citizenship	Position with Rusoro and Period(s) Served	Current Principal Occupation and during the Past Five Years
Abraham N. Stein United States	Director (November 2006 – present)	Currently, a Director of Rusoro. Mr. Abraham N. Stein has been one of the Managing Directors for East Wind Advisors, LLC, located at 295 Madison Avenue, 26th Floor, New York since January 2006 and the Managing Member of Protean Properties & Development LLC since July 2003, located at 225 West 139th Street, Suite 1, New York. Prior to his current positions, Mr. Stein was an investment banker at Bear, Stearns & Co., Inc. from May 1992 to December 2005, located at 383 Madison Avenue, New York.
Hon. John D. Reynolds, P.C. Canada	Director (November 2006 – present)
Currently, a Director of Rusoro. Mr. John Reynolds has served as both an MLA in British Columbia from 1983 to 1991 and as a Member of Parliament in Ottawa, Ontario in 1972 to 1977 and then from 1997 to 2006. Prior to his recent retirement from Federal politics Mr. Reynolds was the Official Opposition House Leader for the Conservative Caucus. Previously he had been Leader of the Opposition in the House of Commons for the Canadian Alliance Caucus. Mr. Reynolds is currently a Member of the Queen's Privy Council for Canada and has been a Senior Strategic Advisor for the law firm Lang Michener LLC, located at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, since March 2006. Mr. Reynolds is also currently a director of three mineral exploration companies listed on the Exchange, Calibre Mining Corp. of 1250 - 999 West Hastings Street, Vancouver, British Columbia, Svit Gold Corp. of 3123 - 595 Burrard Street, Vancouver, British Columbia and Terrane Metals Corp. of Suite 1500 - 999 West Hastings Street, Vancouver, British Columbia, and President of Gainey Consultants Inc. located at 1239 St. Andrews Road, Gibsons, British Columbia since January 2006.

Name and Country of Citizenship	Position with Rusoro and Period(s) Served	Current Principal Occupation and during the Past Five Years
Peter Hediger Switzerland	Director (November 2006 – present)	Currently, a Director of Rusoro. Mr. Peter Hediger has been employed by MFC Merchant Bank S.A. of Kasernenstrasse 1, 9100 Herisau, Switzerland since its integration with MFC Securities (Schweiz) AG in 1998, at which time Mr. Hediger was a Vice President. Mr. Hediger held the position of General Manager of MFC Merchant Bank S.A. from January, 2004 until his departure in February 2008. Prior to that he held the positions of Deputy General Manager, First Vice-President and Vice-President with MFC Merchant Bank S.A. Since February 2008, Mr. Hediger has been a self-employed consultant working in Switzerland advising Banks and Corporations in the finance sector.

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NOTICE TO GOLD RESERVE EQUITYHOLDERS IN THE UNITED STATES
NOTICE TO ALL GOLD RESERVE EQUITYHOLDERS
NOTICE TO HOLDERS OF GOLD RESERVE OPTIONS AND GOLD RESERVE NOTES
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING GOLD RESERVE
REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
CURRENCY EXCHANGE RATE INFORMATION
NOTE CONCERNING MINERAL RESOURCE CALCULATIONS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE OFFER
SUMMARY OF THE OFFER
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
GLOSSARY
OFFER
CIRCULAR
CONSENT OF BLAKE, CASSELS & GRAYDON LLP
CONSENT OF ANFIELD SUJIR KENNEDY & DURNO
CONSENT OF GRANT THORNTON LLP
CONSENT OF ESPIÑEIRA, SHELDON Y ASOCIADOS
CERTIFICATE
SCHEDULE B CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF RUSORO